UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2)
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

IOMAI CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock of Iomai Corporation, par value $.01 per share (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies:
25,601,344 shares of Common Stock outstanding as of May 9, 2008
2,202,139 shares of Common Stock to be acquired on exercise of warrants, outstanding as of May 9, 2008
4,404,876 options to purchase shares of Common Stock, outstanding as of May 9, 2008

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined by multiplying 0.0000393 by the sum of: (A) the product of (i) 25,601,344 outstanding shares of Common Stock and (ii) the merger consideration of $6.60 per share, (B) the product of (i) warrants to purchase 2,202,139 shares of Common Stock and (ii) $1.35 per share, which is the difference between the merger consideration per share of $6.60 and the weighted average exercise price per share, and (C) the product of (i) the product of (i) options to purchase 4,404,876 shares of Common Stock and (ii) $3.795 per share, which is the difference between the merger consideration per share of $6.60 and the weighted average exercise price per share.

(4)	Proposed maximum aggregate value of transaction:

$188,658,262

(5)	Total fee paid:

$7,415

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

IOMAI CORPORATION
20 Firstfield Road
Gaithersburg, Maryland 20878

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

[ • ], 2008

Dear Stockholder:

You are cordially invited to attend the Special Meeting of stockholders of Iomai Corporation (“Iomai”) to be held on [ • ], 2008, at [ • ] local time, at [ • ].

At the Special Meeting, you will be asked to vote to approve the merger (the “Merger”) of Zebra Merger Sub, Inc., a wholly-owned subsidiary of Intercell AG, with and into Iomai, pursuant to an Agreement and Plan of Merger dated as of May 12, 2008 (the “Merger Agreement”). If the Merger is completed, Iomai’s stockholders will have the right to receive $6.60 in cash, without interest, for each share of Iomai common stock they own. Prior to the closing of the Merger, stockholders representing [ • ]% of the outstanding shares of Iomai common stock as of [ • ], 2008, the record date for the Special Meeting, will exchange their shares of Iomai common stock, at a $6.60 per share value, for shares of Intercell common stock.

Your board of directors, by unanimous vote and after careful consideration, (i) has approved and adopted the Merger Agreement, including the Merger and the other transactions contemplated thereby, (ii) has determined that the terms of the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Iomai and its stockholders, (iii) recommends that Iomai stockholders vote “FOR” approval and adoption of the Merger Agreement and (iv) recommends that Iomai stockholders vote “FOR” the approval of any proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of approval and adoption of the Merger Agreement at the time of the Special Meeting.

Your vote is important. We cannot complete the Merger unless, among other things, the holders of a majority of the common stock outstanding and entitled to vote at the Special Meeting vote to approve the Merger Agreement. Failure to submit a signed proxy card or to vote by telephone, via the internet or in person at the Special Meeting will have the same effect as a vote against the approval and adoption of the Merger Agreement. Whether or not you plan to attend the Special Meeting, please take the time to vote by completing the enclosed proxy card and mailing it to us or, if you prefer, vote by telephone or via the internet by following the telephone and internet voting instructions described on the enclosed proxy card (or voting instruction form). Only holders of record of Iomai common stock at the close of business on [ • ], 2008 will be entitled to vote at the Special Meeting.

In connection with the Merger Agreement, certain Iomai stockholders, including our executive officers, who own, in the aggregate, approximately [ • ]% of the shares of outstanding Iomai common stock as of the record date, entered into a Voting Agreement with Intercell. Pursuant to the Voting Agreement, each stockholder party to such agreement has agreed, subject to limited exceptions, to vote all shares of Iomai common stock that it owns as of the record date, in favor of adoption of the Merger Agreement. The shares of Iomai common stock subject to the Voting Agreement constitute a majority of the common stock outstanding and entitled to vote at the Special Meeting and therefore will satisfy the minimum vote necessary to approve and adopt the Merger Agreement at the Special Meeting. If the Merger Agreement is terminated in accordance with its provisions, the Voting Agreement will also terminate.

This proxy statement explains the proposed Merger and the Merger Agreement, and provides specific information concerning the Special Meeting. Please review this document carefully.

Sincerely,

Stanley C. Erck
President and Chief Executive Officer

This proxy statement is dated [ • ], 2008, and is first being mailed to Iomai stockholders on or about [ • ], 2008.

IOMAI CORPORATION
20 Firstfield Road
Gaithersburg, Maryland 20878
Telephone: (301) 556-4500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be Held on [ • ], 2008

Dear Stockholders:

We will hold a Special Meeting of Stockholders of Iomai Corporation, a Delaware corporation (“Iomai”), at [ • ], on [ • ], 2008, at [ • ] local time, to consider and vote upon the following:

1.	A proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 12, 2008, among Intercell AG, a joint stock corporation incorporated under the laws of the Republic of Austria, Zebra Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Intercell AG, and Iomai (the “Merger Agreement”), providing for a Merger (the “Merger”) in which, among other things, each share of Iomai common stock, par value $.01 per share, (other than shares of Iomai common stock held by Intercell, Zebra Merger Sub, Inc. or their affiliates immediately prior to the Merger or shares held by stockholders who are entitled to and properly exercise appraisal rights under Delaware law), will be converted into the right to receive $6.60 in cash, without interest;

2.	A proposal to adjourn or postpone the Special Meeting to a later time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger Agreement; and

3.	Such other proposals, if any, as may properly be brought before the Special Meeting or any adjournment or postponement thereof.

We will transact no other business at the Special Meeting except such business as may properly be brought before the Special Meeting or any adjournments or postponements thereof.

The record date for the purpose of determining the stockholders who are entitled to receive notice of and to vote at the Special Meeting is [ • ], 2008. Only holders of record of Iomai common stock at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF IOMAI COMMON STOCK ENTITLED TO VOTE IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT. Pursuant to a Voting Agreement entered into with Intercell, certain Iomai stockholders, including our executive officers, who own, in the aggregate, approximately [ • ]% of the outstanding shares of Iomai common stock as of the record date, have agreed, subject to limited exceptions, to vote all of their shares in favor of the adoption of the Merger Agreement. The shares of Iomai common stock subject to the Voting Agreement constitute a majority of the common stock outstanding and entitled to vote at the Special Meeting and therefore will satisfy the minimum vote necessary to approve and adopt the Merger Agreement at the Special Meeting. If the Merger Agreement is terminated in accordance with its provisions, the Voting Agreement will also terminate.

This proxy statement describes the proposed Merger and the Merger Agreement and the actions to be taken in connection with the Merger and provides additional information about the parties involved. Please give this information your careful attention.

Under applicable provisions of Delaware law, Iomai stockholders have the right to dissent from the Merger and obtain payment in cash of the fair value of their shares of Iomai common stock, as determined by the Delaware Chancery Court. Any stockholder seeking to assert appraisal rights will be required to give written notice, before the stockholders vote on whether to approve the Merger Agreement, of the stockholder’s intent to demand payment pursuant to statutory appraisal rights, and to comply with the requirement to not vote to approve and adopt the Merger Agreement.

YOUR BOARD OF DIRECTORS, BY UNANIMOUS VOTE AND AFTER CAREFUL CONSIDERATION, (I) HAS APPROVED AND ADOPTED THE MERGER AGREEMENT, INCLUDING THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, (II) HAS DETERMINED THAT THE TERMS OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF IOMAI AND ITS STOCKHOLDERS, (III) RECOMMENDS THAT IOMAI

STOCKHOLDERS VOTE “FOR” APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND (IV) RECOMMENDS THAT IOMAI STOCKHOLDERS VOTE “FOR” THE APPROVAL OF ANY PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE TIME OF THE SPECIAL MEETING.

If you plan to attend the Special Meeting in person, please be aware that seating may be limited. Registration and seating will begin at [ • ]. Please bring valid picture identification, such as a driver’s license or passport. You may be required to provide this identification upon entry to the meeting. Stockholders holding stock in brokerage accounts (“street name” holders) will also need to bring a copy of a brokerage statement reflecting their stock ownership as of the record date. Cameras, cell phones, recording devices and other electronic devices will not be permitted at the Special Meeting.

Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid return envelope or, if you prefer, vote by telephone or via the internet by following the telephone and internet voting instructions described on the enclosed proxy card (or voting instruction form). You may revoke the proxy at any time prior to its exercise in the manner described in this proxy statement. Any stockholder present at the Special Meeting, including any adjournments or postponements of it, may revoke any previously-granted proxy and vote personally on the proposal to approve and adopt the Merger Agreement. Executed proxy cards that are not marked with any instructions, and proxies submitted by telephone or via the internet without instructions, will be voted for the approval and adoption of the Merger Agreement and for the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return a properly-signed proxy card or to vote via telephone, the internet or in person at the Special Meeting, your shares effectively will be counted as a vote against the approval and adoption of the Merger Agreement.

PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

By order of the board of directors,
Sincerely,

Russell P. Wilson
Senior Vice President, Chief Financial Officer,
General Counsel & Secretary

[ • ], 2008

Preliminary Copy

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and may not contain all the information that is important to you. You should carefully read this entire proxy statement and the other documents to which we have referred you. See “Where You Can Find Additional Information” on page 58. Each item in this summary refers to the page of this document on which the applicable subject is discussed in more detail.

•	Overview

You are being asked to vote to approve a merger agreement (the “merger agreement”) that provides for the acquisition of Iomai Corporation (“Iomai,” the “company,” “we,” “us,” “our,” or “ours”) by Intercell AG, a joint stock corporation incorporated under the laws of the Republic of Austria (“Intercell”). The proposed transaction is to be accomplished through a merger of Zebra Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Intercell (“Merger Sub”), with and into Iomai, with Iomai surviving, which we refer to as the “merger.”

•	The Companies (see page 11)

Iomai Corporation, 20 Firstfield Road, Gaithersburg, Maryland 20878, Telephone: (301) 556-4500 (see page 11). Iomai is a biopharmaceutical company focused on the discovery, development and commercialization of vaccines and immune system stimulants delivered to the skin via a novel, needle-free technology called transcutaneous immunization.

Intercell AG, Campus Vienna Biocenter 6, 1030 Vienna, Austria, Telephone: +43 1 20620 0 (see page 11). Intercell, a joint stock corporation incorporated under the laws of the Republic of Austria, is a leading, vaccine-focused biotechnology company, that designs and develops vaccines for the prevention and treatment of infectious diseases with substantial unmet medical need. Intercell’s common stock is traded on the Vienna Stock Exchange under the symbol “ICLL.”

Zebra Merger Sub, Inc., c/o Intercell AG, Campus Vienna Biocenter 6, 1030 Vienna, Austria, Telephone: +43 1 20620 0 (see page 11). Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Intercell. Merger Sub was formed solely for the purpose of facilitating the acquisition of Iomai by Intercell.

•	Our Reasons for the Merger (see page 18)

Our board of directors carefully considered the terms of the merger and the other strategic alternatives available to our company in deciding to enter into the merger agreement (which contemplates the related share exchange) and to recommend that stockholders vote FOR approval and adoption of the merger agreement.

For a description of the reasons considered by our board of directors, see “Reasons for the Recommendation of our Board of Directors” on page 18.

•	Recommendation of our Board of Directors (see page 18)

Our board of directors has unanimously determined that the terms of the merger agreement and the transactions described in the merger agreement are advisable, fair to, and in the best interests of, Iomai and our stockholders. Our board of directors unanimously recommends that our stockholders vote FOR the approval and adoption of the merger agreement and FOR the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.

•	Opinion of Cowen and Company, LLC (see page 21)

Cowen and Company, LLC (“Cowen”) rendered an oral opinion to our board of directors, which was subsequently confirmed in writing, that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in its written opinion dated May 12, 2008, the $6.60 in cash per share of our common stock to be received by the holders of our common stock (other than Intercell and its affiliates and the holders of our common stock party to the share exchange agreement) pursuant to the merger agreement was fair, from a financial point of view, to such holders. While Cowen provided a written fairness opinion to our board of directors, Iomai did not have a financial advisor with regard to the proposed merger.

The full text of the written opinion of Cowen, dated May 12, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Cowen provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction. The Cowen opinion is not a recommendation as to how any holder of our common stock should vote with respect to the merger. Pursuant to an engagement letter with Cowen, we have agreed to pay Cowen a customary fee for rendering its opinion, all of which became payable upon delivery of Cowen’s opinion to our board of directors.

•	The Special Meeting (see page 12)

•	Date, Time and Place (see page 12). The special meeting of our stockholders will be held on [ • ], 2008, at [ • ] local time, at [ • ]. At the special meeting, our stockholders will be asked to approve and adopt the merger agreement.

•	Record Date, Voting Power (see page 12). Our stockholders are entitled to vote at the special meeting if they are shown by our records to have owned shares of our common stock as of the close of business on [ • ], 2008, the record date. On the record date, there were [ • ] shares of our common stock entitled to vote at the special meeting. Common stockholders will have one vote at the special meeting for each share of our common stock that they owned on the record date.

•	Vote Required (see page 12). The approval and adoption of the merger agreement requires the affirmative vote of stockholders holding at least a majority of shares of our common stock outstanding at the close of business on the record date. Pursuant to a voting agreement entered into with Intercell, certain Iomai stockholders, including our executive officers, who own, in the aggregate, approximately [ • ]% of the outstanding shares of our common stock as of the record date, have agreed, subject to limited exceptions, to vote all of their shares in favor of the approval and adoption of the merger agreement. The shares of Iomai common stock subject to the voting agreement constitute a majority of the common stock outstanding and entitled to vote at the special meeting and therefore will satisfy the minimum vote necessary to approve and adopt the merger agreement at the special meeting. If the merger agreement is terminated in accordance with its provisions, the voting agreement will also terminate.

•	Voting and Revocability of Proxies (see page 13). We are asking our stockholders to complete, date and sign the accompanying proxy card and promptly return it in the pre-addressed accompanying envelope or, if you prefer, you can vote by telephone or via the internet by following the relevant instructions described on the enclosed proxy card or voting instruction form received from any broker, bank or other nominee that may hold shares of our common stock on your behalf. Brokers or banks holding shares in “street name” may vote the shares on our merger proposal only if the stockholder provides instructions on how to vote. Brokers or banks will provide stockholders for whom they hold shares with directions on how to give instructions to vote the shares. All properly submitted proxies that we receive before the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated on a properly submitted proxy, then the underlying shares will be voted FOR the approval and adoption of the merger agreement and FOR the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Failure to submit a signed proxy card or to vote by telephone, via the internet or in person at the special meeting will have the same effect as a vote against approval and adoption of the merger agreement. The adjournment or postponement proposal requires that holders of more of our shares of common stock vote in favor of the proposal than vote against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the adjournment or postponement proposal. No proxy that is specifically marked AGAINST the proposal to approve and adopt the merger agreement will be voted in favor of the adjournment or postponement proposal, unless it is specifically marked FOR the discretionary authority to adjourn or postpone the special meeting to a later date.

We do not expect any other business to come before the special meeting. If other business properly comes before the special meeting, then the persons named as proxies will vote in accordance with their judgment.

A stockholder may revoke a previously-given proxy at any time prior to its use by delivering a signed notice of revocation or a later-dated, signed proxy to Iomai’s Secretary or by submitting a later-dated proxy instruction by telephone or via the internet. In addition, a stockholder may revoke a previously-given proxy by delivering, on the day of the special meeting, a signed notice of revocation or a later-dated signed proxy to the Secretary of Iomai. A stockholder also may revoke a previously-given proxy by attending the special meeting and voting in person. A stockholder’s attendance at the special meeting does not in itself result in the revocation of a previously-given proxy or cause the stockholder’s shares to be voted.

•	Solicitation of Proxies and Expenses (see page 13). We will bear the cost and expense associated with our solicitation of proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from our stockholders by telephone, internet, facsimile or other electronic means or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

•	The Merger (see page 14)

•	The Merger Agreement (see page 40); Structure of the Merger (see page 36). The merger agreement being submitted for our stockholders’ approval and adoption as described in this proxy statement relates to the proposed acquisition of our company by Intercell. If the merger is completed, Merger Sub, a wholly-owned subsidiary of Intercell, will be merged with and into Iomai, we will become a wholly-owned subsidiary of Intercell and our outstanding shares will be converted into the right to receive the cash consideration described below (see page 37). Among other things, the merger agreement contains detailed representations and warranties made by us to Intercell, covenants regarding the conduct of our business pending completion of the merger, consents and approvals required for and conditions to the completion of the merger, our ability to consider other acquisition proposals and terms of interim financing that may be provided by Intercell to Iomai.

•	Consideration (see page 37). With effect from the closing of the merger, our stockholders will be entitled to receive, for each share of our common stock they hold, $6.60 in cash, without interest, other than shares subject to the share exchange described below (see page 52). The payments due to our stockholders, as well as to certain holders of our stock options or warrants as described below, may be reduced by the amount of any required tax withholding.

•	Stock Options (see page 37). Under the merger agreement, each outstanding stock option issued under our 1998 Stock Option Plan and 1999 Stock Incentive Plan (whether or not then vested or exercisable), will be fully vested and exercisable no less than 30 days prior to the effective time of the merger, and upon the consummation of the merger, to the extent not exercised prior to the effective time of the merger, will be cancelled and terminated and, in consideration of such cancellation and termination, Intercell will, or will cause Iomai as the surviving corporation to, promptly, and in no event later than three business days after the effective time of the merger, pay to such holders of options, an amount in respect thereof equal to the product of (i) the excess, if any, of $6.60 over the exercise price of each such option multiplied by (ii) the number of shares of common stock issuable upon exercise of the option. No payments will be made with respect to stock options that have per share exercise prices above $6.60.

Under the merger agreement, each outstanding stock option issued under our 2005 Incentive Plan that is scheduled to vest prior to the effective time of the merger, will be exercisable prior to the effective time of the merger, and upon the consummation of the merger, to the extent not exercised prior to the effective time of the merger, will be cancelled and terminated and, in consideration of such cancellation and termination, Intercell will replace such option with a fully vested option to purchase shares of Intercell common stock, which will be exercisable during specific exercise windows as provided by Intercell’s Employee Stock Option Plan. For each outstanding stock option issued under our 2005 Incentive Plan that is unvested by its terms as of the effective time of the merger, upon the consummation of the merger, such option will be cancelled and terminated and, in consideration of such cancellation and termination, Intercell will replace such option with an unvested option to purchase shares of Intercell common stock, with the same vesting schedule the cancelled and terminated option had under Iomai’s 2005 Incentive Plan. The exercise price and number of shares subject to all such options to purchase Intercell common stock will be determined consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D). The method of determining the exercise price and number of shares under the Intercell option is described in more detail in “Treatment of Our Stock Options and Warrants” on page 37. Iomai, as the surviving corporation, will treat such options to purchase shares of Intercell common stock for tax reporting and withholding purposes in accordance with the regulations and other applicable guidance under Section 409A of the Internal Revenue Code. Under the terms of our 2005 Incentive Plan, for options held by our non-employee directors, each outstanding option to purchase our common stock, to the extent not exercised prior to the effective time of the merger, whether vested or unvested, will be cancelled and terminated and will thereafter represent the right to receive, in consideration for such cancellation, a cash payment equal to the excess, if any, of the $6.60 per share merger consideration over the per share option exercise price, multiplied by the number of shares of our common stock subject to the option.

The payments due to the holders of Iomai stock options may be reduced by the amount of any required tax withholding.

Upon the consummation of the merger, our 1998 Stock Option Plan, 1999 Stock Incentive Plan and 2005 Incentive Plan will terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Iomai will be cancelled.

•	Warrants (see page 37). Under the merger agreement, upon the consummation of the merger, each outstanding warrant to purchase common stock will only represent the right to receive cash consideration, without interest, in an amount equal to the product of (i) the excess, if any, of $6.60 over the exercise price of each such warrant multiplied by (ii) the number of shares of common stock issuable upon exercise of the warrant. Following the merger, Intercell will, or will cause Iomai as the surviving corporation to, honor the obligation to pay such amounts under the warrants. No payment will be made with respect to warrants that have per share exercise prices equal to or greater than $6.60.

•	Anticipated Closing (see page 37). We expect the merger to take effect promptly after the approval and adoption of the merger agreement by our stockholders and after all other conditions to the merger have been satisfied or waived. At present, we anticipate that the closing will occur by the end of the third quarter of 2008.

•	Interests of Our Directors and Executive Officers in the Merger (see page 29)

In considering the recommendation of our board of directors to vote for the proposal to approve the merger agreement, you should be aware that some of our directors and executive officers have personal interests in the merger that are, or may be, different from, or in addition to, your interests. We currently have agreements in place with Stanley C. Erck, Russell P. Wilson and Gregory M. Glenn that provide severance, which are described in more detail in “The Merger – Interests of Our Directors and Executive Officers in the Merger” on page 29. Upon completion of the merger, (i) each outstanding option to purchase shares of our common stock issued under our 1998 Stock Option Plan and 1999 Stock Incentive Plan that is held by our executive officers and our directors and (ii) each outstanding option to purchase shares of our common stock issued under our 2005 Incentive Plan that is held by our non-employee directors will, whether or not it is vested, be cancelled and terminated in exchange for a cash payment equal to the excess, if any, of the $6.60 per share merger consideration over the per share option exercise price, multiplied by the number of shares of our common stock subject to the option. No payments will be made with respect to such stock options described above that have per share exercise prices above $6.60. Upon completion of the merger, each unexercised outstanding option to purchase shares of our common stock issued under our 2005 Incentive Plan that is held by our executive officers will be cancelled and terminated in exchange for an option to purchase shares of Intercell common stock. After completion of the merger, the vesting and exercisability of options to purchase shares of Intercell common stock held by our executive officers upon termination of such officers’ employment is governed by agreements we have in place with such officers, which are described in more detail in “The Merger — Interests of Our Directors and Executive Officers in the Merger” on page 29. The terms of the merger agreement also provide for the continuation of indemnification rights (for actions both before and after the merger) and liability insurance coverage for our current and former directors and executive officers. Our board of directors was aware of these interests and considered them, among other matters, when approving the merger agreement. For a more complete description, see “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 29.

•	Shares Owned by Our Directors and Executive Officers (see page 55). Pursuant to a voting agreement with Intercell, certain Iomai stockholders, including our executive officers and New Enterprise Associates (and its related entities), which is an affiliate of M. James Barrett, the chairman of our board, have agreed to vote any shares of our common stock they own on the record date in favor of the merger agreement and to take or refrain from taking certain related actions. A copy of the voting agreement is included in this proxy statement as Annex B. All of our executive officers and directors who own shares of our common stock on the record date will be entitled to vote their shares at the special meeting. On [ • ], 2008, the record date, our directors and executive officers beneficially owned and were entitled to vote shares of our common stock representing approximately [ • ]% of the shares of our common stock outstanding on that date. Additionally, New Enterprise Associates (and its related entities), which is an affiliate of M. James Barrett, the chairman of our board, has entered into a share exchange agreement, whereby it agreed to, among other things, exchange all shares of Iomai common stock held by it into shares of Intercell common stock, prior to the effective time of the merger. A copy of the share exchange agreement is included in this proxy statement as Annex C. For a more complete description of the voting agreement and the share exchange, see “Share Exchange and Voting Agreements” beginning on page 52.

•	Share Exchange and Voting Agreements (see pages 52-53)

Iomai stockholders owning an aggregate of [ • ]% of our outstanding common stock as of the record date, have entered into a share exchange agreement with Intercell, whereby each such stockholder has agreed to, among other things, exchange all shares of Iomai common stock held by such stockholder into shares of Intercell common stock prior to the effective time of the merger. Each share of Iomai common stock held by such stockholder will be exchanged for the number of shares (rounded to the nearest whole share) of Intercell common stock equal to $6.60 divided by the closing sale price for Intercell common stock on the Vienna Stock Exchange on the closing date of the share exchange (with such closing price being converted from Euros to U.S. Dollars). Iomai stockholders owning an aggregate of [ • ]% of our outstanding common stock as of the record date have entered into a voting agreement with Intercell, whereby each such stockholder has agreed to vote any shares of our common stock owned by such stockholder on the record date in favor of the merger agreement and to take or refrain from taking certain related actions.

A copy of the voting agreement is included in this proxy statement as Annex B and a copy of the share exchange agreement is included in this proxy statement as Annex C. For a more complete description, see “Share Exchange and Voting Agreements” beginning on page 52.

•	Material U.S. Federal Income Tax Consequences of the Merger (see page 34)

The receipt of $6.60 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, for U.S. federal income tax purposes, you will generally recognize a capital gain or loss as a result of the merger with respect to each of your shares measured by the difference, if any, between $6.60 per share you receive and your adjusted tax basis in that share. Generally, your adjusted tax basis in a share is the amount you paid for it.

The receipt of cash in exchange for outstanding stock options or warrants will be a taxable transaction for U.S. federal income tax purposes. A holder of warrants will generally recognize a capital gain or loss equal to the difference between the amount of cash the holder receives and the adjusted tax basis, if any, of such holder in the warrants surrendered. Holders of stock options will generally recognize ordinary income (subject to income tax and employment tax withholding, in the case of an option granted in connection with employment) equal to the amount of cash they receive in respect of the surrendered stock options. In the case of a stock option holder who exercises an option in connection with the merger and then sells the stock for cash as described above, any gain on the sale will generally be measured by reference to an adjusted tax basis in the stock that includes any ordinary income that is recognized upon exercise or, in the case of a so-called “incentive stock option,” upon sale of the stock.

You should read “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 34 for a more complete discussion of the U.S. federal income tax consequences of the merger to stockholders. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You are urged to consult your tax advisor as to the specific tax consequences to you of the merger, including the applicability of federal, state, local, foreign and other tax laws.

•	Appraisal Rights (see page 35)

If the merger is consummated, stockholders at the effective time of the merger will have certain rights pursuant to the provisions of Section 262 of the Delaware General Corporate Law (DGCL) to dissent and demand appraisal of their shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to demand payment of fair value for their shares. If a stockholder and the surviving corporation in the merger do not agree on such fair value, the stockholder will have the right to a judicial determination of fair value of such stockholder’s shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of such fair value in cash, together with any interest as determined by the Delaware Chancery Court. Any such judicial determination of the fair value of such shares could be based upon factors other than, or in addition to, the $6.60 price per share or the market value of such shares. The value so determined could be more or less than $6.60.

The foregoing summary of the Section 262 does not purport to be complete and is qualified in its entirety by reference to the DGCL. A complete text of Section 262 of the DGCL is set forth as Annex E hereto.

You should read “The Merger — Appraisal Rights” beginning on page 35 for a more complete discussion of the appraisal rights in relation to the merger.

•	Conditions to Completing the Merger (see page 48)

Among other conditions that will need to be satisfied or waived in order to complete the merger, at least a majority of shares of our common stock outstanding at the close of business on the record date must be voted FOR approval and adoption of the merger agreement, and the transactions contemplated by the share exchange agreement between Intercell and certain Iomai stockholders shall have been consummated.

The completion of the merger is also subject to other customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, clearance by the Committee on Foreign Investment in the United States, and that there be no law enacted that prohibits the consummation of the merger or the other transactions contemplated by the merger agreement and no injunction issued by a court of competent jurisdiction that will be continuing and prohibits the consummation of the merger or the other transactions contemplated by the merger agreement.

•	Termination of the Merger Agreement (see page 49)

The merger agreement contains provisions addressing the circumstances under which we or Intercell may terminate the merger agreement.

A COPY OF THE MERGER AGREEMENT IS INCLUDED IN THIS PROXY STATEMENT AS ANNEX A. YOU ARE STRONGLY ENCOURAGED TO READ IT CAREFULLY AND IN ITS ENTIRETY.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers do not address all questions that may be important to you as an Iomai stockholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve the merger agreement that provides for the acquisition of Iomai by Intercell. The proposed transaction is to be accomplished through a merger of Merger Sub with and into Iomai, with Iomai surviving as a wholly-owned subsidiary of Intercell. As a result of the merger:

• Iomai will become a wholly-owned subsidiary of Intercell;

• our common stock will cease to be listed on The Nasdaq Global Market, and no longer will be publicly traded;

• we will no longer be obligated to file periodic reports with the Securities and Exchange Commission; and

• each outstanding share of our common stock will be converted into the right to receive $6.60 in cash, without interest.

Prior to the closing of the merger, Iomai stockholders owning, in the aggregate, [ • ]% of the shares of outstanding Iomai common stock as of [ • ], 2008, will exchange their shares of Iomai common stock, at a $6.60 per share value, for shares of Intercell common stock, which we refer to as the “share exchange.” You are not being asked to vote on the share exchange; however, the share exchange is contemplated by the merger agreement and the consummation of the transactions contemplated by the share exchange agreement is a condition to the closing of the merger.

Q:	Why is my vote important?

A:	Your vote is important because, among other things, in order for us to complete the merger, at least a majority of our common stock outstanding and entitled to vote at the special meeting have to be voted in favor of approving and adopting the merger agreement. Accordingly, your failure to vote, including by abstaining or as a result of broker non-votes, will have the same effect as a vote against the proposal to approve and adopt the merger agreement.

Q:	Who is entitled to vote at the special meeting?

A:	Holders of record of shares of Iomai common stock as of the close of business on [ • ], 2008, the record date for the special meeting, are entitled to vote at the special meeting, or at any adjournments or postponements of the special meeting.

Q:	What vote is required to approve the merger agreement?

A:	Stockholders holding at least a majority of our common stock outstanding and entitled to vote at the special meeting must vote FOR approval and adoption of the merger agreement for it to be validly approved. Pursuant to a voting agreement entered into with Intercell, certain Iomai stockholders, including our executive officers, who own, in the aggregate, approximately [ • ]% of the outstanding shares of Iomai common stock as of the record date, have agreed, subject to limited exceptions, to vote all of their shares in favor of the adoption of the merger agreement. The shares of Iomai common stock subject to the voting agreement constitute a majority of the common stock outstanding and entitled to vote at the special meeting and therefore will satisfy the minimum vote necessary to approve and adopt the merger agreement at the special meeting. If the merger agreement is terminated in accordance with its provisions, the voting agreement will also terminate.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that our stockholders vote FOR the approval and adoption of the merger agreement and FOR the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement. You should read “The Merger — Reasons for the Recommendation of our Board of Directors,” beginning on page 18, for a discussion of the factors that our board of directors considered in deciding to recommend the approval and adoption of the merger agreement.

Q:	What will I receive in the merger?

A:	Subject to the terms of the merger agreement, in the merger, each issued and outstanding share of Iomai common stock automatically will be converted into the right to receive $6.60 in cash, without interest. The actual payment to you may be reduced by the amount of any required tax withholding.

Prior to the closing of the merger, Iomai stockholders owning, in the aggregate, [ • ]% of the shares of outstanding Iomai common stock as of the record date, will exchange their shares of Iomai common stock, at a $6.60 per share value, for shares of common stock of Intercell.

Q:	What will happen to my outstanding stock options?

A:	Under the merger agreement, each outstanding stock option issued under our 1998 Stock Option Plan and 1999 Stock Incentive Plan (whether or not then vested or exercisable), will be fully vested and exercisable no less than 30 days prior to the effective time of the merger, and upon the consummation of the merger, to the extent not exercised prior to the effective time of the merger, will be cancelled and terminated and, in consideration of such cancellation and termination, Intercell will, or will cause Iomai as the surviving corporation to, promptly, and in no event later than three business days after the effective time of the merger, pay to such holders of options, an amount in respect thereof equal to the product of (i) the excess, if any, of $6.60 over the exercise price of each such option multiplied by (ii) the number of shares of common stock issuable upon exercise of the option. No payments will be made with respect to stock options that have per share exercise prices above $6.60.

Under the merger agreement, each outstanding stock option issued under our 2005 Incentive Plan that is scheduled to vest prior to the effective time of the merger, will be exercisable prior to the effective time of the merger, and upon the consummation of the merger, to the extent not exercised prior to the effective time of the merger, will be cancelled and terminated and, in consideration of such cancellation and termination, Intercell will replace such option with a fully vested option to purchase shares of Intercell common stock, which will be exercisable during specific exercise windows as provided by Intercell’s Employee Stock Option Plan. For each outstanding stock option issued under our 2005 Incentive Plan that is unvested by its terms as of the effective time of the merger, upon the consummation of the merger, such option will be cancelled and terminated and, in consideration of such cancellation and termination, Intercell will replace such option with an unvested option to purchase shares of Intercell common stock, with the same vesting schedule the cancelled and terminated option had under Iomai’s 2005 Incentive Plan. The exercise price and number of shares subject to all such options to purchase Intercell common stock will be determined consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D). The method of determining the exercise price and number of shares under the Intercell option is described in more detail in “Treatment of Our Stock Options and Warrants” on page 37. Iomai, as the surviving corporation, will treat such options to purchase shares of Intercell common stock for tax reporting and withholding purposes in accordance with the regulations and other applicable guidance under Section 409A of the Internal Revenue Code. Under the terms of our 2005 Incentive Plan, for options held by our non-employee directors, each outstanding option to purchase our common stock, to the extent not exercised prior to the effective time of the merger, whether vested or unvested, will be cancelled and terminated and will thereafter represent the right to receive, in consideration for such cancellation, a cash payment equal to the excess, if any, of the $6.60 per share merger consideration over the per share option exercise price, multiplied by the number of shares of our common stock subject to the option.

The payments due to the holders of Iomai stock options may be reduced by the amount of any required tax withholding.

Upon the consummation of the merger, our 1998 Stock Option Plan, 1999 Stock Incentive Plan and 2005 Incentive Plan will terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Iomai will be cancelled.

Q:	What will happen to my outstanding warrants?

A:	Under the merger agreement, upon the consummation of the merger, each outstanding warrant to purchase Iomai common stock will only represent the right to receive cash consideration, without interest, in an amount equal to the product of (i) the excess, if any, of $6.60 over the exercise price of each such warrant multiplied by (ii) the number of shares of Iomai common stock issuable upon exercise of the warrant. Following the merger, Intercell will, or will cause Iomai as the surviving corporation to, honor the obligation to pay such amounts under the warrants. The payments due to the holders of Iomai warrants may be reduced by the amount of any required tax withholding.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid return envelope as soon as possible or, if you prefer, you can vote by telephone or via the internet by following the relevant instructions described on the enclosed proxy card or voting instruction form received from any broker, bank or other nominee that may hold shares of our common stock on your behalf. If you sign and send in your proxy card and do not mark it to show how you want to vote, or if you submit a proxy by telephone or via the internet without providing instructions, we will count your proxy as a vote in favor of the approval and adoption of the merger agreement and in favor of any proposal to adjourn or postpone the special meeting to solicit additional proxies.

Q:	Can I change my vote after I have mailed my signed proxy or voted by telephone or via the internet?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of four ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy bearing a later date. Third, you can submit a later-dated proxy instruction by telephone or via the internet. If you choose any of these three methods, then you must submit your notice of revocation or your new proxy to us before the special meeting either by telephone, via the internet or at Iomai Corporation, 20 Firstfield Road, Gaithersburg, MD 20878, Attention: Investor Relations, as the case may be. Finally, you can attend the special meeting and deliver a signed notice of revocation, deliver a later-dated duly executed proxy or vote in person. Your attendance at the special meeting will not, in and of itself, result in the revocation of a proxy or cause your shares to be voted.

Q:	What happens if I do not submit a proxy or vote by telephone or via the internet or in person at the special meeting?

A:	Because the required vote of our stockholders is based upon the number of outstanding shares of our common stock, rather than upon the number of shares actually voted, any failure by a holder of Iomai common stock to vote for the approval and adoption of the merger agreement, in person at the special meeting or by proxy, including abstentions and broker non-votes, will have the same effect as a vote against the approval and adoption of the merger agreement.

Q:	If my shares are held in “street name” by my broker or bank, will my broker or bank automatically vote my shares for me?

A:	No. Your broker or bank is allowed to vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares. Without instructions, your shares will not be voted, which will have the same effect as a vote against the approval and adoption of the merger agreement.

Q:	When is the special meeting and where will it be held?

A:	The special meeting will take place on [ • ], 2008, at [ • ] local time, at [ • ]. You may attend the special meeting and vote your shares in person, rather than completing, signing, dating and returning your proxy. If you wish to vote in person and your shares are held by a broker or other nominee, you need to obtain a proxy from the broker or other nominee authorizing you to vote your shares held in the broker’s name.

Q:	May I vote via the internet or telephone?

A:	Yes, by following the telephone and internet voting instructions described on the enclosed proxy card or in the voting instruction form received from any broker, bank or other nominee that holds shares of our common stock on your behalf.

Q:	Should I send in my stock certificates now?

A:	No. Stockholders who hold their shares in certificated form will need to exchange their Iomai stock certificates for cash after the merger is completed. We will send stockholders instructions for exchanging their stock certificates at that time. Stockholders who hold their shares in book-entry form also will receive instructions for exchanging their shares after we complete the merger. Please do not send in your stock certificates with your proxy.

Q:	When do you expect the merger to be completed?

A:	In addition to obtaining Iomai stockholder approval, the parties must satisfy various other closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, clearance by the Committee on Foreign Investment in the United States, that there be no law enacted that prohibits the consummation of the merger or the other transactions contemplated by the merger agreement and no injunction issued by a court of competent jurisdiction that will be continuing and prohibits the consummation of the merger or the other transactions contemplated by the merger agreement, and that the transactions contemplated by the share exchange agreement between Intercell and certain Iomai stockholders have been consummated. We expect to complete the merger promptly following satisfaction of those closing conditions, which we currently expect to occur by the end of the third quarter of 2008.

Q:	Where can I learn more about Intercell?

A:	Information about Intercell is available from its 2007 Annual Report, which can be obtained for free from its website at www.intercell.com.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger, including the procedures for voting your shares, or if you need additional copies of this proxy statement or the enclosed proxy (which will be provided without charge) you should contact us, as follows:

Iomai Corporation Investor Relations 20 Firstfield Road Gaithersburg, MD 20878 Telephone: (301) 556-4478 Email: investors@iomai.com

THE COMPANIES

Iomai Corporation

Iomai Corporation discovers and develops vaccines and immune system stimulants, delivered via a novel, needle-free technology called transcutaneous immunization (TCI). TCI, discovered by researchers at the Walter Reed Army Institute of Research, taps into the unique benefits of a major group of antigen-presenting cells found in the outer layers of the skin (Langerhans cells) to generate an enhanced immune response. Iomai is leveraging TCI to enhance the efficacy of existing vaccines, develop new vaccines that are viable only through transcutaneous administration and expand the global vaccine market. Iomai currently has four product candidates in development: three targeting influenza and pandemic flu and one to prevent travelers’ diarrhea. Iomai is a Delaware corporation. Its principal executive offices are located at 20 Firstfield Road, Gaithersburg, Maryland 20878. The telephone number at that location is (301) 556-4500.

Iomai’s shares are traded on The Nasdaq Global Market under the symbol “IOMI.” The common stock of Iomai is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance therewith, Iomai is required to file reports and other information with the Securities and Exchange Commission (the “SEC”) relating to its business, financial condition and other matters. Copies of such information are obtainable at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Such reports and information are also obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549. Iomai’s filings with the SEC are also available to the public from commercial document retrieval services, at the internet website maintained by the SEC at http://www.sec.gov and at Iomai’s website at http://www.iomai.com.

Intercell AG

Intercell AG is a leading, vaccine-focused biotechnology company. Intercell designs and develops vaccines for the prevention and treatment of infectious diseases with substantial unmet medical need. Intercell develops antigens and adjuvants that are derived from its proprietary technology platforms. Intercell has a number of strategic partnerships with multinational pharmaceuticals firms, including Novartis, Merck & Co., Wyeth, and Sanofi Pasteur, S.A. Intercell’s leading product is a vaccine against Japanese Encephalitis, which completed its Phase III clinical trials in 2006. In December 2007, Intercell filed a Biological License Application for the vaccine with the FDA as well as a Marketing Authorization Application with the European Medicines Agency. Among its other product lines, Intercell is developing and is at various stages of testing a pseudomonas vaccine, a Hepatitis C vaccine, and five other vaccines that are at pre-clinical stages of evaluation. Its principal executive offices are located at Campus Vienna Biocenter 6, 1030 Vienna, Austria. The telephone number at that location is +43 1 20620 0.

Intercell is a joint stock corporation organized under the laws of the Republic of Austria. Intercell is headquartered in Vienna, Austria, with operations in Livingston, Scotland, an office in Mooresville, North Carolina, and other affiliated companies in Austria. Intercell is publicly traded on the Vienna Stock Exchange under the symbol “ICLL.”

Zebra Merger Sub, Inc.

Zebra Merger Sub, Inc. is a Delaware corporation that was organized for the purpose of acquiring all of the outstanding shares of Iomai and, to date, has engaged in no other activities other than those incidental to the merger. Merger Sub is a direct wholly-owned subsidiary of Intercell. Merger Sub is not subject to the informational filing requirements of the Exchange Act. The principal executive offices of Merger Sub are located c/o Intercell at Campus Vienna Biocenter 6, 1030 Vienna, Austria. The telephone number at that location is +43 1 20620 0.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders, as of the record date, as part of our solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

The special meeting of our stockholders will be held on [ • ], 2008, at [ • ] local time, at [ • ].

Purpose of the Special Meeting

At the special meeting, we will ask our stockholders to approve and adopt the merger agreement. Our board of directors unanimously recommends that our stockholders vote FOR the approval and adoption of the merger agreement and FOR the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on [ • ], 2008, the record date, are entitled to notice of and to vote at the special meeting. On the record date, [ • ] shares of our common stock were issued and outstanding and held by approximately [ • ] holders of record. A quorum will be considered present at the special meeting if a majority of all the shares of our common stock issued and outstanding on the record date and entitled to vote at the special meeting are represented at the special meeting in person or by a properly submitted proxy. If a quorum is not present at the special meeting, then it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of our common stock on the record date are entitled to one vote per share on each matter submitted to a vote at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted for the purposes of determining whether a quorum exists at the special meeting.

Vote Required

The approval and adoption of the merger agreement requires the affirmative vote of stockholders holding at least a majority of the shares of our common stock outstanding on the record date. Because the required vote of our stockholders is based upon the number of outstanding shares of our common stock, rather than upon the shares actually voted, the failure by the holder of any such shares to submit a proxy or to vote in person at the special meeting, including abstentions and broker non-votes, will have the same effect as a vote against the approval and adoption of the merger agreement. The proposal to adjourn or postpone the meeting to a later time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy and voting at the special meeting. Intercell has informed us that at the close of business on the record date, Intercell, Merger Sub and their affiliates did not own any shares of our common stock outstanding on that date, although they have rights under the share exchange and voting agreements, as discussed on pages 52-53. Pursuant to a voting agreement entered into with Intercell, Iomai stockholders, including our executive officers, who own, in the aggregate, approximately [ • ]% of the outstanding shares of our common stock as of the record date, have agreed, subject to limited exceptions, to vote all of their shares in favor of the approval and adoption of the merger agreement. The shares of Iomai common stock subject to the voting agreement constitute a majority of the common stock outstanding and entitled to vote at the special meeting and therefore will satisfy the minimum vote necessary to approve and adopt the merger agreement at the special meeting. If the merger agreement is terminated in accordance with its provisions, the voting agreement will also terminate.

Shares Owned by Our Directors and Executive Officers

At the close of business on the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [ • ] shares of our common stock outstanding on that date. Pursuant to the voting agreement with Intercell, our executive officers and New Enterprise Associates (and its related entities), which is an affiliate of M. James Barrett, the chairman of our board, have agreed to vote any shares of our common stock they own on the record date in favor of the merger agreement and to take or refrain from taking certain related actions.

Voting of Proxies

All shares represented by properly submitted proxies received before the special meeting will be voted at the special meeting in the manner specified by such proxies. Properly executed proxy cards and proxies submitted by telephone and via the internet that do not provide voting instructions will be voted FOR the approval and adoption of the merger agreement and FOR the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but with respect to which holders of shares have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the approval and adoption of the merger agreement, including shares represented by properly submitted proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a stockholder abstains from voting or does not furnish a valid proxy, the stockholder’s shares effectively will count as voted against the approval and adoption of the merger agreement. Brokers or banks who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. If no instructions are given to the broker or bank holding shares, or if instructions are given to the broker or bank indicating that the broker or bank does not have authority to vote on the proposal to approve and adopt the merger agreement, then, in either case, the shares will be counted as present for purposes of determining whether a quorum exists, will not be voted on the proposal to approve and adopt the merger agreement and will effectively count as votes against the approval and adoption of the merger agreement.

We do not expect that any matter other than the proposal to approve and adopt the merger agreement will be brought before the special meeting. If, however, other matters are brought before the special meeting, the persons named as proxies will vote in accordance with their judgment.

Revocability of Proxies

A stockholder can change a vote or revoke a previously-given proxy at any time before the proxy is voted at the special meeting. A stockholder may accomplish this in one of four ways. First, a stockholder can send a written notice stating that the stockholder would like to revoke the stockholder’s previously-given proxy. Second, a stockholder can complete and submit a new proxy bearing a later date. Third, a stockholder can submit a later-dated proxy instruction by telephone or via the internet. If a stockholder chooses any of these three methods, the stockholder must submit the notice of revocation or new proxy to us prior to the special meeting either by telephone, via the internet or at Iomai Corporation, 20 Firstfield Road, Gaithersburg, Maryland 20878, Attention: Investor Relations, as the case may be. Finally, a stockholder can attend the special meeting and deliver a signed notice of revocation or deliver a later-dated duly executed proxy to the Secretary of Iomai or vote in person. Attendance at the special meeting will not in and of itself result in the revocation of a proxy or cause your shares to be voted. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change these instructions.

Solicitation of Proxies

We will bear the cost of our solicitation of proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone or other electronic means or in person. We will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. We will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES. A transmittal form with instructions for the surrender of certificates representing shares of our common stock in exchange for the $6.60 per share merger consideration will be mailed to stockholders shortly after completion of the merger.

THE MERGER

While we believe that the following description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the annexes, and the other documents we refer to for a more complete understanding of the merger and the related transactions.

Background of the Merger

In August 2007, we announced interim data from a Phase 2 field trial of our needle-free travelers’ diarrhea vaccine that indicated that people who received the vaccine before traveling to Mexico or Guatemala were significantly less likely to report clinically significant diarrhea. In that study, we observed that travelers who received our needle-free travelers’ diarrhea vaccine were significantly less likely to be sickened as compared with travelers who received a placebo. Based on the results from this trial, we planned to move quickly to complete our Phase 2 work for our travelers’ diarrhea vaccine in 2008, which could allow a Phase 3 efficacy study in travelers to Guatemala and Mexico during summer of 2009, when the travelers’ diarrhea season in Latin America is at its peak.

At that time, we recognized that the remaining development program and potential commercialization of our travelers’ diarrhea vaccine would require substantial additional cash to fund those expenses. In particular, we estimated that we would require between $100 to $130 million to fund our travelers’ diarrhea program through licensure, including $30 to $45 million in third-party clinical trial expenses, and given our limited cash reserves of $26.4 million at the end of the second quarter of 2007, we would likely need to raise up to $100 million in additional funds to advance our needle-free travelers’ diarrhea vaccine. Accordingly, we adopted a strategy to identify and select leading pharmaceutical and biotechnology companies as potential collaborators to assist us in furthering development and potential commercialization of this product candidate.

As part of this process, we commissioned a study from LEK Consulting for the travelers’ diarrhea market which determined that there was a large market for an effective travelers’ diarrhea vaccine; potentially between approximately $660 million and $800 million in annual sales. This study was a top-level analysis of the revenue potential of the travelers’ diarrhea market, and was based on information from secondary sources and interviews with 38 travel medicine doctors in the US and EU. We recognized that at a later time, we would need to commission a more detailed assessment with more extensive primary research of physicians, customers and experts, along with more thorough research on pricing, market penetration and competitive products, in order to develop a detailed business plan for this product. In the fall of 2007, armed with the market study and the recent Phase 2 field trial data, we contacted a number of leading pharmaceutical and biotechnology companies as potential collaborators for this program. During this period, we underwent program due diligence visits by several potential collaborators.

To increase the likelihood of contacting as many potential partners as possible, in late November 2007, we engaged JSB Partners, LP (“JSB”) a global transaction advisory firm with relationships with a large number of pharmaceutical and biotechnology companies to run an auction process to maximize our value for this program. Through its engagement, JSB served as an external business development resource to prepare materials to market our travelers’ diarrhea program to potential partners and to make introductions to potential partners beyond those with which we already had relationships. With JSB’s assistance, we systematically contacted 89 potential collaborators to apprise their interest in our travelers’ diarrhea program. Ultimately, after contacting 89 companies, providing confidential materials to 17 of those companies, and conducting discussions with nine of those companies, we ended up with offers from four companies, each of which we had wide-ranging dealings over a number of years. These proposals included two modest proposals for our travelers’ diarrhea program and two offers to acquire the entire company. Of the nine companies with whom we had discussions, they included three global pharmaceutical companies, two European pharmaceutical companies and four biotechnology companies with interests in infectious diseases, including Intercell. In the end, we decided to not focus on discussions with the two European pharmaceutical companies and three of the four biotechnology companies because they were either not sufficiently advanced in the negotiating process or not committed to meet our timelines for concluding a transaction.

As part of this process, one of the companies we contacted was Intercell. Since 2001, we have had periodic discussions with Intercell regarding possible opportunities for collaboration on various programs, including a face-to-face meeting in February 2007 between members of both companies’ senior management for an in-depth review of both companies’ programs. At an industry conference in early January 2008, our president, Stanley C. Erck, met with Intercell’s chief executive officer, Gerd Zettlmeissl, and our chief financial officer, Russell P. Wilson, met separately with Intercell’s chief financial officer, Werner Lanthaler. At these meetings, Intercell stated that it was interested in a strategic combination of the two companies. At the time, we indicated that Iomai was not for sale and that our preference was for a travelers’ diarrhea vaccine partnership, which could complement Intercell’s travelers’ vaccine to prevent Japanese Encephalitis.

On January 22 and 23, 2008, Mr. Erck, Mr. Wilson, our chief scientific officer, Gregory Glenn, and our vice president of business development, Kai Chen, visited Intercell’s offices in Vienna, Austria to meet with Dr. Zettlmeissl, Dr. Lanthaler, Intercell’s chief scientific officer, Alexander von Gabain, and others from Intercell, to explore possible collaborative opportunities. After the two days of discussions, Intercell once again indicated that it was interested in a combination of the two companies. Again, we indicated that Iomai was not for sale and that we were evaluating other potential offers for supporting our travelers’ diarrhea program, which still remained our preference.

At the February 14, 2008 meeting of our board of directors, our president, Mr. Erck, summarized for the board of directors the status of various partnering discussions, focusing on particular terms under negotiation, including which of our products the potential partners were exploring, the potential cost-sharing arrangements and the scope of the proposal partnerships. The discussion also covered Intercell’s expression of interest regarding a potential business combination transaction. Our board of directors confirmed that the company was not for sale and intended to remain independent because the proposal from Intercell did not properly value our Company and we had the opportunity to obtain potentially stronger terms in a partnering transaction, and charged management to encourage Intercell to focus on partnering transactions.

On February 22, 2008, we received a letter from Intercell expressing its interest in engaging in discussions regarding a potential acquisition of our company. The letter included a non-binding term sheet that proposed a merger at a per share cash price of approximately $2.86. Intercell noted its view that there are significant synergies between the two companies, such as excellent product fit in the travelers’ vaccine segment, a territorial fit between Europe and the United States and a complementary technology basis between Intercell’s antigen and adjuvant discovery programs and our transcutaneous immunization technology.

On March 7, 2008, members of senior management from both Iomai and Intercell, including Mr. Erck, Mr. Wilson, Dr. Zettlmeissl and Intercell’s head of finance, Reinhard Kandera, met to further explore potential strategic opportunities. At the time, we explored with Intercell potential collaboration scenarios beyond the proposed transaction structure. Intercell continued to press for an acquisition of our company and, at the meeting, verbally offered an increased per share price of $4.50 through a combination of cash and stock. Intercell determined that, in order for Intercell to increase its offer from the initial proposal, it would need to provide some of the acquisition consideration in the form of Intercell stock. The stock component enabled Intercell to provide a more favorable offer to acquire Iomai. Intercell indicated that since it was not interested at this time in becoming a registrant under U.S. securities laws, its shares would only be issued in the U.S. in a private placement to a limited number of our stockholders pursuant to a share exchange agreement. Our management indicated that the company was not for sale, but that they would convey Intercell’s proposal to our board of directors.

That same day, we received an indication of interest from a division of a global pharmaceutical company (Company A), which proposed an acquisition of all of the outstanding shares of the company in cash. During the next several days, our management consulted with members of our board of directors individually. Based on the input from those conversations, management conveyed to Company A that the company was not for sale and, in any event, had received an acquisition proposal from another party at a significantly higher price.

On March 20, 2008, our board of directors met to review the status of our recent discussions with potential commercial partners. Mr. Erck updated the board of directors on the proposals from Intercell and Company A, both of whom had expressed interest in a business combination as opposed to a partnering arrangement. At that time, the board of directors confirmed that our company was not currently for sale, but that management should explore the interest in potential business combinations. The board of directors determined that pursuing those discussions would inform the company’s evaluation of options, and enhance the company’s alternatives, in the event a partnering transaction could not be negotiated that addressed the company’s financial situation. Mr. Erck then discussed recent negotiations for a potential partnering transaction with a global pharmaceutical company (Company B), including proposed upfront and milestone payments, and cost-sharing and royalty arrangements for our programs. After a detailed discussion, our board of directors charged management with pursuing improved terms for a partnering transaction. In light of the terms then proposed by Company B, the board of directors also charged management with seeking to negotiate improved proposals from the entities expressing interest in potential business combination transactions.

On March 26, 2008, our board of directors met again to review the status of partnering discussions, along with other business development initiatives. During the meeting, the directors discussed recent interactions with particular commercial partners, including negotiations around partnering the travelers’ diarrhea program and other programs with Company B. The discussion then turned to the companies that had expressed specific interest in a business combination with our company. The discussion covered the interactions during the last month, the status of discussions, and options going forward. The directors and management also discussed the company’s cash position, which was expected to fund current operations through late July or perhaps early August 2008. The board of directors confirmed our company’s strategic goal of remaining independent, but charged management with learning about potential alternatives and the possibility of pursuing one of those alternatives; consideration of which would depend upon the outcome of negotiations with potential commercial partners and other developments.

On April 2, 2008, we received a second unsolicited offer from Company A. At this time, Company A provided us with a non-binding indication of interest proposing that Company A would acquire, in a negotiated transaction, all of the outstanding shares of Iomai for cash, at a price of $3.70 per share that was an increase from Company A’s original prior all cash offer of $2.70 per share.

During March and April 2008, we actively engaged in discussions with Company B and another global pharmaceutical company (Company C) to improve the terms of potential collaborations involving our programs. We exchanged multiple term sheets with Company B for various programs; however, in the end, the proposals from Company B were modest and did not provide sufficient funding to allow us to stay independent without a dilutive financing. At the same time, we had multiple discussions with Company C, seeking to have Company C provide some level of up-front funding and coverage of our costs for one, or more, of our influenza programs. Both Company B and Company C rejected proposals to consider strategic alternatives with us, such as a potential acquisition at or above price levels then being proposed by Company A and Intercell.

On April 4, 2008, the board of directors met again to review developments in discussions with possible commercial and strategic partners that had occurred since the March 20, 2008 meeting of the board of directors, including Company B possibly re-emerging as a potential serious candidate for a partnering arrangement. Our board of directors discussed the existing partnering proposals and the two business combination proposals. Our board of directors considered alternative potential paths, as well as uncertainties on various fronts, and judged that, at this time, remaining independent remained the strategic goal, but acknowledged that this conclusion would require reconsideration if we were not able to obtain stronger partnering proposals from Company B or Company C. Our board of directors then provided management with guidance for responding to existing indications of interests for potential partnering and strategic transactions.

From April 7 through April 10, 2008, members of Intercell, including Dr. von Gabain, Intercell’s Chief Operating Officer, Thomas Lingelbach, Dr. Kandera and other members of its senior management team, along with their legal and financial advisors, visited our offices to conduct due diligence on our operations, finances and development programs.

On April 18, 2008, we received a third proposal from Company A. Once again, Company A provided us with a non-binding indication of interest. In this letter, Company A indicated that it would acquire, in a negotiated transaction, all of the outstanding shares of Iomai for cash, at a price of $5.15 per share, which was an increase from Company A’s two prior all cash offers.

On April 19, 2008, we communicated to Intercell that its proposal was substantially below another indication of interest. Intercell wanted to enter into exclusive negotiations, so Mr. Erck, after conferring with members of our board of directors, indicated that we would not enter into exclusive negotiations unless Intercell’s offer were well above $6.00 per share. Intercell then proposed a transaction at $6.60 per share in cash and Intercell common stock, but insisted that its proposal was conditioned upon us entering into exclusive negotiations with Intercell until July 21, 2008 and was further conditioned on obtaining the agreement of certain of our large stockholders to vote their shares of our common stock in favor of the transaction. After receipt of this proposal, our management contacted Company A to discuss its latest proposal in light of Intercell’s proposal. Company A determined not to submit a competing proposal at that time.

At a meeting on April 20, 2008, our board of directors met to review developments in discussions with possible commercial and strategic partners that had occurred since the April 4, 2008 meeting of the board, including substantial increases in the prices proposed by potential business combination counter-parties. Mr. Erck recounted the background to our collaboration discussions and outlined the current status of those discussions, focusing on the most recent proposal from Company B, in which Company B had made only minimal changes to the financial terms. Company B continued to propose a cost-sharing arrangement for our various programs that provided for modest upfront and milestone payments coupled with a royalty rate payable to us that management believed did not adequately reflect our contribution to the development of the programs. The terms also included options for Company B to acquire exclusive licenses to other potentially valuable programs on similarly unfavorable terms. In the end, management’s assessment was that these proposals from Company B would cause us to surrender substantial future revenues associated with our programs and would not provide us with sufficient funding to allow us to stay independent without a dilutive financing. Mr. Erck noted management’s disappointment with the terms of this proposal due to Company B being unwilling to agree to sufficient upfront funding and cost sharing arrangements and outlined the potential risks and benefits of pursuing this licensing transaction, with particular focus on the impact on our cash needs and resources, including the fact that, at the end of March 2008, we had approximately $9.8 million in cash and about $1.4 million in receivables due from the U.S. Department of Health and Human Services that we could reasonably expect to receive over the next few months. Based on our monthly expenses, we estimated that we would, absent changes in operations, run out of cash in late July, or possibly early August 2008.

Our directors and management also discussed several matters, including the lack of progress in licensing negotiations with Company C, which management had earlier thought might lead to a significant licensing transaction.

Mr. Erck then reviewed with the board of directors the two business combination inquiries and noted the following developments. Intercell began with a $2.86 per share proposal, and had, through a series of increasing offers, ultimately increased its proposal to $6.60 per share. Company A had initially indicated an interest at buying Iomai at $2.70 per share, and had, through a series of increasing offers, ultimately increased its proposal to $5.15 per share. Mr. Erck also reviewed the considerable back and forth discussions with Intercell and Company A and provided an update as to the status of those discussions as of April 20, 2008. He noted that the offer from Intercell would expire at midnight on April 20, 2008 and that the offer from Company A would expire at 5:00 p.m. on the same day. Mr. Erck also noted that Intercell stated that it would only proceed, however, if the company agreed to negotiate exclusively with them. The board of directors discussed the terms being proposed by Intercell and highlighted for management the board’s views on terms for a potential transaction. While the board of directors considered many factors other than market prices, it noted that the proposed $6.60 price represented a premium of (1) 191% to the closing price of Iomai common stock on April 18, 2008 and (2) 517% to the closing price of Iomai common stock the day prior to Intercell’s first acquisition proposal. Legal counsel then briefly described the board of directors’ fiduciary duties in a sale of the company.

At the end of this discussion, management recommended that the board of directors approve entering into exclusive negotiations with Intercell. Our directors expressed support for this approach but determined that Intercell’s request for exclusivity through July 21, 2008 represented too long a period, particularly in light of the company’s financial position. Mr. Erck again noted the significant price increases in the proposals over the last several weeks and his perception of the risk of losing the Intercell proposal if we were unwilling to commit to exclusive negotiations at that time. Our board of directors then charged management to negotiate a possible business combination transaction with Intercell, including agreeing to exclusivity for a period of up to 30 days. Our directors insisted that any contract that was negotiated contain a “fiduciary out” to enable us to accept a superior bid, subject to paying a break-up fee.

During April 20 through April 23, 2008, we had further discussions with Intercell regarding the requirements of Intercell’s proposal that certain large stockholders agree to exchange their Iomai common stock for Intercell common stock at the $6.60 value and vote their shares of our common stock in favor of the transactions, as well as the terms of the exclusivity letter required by Intercell.

On April 23, 2008, we entered into an exclusivity agreement with Intercell and commenced negotiating the merger agreement. The exclusivity agreement provided for a period of exclusivity from April 23, 2008 through the end of May 12, 2008, during which time we agreed to negotiate exclusively with Intercell regarding a possible business combination transaction. Between April 23, 2008 and signing of the merger agreement, Iomai and Intercell and their respective outside counsel spent considerable time negotiating terms of the merger agreement and exchanged multiple drafts of the merger agreement in the process of these negotiations.

On April 24, 2008, Mr. Erck, Mr. Wilson, Dr. Zettlmeissl and Dr. Lanthaler met with New Enterprises Associates, one of our large stockholders and an affiliate of M. James Barrett, our chairman of the board, to discuss the proposed terms of the transactions. On April 25, 2008, Dr. Zettlmeissl and Dr. Lanthaler met with Essex Woodlands Health Ventures, another of our large stockholders, to discuss the proposed terms of the transactions. Based on these discussions, each of these stockholders separately indicated that, if Intercell were able to negotiate a definitive contract with us on the proposed terms, they likely would be amenable to supporting the transaction, including by entering into the voting agreement and participating in the share exchange on negotiated terms. On May 8, 2008, Dr. Zettlmeissl and Mr. Kandera spoke telephonically with Technology Partners, ProQuest Investments and Gruber and McBaine Capital Management, other of our large stockholders, to discuss the proposed terms of the transactions. On May 9, Mr. Kandera conducted follow-up conversations with these stockholders. Based on these discussions, each of Technology Partners, ProQuest Investments and Gruber and McBaine Capital Management agreed to enter into the voting agreement, and Gruber and McBaine Capital Management agreed to participate in the share exchange with Intercell.

Prior to a board meeting on May 7, 2008, the directors were provided with the then current draft of the merger agreement. At the meeting, Mr. Erck summarized the process of negotiation with Intercell since the April 20, 2008 meeting of the board of directors. Management noted key negotiating points, including the terms of the proposed interim financing and the structure of and payment options regarding the termination fee, and the proposed resolution of those points. Outside counsel outlined other proposed terms of the transaction and reminded the directors of certain legal issues to consider in evaluating the process and the potential merger agreement with Intercell. The directors asked questions about the negotiations and provided feedback to management on proceeding with the negotiations. Mr. Wilson, noted that Cowen and Company, LLC (“Cowen”) had commenced analysis of the consideration to be received in the potential transaction but that we had not yet formally engaged Cowen. After discussion, the board of directors authorized management to engage Cowen to provide a fairness opinion to our board of directors.

A special meeting of our board of directors was held telephonically on May 12, 2008 to discuss the proposed terms of the transaction, with representatives of Cowen present for a portion of the meeting. In advance of this telephonic meeting, a final draft of the merger agreement and related materials were circulated to our board of directors, along with materials from Cowen relating to their analysis. At the meeting, Cowen explained the analysis they had performed and delivered to our board of directors an oral opinion, which was subsequently confirmed in writing, that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in its written opinion dated May 12, 2008, the $6.60 in cash per share of our common stock to be received by the holders of our common stock (other than Intercell and its affiliates and the holders of our common stock party to the share exchange agreement) pursuant to the merger agreement was fair, from a financial point of view, to such holders. Our board of directors also engaged in a review of the key provisions of the merger agreement and business considerations related to the potential transaction. On the basis of our activities to date and our prior efforts to explore third party interest in potential transactions, and after extensive discussion, our board of directors determined that the price then being proposed by Intercell for each share of our common stock outstanding was the best per share price then obtainable.

After further discussion among the participants on the call of various matters related to the potential transactions with Intercell, our board of directors approved the merger, the proposed merger agreement and the transactions contemplated by the merger agreement (including the related share exchange agreement). The merger agreement, among Intercell, Merger Sub and us, and other transaction-related documents were signed and such execution was announced on May 12, 2008 in a joint press release.

Recommendation of Our Board of Directors

Our board of directors, by unanimous vote and after careful consideration, (i) has approved and adopted the merger agreement, including the merger and the other transactions contemplated thereby, (ii) has determined that the terms of the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Iomai and its stockholders, (iii) recommends that Iomai stockholders vote “FOR” approval and adoption of the merger agreement and (iv) recommends that Iomai stockholders vote “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of approval and adoption of the merger agreement at the time of the special meeting.

Reasons for the Recommendation of our Board of Directors

In evaluating the merger, the merger agreement and the transactions contemplated by the merger agreement (including the related share exchange agreement), our board of directors consulted with our management, legal counsel and Cowen and, in reaching its recommendation, our board of directors considered a number of factors, including the following:

•	Our Operating and Financial Condition; Prospects of our Company. Our board of directors considered its knowledge and familiarity with our business, financial condition and results of operations, as well as our financial plan and prospects if we were to remain an independent company and our short-term and long-term capital needs. Our board of directors discussed our current financial plan, including the risks associated with achieving and executing upon our business plan. Our board of directors considered, among other factors, that the holders of our common stock would continue to be subject to the risks and uncertainties of our financial plan and prospects unless our company were acquired. These risks and uncertainties included risks relating to our ability to successfully develop and market our current product candidates, potential difficulties or delays in clinical trials, obtaining regulatory approval for our product candidates, regulatory developments involving current and future products and our ability to raise sufficient funds to finance our operations and the potentially dilutive terms of any such financing, as well as the other risks and uncertainties discussed in our filings with the SEC.

•	Strategic Alternatives. Our board of directors considered trends in the industry in which our business operates and the strategic alternatives available to us, including remaining an independent public company or pursuing a transaction with another company in the industry, as well as the risks and uncertainties associated with such alternatives. Our board of directors also considered the fact that entering into any negotiations with a third party, including Company A, would not necessarily lead to an equivalent or better offer, and would be subject to significant due diligence and negotiation that could lead to the loss of the potential offer from Intercell.

•	Transaction Financial Terms; Premium to Market Price. Our board of directors considered the relationship of the merger consideration to the historical market prices of our common stock. In light of our activities to date and our communications about a potential strategic transaction with other companies determined to be most likely to be interested in engaging in a possible strategic transaction with us, our board of directors determined that the merger consideration to be paid in the merger and the shares of Intercell common stock to be exchanged for certain stockholders’ shares of our common stock pursuant to the share exchange agreement, represented the best per share consideration currently obtainable for our stockholders. In making that determination, our board of directors considered that the merger consideration, represents a premium of approximately:

(i)    147% to the closing price on May 9, 2008, and

(ii)   358% to the average closing price over the last 90 trading days.

Our board of directors also considered an analysis that the mean and median twenty trading day purchase price premiums that had been paid in 22 selected biotechnology transactions selected by Cowen were 53.4% and 41.2%, respectively. These transactions represented biotechnology industry cash acquisition transactions since 2003 valued between $100 million and $500 million.

•	Ability to Respond to Unsolicited Takeover Proposals and Terminate the Merger Agreement to Accept a Superior Proposal. Our board of directors considered the provisions in the merger agreement that provide for the ability of our company, subject to the terms and conditions of the merger agreement, to provide information to and engage in negotiations with third parties that make an unsolicited proposal, and, subject to payment of a termination fee and the other conditions set forth in the merger agreement, to enter into a transaction with a party that makes a superior proposal.

•	Termination Fee Provisions. Our board of directors considered the termination fee provisions of the merger agreement and determined that they likely would not be a significant deterrent to competing offers that might be superior to the merger consideration and the shares of Intercell common stock to be exchanged for certain stockholders’ shares of our common stock pursuant to the share exchange agreement. Our board of directors considered that the termination fee of $6,000,000 was equal to approximately 3.2% of our equity value, which our board of directors believed to be a reasonable fee to be paid to Intercell should a superior offer be accepted by us. Equity value was calculated based on our fully diluted shares outstanding, accounted for using the treasury stock method, using the $6.60 per share cash consideration to be received in the merger by holders of our common stock. Our board of directors also considered the ability under the merger agreement to pay Intercell the termination fee in shares of our common stock in certain circumstances.

•	Conditions to the Consummation of the Merger; Likelihood of Closing. Our board of directors considered the reasonable likelihood of the consummation of the transactions contemplated by the merger agreement in light of the limited conditions in the merger agreement to the obligations of Intercell and Merger Sub to close the merger, including that the consummation of the merger was not contingent on Intercell’s ability to secure financing commitments.

•	Type of Consideration; Share Exchange Agreement. Our board of directors considered the forms of consideration to be paid to different holders of shares of our common stock, and the structure of the transaction.

•	Timing of Completion. Our board of directors considered the anticipated timing of consummation of the transactions contemplated by the merger agreement. Our board of directors considered that the potential for closing in a relatively short timeframe could reduce the amount of time in which our business would be subject to the potential uncertainty of closing and related disruption.

•	Results of Process Conducted. Our board of directors considered the results of the process that had been conducted by our company, with the assistance of our management and advisors, to solicit proposals for partnering transactions, including the resulting discussions Company A, Company B and Company C, and the solicitation of interest from several other companies thought to potentially have an interest in a transaction with us, and the fact that none of these entities proposed a superior transaction. Our board of directors also considered the ability of other bidders to make a proposal to acquire shares of our common stock at a higher price per share than the merger consideration or in an all-cash transaction. Based on the results of our prior efforts and our extended arm’s-length negotiations with Intercell, our board of directors believed that the merger consideration and the exchange of certain stockholders’ shares of our common stock for shares of Intercell common stock represented the highest price per share of the shares that was reasonably attainable.

•	Opinion of Cowen and Company, LLC. Our board of directors considered the opinion of Cowen, dated May 12, 2008, and rendered to our board of directors, as to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the $6.60 per share cash consideration to be received in the merger by holders of our common stock (other than Intercell, Merger Sub, stockholders who have entered into the share exchange agreement with Intercell, and their respective affiliates) was fair, from a financial point of view, to such stockholders.

•	Appraisal Rights. Our board of directors considered the availability of appraisal rights with respect to the merger for our stockholders who properly exercise their rights under Delaware law, which would give such stockholders the ability to seek and be paid a judicially determined appraisal of the “fair value” of their shares of our common stock, upon the completion of the merger.

•	Interim Financing. Our board of directors considered Intercell’s agreement to provide us with up to $5,000,000 of interim financing in order to support our operations, should the timing of the completion of the merger present issues in relation to our financial condition.

Our board of directors also considered a number of uncertainties and risks in their deliberations concerning the transactions contemplated by the merger agreement, including the following:

•	Restrictions; Termination Fee. Our board of directors considered the restrictions that the merger agreement impose on actively soliciting competing bids, and the insistence of Intercell as a condition to its offer that we would be obligated to pay a termination fee of $6,000,000 under certain circumstances, and the potential effect of such termination fee in deterring other potential acquirers from proposing alternative transactions.

•	Failure to Close. Our board of directors considered that Intercell’s and Merger Sub’s obligation to consummate the merger was subject to conditions, and the possibility that such conditions may not be satisfied, including as a result of events outside of our control. Our board of directors also considered the fact that, if the merger was not completed, the market’s perception of our continuing business could potentially result in a loss of collaboration partners and employees and that the trading price of our common stock could be adversely affected. Our board of directors considered that, in that event, it would be unlikely that another party would be interested in acquiring us at a valuation near $6.60 per share. Our board of directors also considered the fact that, if the merger was not consummated, our directors, officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction, and we will have incurred significant transaction costs, attempting to consummate the transaction.

•	Public Announcement of the Merger. Our board of directors considered the effect of a public announcement of the execution of the merger agreement and the merger contemplated thereby, including effects on our operations, stock price and employees and our ability to retain key management and personnel.

•	Pre-Closing Covenants. Our board of directors considered that, under the terms of the merger agreement, we agreed that we will carry on our business in the ordinary course of business consistent with past practice and, subject to specified exceptions, that we will not take a number of actions related to the conduct of our business without the prior written consent of Intercell. Our board of directors further considered that these terms of the merger agreement may limit our ability to pursue business opportunities that we might otherwise pursue.

•	Share Exchange and Voting Agreements. Our board of directors noted that our executive officers and certain stockholders of our company (including New Enterprise Associates (and its related entities), which is an affiliate of M. James Barrett, our chairman of the board), who together controlled approximately 41% of the voting power of our outstanding shares of common stock as of May 9, 2008, agreed to vote their shares in support of the adoption of the merger agreement pursuant to a voting agreement. Our board of directors noted that certain stockholders of our company, who together controlled approximately 51% of the voting power of our outstanding shares of common stock as of May 9, 2008, agreed to exchange their shares for shares of Intercell common stock pursuant to a share exchange agreement. Our board of directors also noted that the share exchange and voting agreements terminate if the merger agreement is terminated in accordance with its terms.

•	Cash vs. Stock Consideration. Our board of directors considered the fact that, subsequent to completion of the merger, we will no longer exist as an independent public company and that the nature of the transaction would prevent our stockholders who receive the merger consideration in cash from being able to participate in any value creation that we could generate going forward, as well as any future appreciation in value of the combined company, unless they separately acquire Intercell common stock. Our board of directors noted the possibility that the market price of Intercell common stock might rise following closing of the merger and that stockholders receiving cash would not benefit from that appreciation, but the board also noted that stockholders receiving cash could elect to use that cash to purchase shares of Intercell common stock. Our board also considered the risk that the value of Intercell common stock would depreciate and that stockholder who received shares of Intercell common stock in the share exchange may ultimately sell those shares for net proceeds below $6.60. The directors also considered that the stockholders that are party to the share exchange agreement might prefer an all cash transaction.

•	Tax Treatment. Our board of directors considered the fact that gains from this transaction would be taxable to our stockholders for U.S. federal income tax purposes, including stockholders exchanging shares of our common stock for shares of Intercell common stock who would not receive cash to cover applicable taxes. The board of directors noted that those stockholders would have relatively liquid shares of Intercell common stock.

•	Potential Conflicts of Interest. Our board of directors was aware of the potential conflicts of interest between our company, on the one hand, and certain of our executive officers and directors, on the other hand, as a result of the transactions contemplated by the merger agreement. These potential conflicts of interest included the potential severance payments to our executive officers, the cash payments to be received for options held by our directors and executive officers and, in the case of Mr. Barrett, the cash payments to be received for the outstanding warrants held by New Enterprise Associates. See ‘‘Interests of Our Directors and Executive Officers in the Merger” beginning on page 29.

Our board of directors believed that, overall, the potential benefits of the merger to our stockholders outweigh the risks of the merger and provide the maximum value to our stockholders. In analyzing the proposed merger, our board of directors and our management were assisted and advised by legal counsel.

The foregoing discussion covers all material factors considered by our board of directors. In light of the variety of factors considered in connection with its evaluation of the merger, the merger agreement and the transactions contemplated by the merger agreement, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of our board of directors applied his own personal business judgment to the process and may have given different weight to different factors.

Opinion of Cowen and Company, LLC

Pursuant to an engagement letter dated May 8, 2008, we retained Cowen to render an opinion to the board of directors of Iomai as to the fairness, from a financial point of view, to the holders of Iomai common stock, other than Intercell and its affiliates and the stockholders party to the share exchange agreement, of the consideration to be received in the merger.

On May 12, 2008, Cowen delivered certain of its written analyses and its oral opinion to our board of directors, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions set forth therein, as of May 12, 2008, the consideration to be paid in the merger was fair, from a financial point of view, to our stockholders, other than Intercell and its affiliates and the stockholders party to the share exchange agreement. There have been no material changes in our operations, performance or in any of the projections or assumptions upon which Cowen based its opinion since the delivery of the opinion, and we do not anticipate any such material changes. The full text of the written opinion of Cowen, dated May 12, 2008, is attached hereto as Annex D and is incorporated by reference. Holders of our common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. The summary of the written opinion of Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. Cowen’s analyses and opinion were prepared for and addressed to our board of directors and are directed only to the fairness, from a financial point of view, of the consideration to be paid in the merger, and do not constitute an opinion as to the merits of the merger or a recommendation to any stockholder as to how to vote on the proposed merger or to take any other action in connection with the merger or otherwise. The consideration to be received in the merger was determined through negotiations between us and Intercell and not pursuant to recommendations of Cowen. Cowen has consented to the inclusion of its written opinion in this proxy statement.

In arriving at its opinion, Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	a draft of the merger agreement dated May 12, 2008;

•	certain publicly available financial and other information for our company, and certain other relevant financial and operating data furnished to Cowen by our management;

•	certain internal financial analyses, financial forecasts, reports and other information concerning our company (the “Iomai Forecasts”) prepared by our management;

•	Reuters estimates (“Reuters Estimates”) and financial projections in Wall Street analyst reports (“Wall Street Projections”) for our company;

•	discussions Cowen had with certain members of our management concerning the historical and current business operations, financial conditions and prospects of our company and such other matters Cowen deemed relevant;

•	the reported price and trading history of the shares of our common stock as compared to the reported price and trading histories of certain publicly traded companies Cowen deemed relevant;

•	certain financial terms of the merger as compared to the financial terms of certain selected business combinations Cowen deemed relevant;

•	based on the Iomai Forecasts and Wall Street Projections, the cash flows generated by our company on a stand-alone basis to determine the present value of the discounted cash flows; and

•	such other information, financial studies, analyses and investigations and such other factors that Cowen deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its opinion, Cowen, with our consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by us or which was publicly available or otherwise reviewed by Cowen. Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently verify, this information. Cowen relied upon, without independent verification, the assessment of our management as to existing products and services of our company and the validity of, and risks associated with, the future products and services of our company. In addition, Cowen did not conduct any physical inspection of the properties or facilities of our company. Cowen further relied upon the assurance of our management that they were unaware of any facts that would make the information provided to Cowen incomplete or misleading in any respect. Cowen, with our consent, assumed that the financial forecasts provided to Cowen were reasonably prepared by our management, and reflected the best available estimates and good faith judgments of our management as to the future performance of our company. Our management confirmed to Cowen, and Cowen assumed, with our consent, that the Iomai Forecasts and the Wall Street Projections utilized in Cowen’s analyses, provided a reasonable basis for its opinion.

Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of our company, nor was Cowen furnished with these materials. Cowen’s opinion does not address, and Cowen expresses no views with regard to, any legal matters. Cowen’s services to our company in connection with the merger were comprised solely of rendering an opinion from a financial point of view of the consideration to be paid in the merger. Cowen expresses no view as to any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Without limiting the generality of the foregoing, Cowen does not express any view with respect to the share exchange agreement or any of the transactions contemplated thereby. Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Cowen on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion and Cowen expressly disclaims any responsibility to do so. Additionally, Cowen was not engaged to be involved in any determinations of our board of directors or our management to pursue strategic alternatives or in the negotiation of any of the terms of the merger. Cowen was not authorized or requested to, and did not, solicit alternative offers for our company or our assets, nor did Cowen investigate any other alternative transactions that may be available to us.

In rendering its opinion, Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver thereof. Cowen assumed that the final form of the merger agreement would be substantially similar to the last draft received by Cowen prior to rendering its opinion. Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger.

Cowen’s opinion does not constitute a recommendation to any Iomai stockholder as to how the stockholder should vote on the proposed merger. Cowen’s opinion does not imply any conclusion as to the likely trading range for Intercell common stock following consummation of the merger or otherwise, which may vary depending on numerous factors that generally influence the price of securities. Cowen’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid in the merger. Cowen expresses no opinion as to the underlying business reasons that may support the decision of the our board of directors to approve, or our decision to consummate, the merger or the relative merits of the merger as compared to other business strategies or transactions that might be available to our company. Cowen’s opinion does not address the fairness of the amount or the nature of any compensation to any of our officers, directors or employees, or any class of such persons, relative to the consideration to be offered to our stockholders.

The following is a summary of the principal financial analyses performed by Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions set forth herein underlying the analyses, could create a misleading or incomplete view of the financial analyses. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with our management the assumptions on which such analyses were based and other factors, including the historical and projected financial results of our company. No limitations were imposed by our board of directors with respect to the investigations made or procedures followed by Cowen in rendering its opinion.

Analysis of Selected Publicly Traded Companies. To provide contextual data and comparative market information, Cowen compared selected historical operating and financial data and ratios for our company to the corresponding financial data and ratios of certain other companies (the “Selected Companies”) whose securities are publicly traded and which Cowen believes have operating, market valuation and trading valuations similar to what might be expected of our company. These Selected Companies were:

•	Development stage infectious disease vaccine companies: Optimer Pharmaceuticals Inc., Novavax Inc., Vical Inc.

•	Development stage infectious disease companies: Pharmasset Inc., Ardea Biosciences Inc., Achillion Pharmaceuticals Inc., Anadys Pharmaceuticals Inc., Replidyne Inc., Genelabs Technologies Inc., Panacos Pharmaceuticals Inc., Inhibitex Inc.

The following tables present the market capitalization of common stock (referred to as the “equity value”) and the equity value plus debt and less cash (referred to as the “enterprise value”) of the Selected Companies.

Selected Development Stage Infectious Disease Vaccine Companies

Company	Equity Value	Enterprise Value
	($ in Millions)

Optimer Pharmaceuticals Inc.	$200.0	$149.0
Novavax Inc.	169.7	150.5
Vical Inc.	129.4	69.2
High	$200.0	$150.5
Mean	166.4	122.9
Median	169.7	149.0
Low	129.4	69.2

Selected Development Stage Infectious Disease Companies

Company	Equity Value	Enterprise Value
	($ in Millions)

Pharmasset Inc.	$344.2	$291.1
Ardea Biosciences Inc.	190.5	134.3
Achillion Pharmaceuticals Inc.	60.5	41.7
Anadys Pharmaceuticals Inc.	60.0	11.2
Genelabs Technologies Inc.	40.7	3.0
Replidyne Inc.	37.4	(40.8)
Panacos Pharmaceuticals Inc.	28.7	4.0
Inhibitex Inc.	28.3	(16.5)
High	$344.2	$291.1
Mean	98.8	53.5
Median	50.3	7.6
Low	28.3	(40.8)

The following table presents the range of the per share equity values and the range of the per share equity values based on enterprise values for our company implied by this analysis. The implied per share equity value range was calculated by dividing the mean and median equity values of the Selected Companies by the fully diluted shares outstanding of our company (determined pursuant to the treasury stock method). The implied per share equity value range based on enterprise value was calculated by subtracting the company’s net debt from the mean and median enterprise values of the Selected Companies and dividing that result by the fully diluted shares outstanding of our company (determined pursuant to the treasury stock method). The information in the table is based on the closing stock prices of the Selected Companies on May 9, 2008.

	Implied Iomai per Share Equity Value
	Equity	Enterprise	Iomai per Share
	Value	Value	Transaction Equity
Valuation Methodology	Basis	Basis	Value

Development Stage Infectious Disease Vaccine Companies	$5.91-$6.01	$4.89-$5.74	$6.60
Development Stage Infectious Disease Companies	$1.88-$3.61	$0.77-$2.43	$6.60

Although the Selected Companies were used for comparison purposes, none of those companies is directly comparable to our company. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or our company to which they are being compared.

Analysis of Selected Transactions. Cowen reviewed the financial terms, to the extent publicly available, of 33 transactions (the “Phase II Transactions”) involving the acquisition of companies with lead product candidates in Phase II development, which were announced or completed since 1999, and in which the deal value exceeded $20.0 million.

The following table presents the equity value and enterprise value for each of the Phase II Transactions.

Selected Phase II Transactions

Date
Announced	Target	Acquiror	Equity Value	Enterprise Value
			($ in Millions)

03/20/08	Avecia Biologics Limited (Biodefense Vaccine Business)	Pharmathene, Inc.	$20.0	$20.0
02/25/08	Proprius Pharmaceuticals, Inc.	Cypress Biosciences, Inc.	37.5	37.5
02/06/08	Dynogen Pharmaceuticals Inc.	Apex Bioventures Acquisition Corp.	98.0	98.0
12/05/07	Ester Neurosciences	Amarin Corp.	15.0	15.0
10/22/07	Celldex Therapeutics, Inc.	AVANT Immunotherapeutics, Inc.	115.0	115.0
10/15/07	Biolipox AB	Orexo AB	133.7	133.7
07/25/07	Systems Medicine, Inc.	Cell Therapeutics, Inc.	20.0	20.0
04/03/07	Hypnion, Inc.	Eli Lilly & Co.	315.0	315.0
03/12/07	Oxxon Therapeutics Ltd.	Oxford BioMedica PLC	30.6	24.8
01/31/07	Arrow Therapeutics	AstraZeneca PLC	150.0	150.0
11/15/06	Cabrellis Pharmaceuticals Corp.	Pharmion Corp.	59.0	55.0
11/06/06	Pipex Therapeutics	Sheffield Pharmaceuticals	21.7	23.5
10/12/06	RxKinetix	Endo Pharmaceuticals	20.0	20.0
06/08/06	TorreyPines Therapeutics	Axonyx	59.3	35.0
03/15/06	Vela Pharmaceuticals Inc.	Pharmos Corporation	29.7	29.7
01/09/06	Micromet AG	CancerVax Corp.	86.3	86.3
12/22/05	Miikana Therapeutics, Inc.	EntreMed, Inc.	21.2	21.2
12/15/05	Cyclacel Ltd.	Xcyte Therapies, Inc.	25.2	25.2
07/06/05	Ionix Pharmaceuticals Limited	Vernalis plc	22.0	22.0
05/12/05	Salmedix, Inc.	Cephalon, Inc.	160.0	135.0
01/27/05	BioPartners Ltd.	Minster Pharmaceuticals, Inc.	117.6	117.6
09/01/04	Zycos, Inc.	MGI Pharma, Inc.	50.0	50.0
09/01/04	Aesgen, Inc.	MGI Pharma, Inc.	32.0	32.0
04/29/04	Chrysalis BioTechnology, Inc.	OrthoLogic Corp.	27.5	27.5
10/14/03	Oculex Pharmaceuticals, Inc.	Allergan, Inc.	230.0	230.0
09/30/03	Axovan AG	Actelion Ltd.	45.4	45.4
02/25/03	Corvas International, Inc.	Dendreon Corp.	72.9	(9.9)
12/31/02	Zentaris AG	Aeterna Laboratories, Inc.	51.6	51.6
01/07/02	Matrix Pharmaceutical, Inc.	Chiron Corp.	58.7	37.0
11/26/01	Gilead Sciences, Inc. (Oncology Assets)	OSI Pharmaceuticals, Inc.	170.0	170.0
02/19/01	Cantab Pharmaceutials plc	Xenova Group plc	90.1	73.1
12/01/99	Celtrix Pharmaceuticals, Inc.	INSMED Pharmaceuticals, Inc.	43.6	46.1
10/14/99	LeukoSite, Inc.	Millennium Pharmaceuticals, Inc,	572.9	551.6
High			$572.9	$551.6
Mean			91.0	85.0
Median			51.6	45.4
Low			15.0	(9.9)

Cowen also reviewed the financial terms, to the extent publicly available, of 10 transactions (the “Infectious Disease Transactions”) involving the acquisition of companies in the infectious disease industry, which were announced or completed since 1999, and in which the target’s lead product candidate was not yet marketed and in which the deal value exceeded $20.0 million.

The following table presents the equity value and enterprise value for each of the Infectious Disease Transactions.

Selected Development Stage Infectious Disease Transactions

Date
Announced	Target	Acquiror	Equity Value	Enterprise Value
			($ in Millions)

03/20/08	Avecia Biologics Limited (Biodefense Vaccine Business)	Pharmathene, Inc.	$20.0	$20.0
03/12/07	Oxxon Therapeutics Ltd	Oxford BioMedica PLC	30.6	24.8
01/31/07	Arrow Therapeutics	AstraZeneca PLC	150.0	150.0
07/19/06	Corus Pharma	Gilead Sciences	365.0	365.0
04/19/05	Peninsula Pharmaceuticals, Inc.	Johnson & Johnson	245.0	245.0
06/03/04	Panacos Pharmaceuticals, Inc.	V.I. Technologies, Inc.	27.0	27.0
03/21/03	RiboTargets Ltd.	British Biotech plc	40.9	30.3
07/31/02	Biosearch Italia SpA	Versicor, Inc.	260.7	151.5
03/22/02	Tibotec-Virco NV	Johnson & Johnson	320.0	320.0
02/19/01	Cantab Pharmaceuticals plc	Xenova Group plc	90.1	73.1
High			$365.0	$365.0
Mean			154.9	140.7
Median			120.1	111.6
Low			20.0	20.0

The following table presents the range of the per share equity values and the range of the per share equity values based on enterprise values for our company implied by this analysis. The implied per share equity value range was calculated by dividing the mean and median equity values of the Phase II Transactions and Infectious Disease Transactions by the fully diluted shares outstanding of our company (determined pursuant to the treasury stock method). The implied per share equity value range based on enterprise value was calculated by subtracting the company’s net debt from the mean and median enterprise values of the Phase II Transactions and Infectious Disease Transactions and dividing that result by the fully diluted shares outstanding of our company (determined pursuant to the treasury stock method).

	Implied Iomai per Share Equity Value
	Equity	Enterprise	Iomai per Share
Valuation	Value	Value	Transaction Equity
Methodology	Basis	Basis	Value

Comparison to Phase II Transactions	$1.93-$3.33	$2.14-$3.55	$6.60
Comparison to Infectious Disease Transactions	$4.37-$5.55	$4.49-$5.49	$6.60

Although the Phase II Transactions and Infectious Disease Transactions were used for comparison purposes, none of those transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to our company. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or our company to which they are being compared.

Discounted Cash Flow Analysis. Cowen estimated a range of values for our common stock based upon the discounted present value of the projected cash flows of our company described in the Iomai Forecasts provided by our management and the Wall Street Projections, for the fiscal years ended 2008 through 2012, and of the terminal value of our company at 2012, based upon multiples of revenue. Cash flow was calculated by taking projected EBIT and subtracting from this amount capital expenditures, changes in working capital and changes in other assets and liabilities and adding depreciation and amortization. In performing this analysis, Cowen utilized discount rates ranging from 25.0% to 35.0%, which were selected based on the estimated industry weighted average cost of capital and clinical and regulatory risk inherent in our pipeline. Cowen utilized terminal multiples of revenue ranging from 2.5 times to 3.0 times, these multiples representing the general range of multiples of revenue for selected precedent specialty pharmaceutical transactions.

Utilizing this methodology, the per share equity value of Iomai ranged from:

•	$5.00 to $7.85 per share, based on the Iomai Forecasts; and

•	$0.54 to $1.74 per share, based on the Wall Street Projections.

The following table presents the mean revenue estimates and mean operating income (loss) estimates from the Wall Street Projections used in this analysis for the fiscal years ended 2008 through 2012.

	Projected Financials
	2008	2009	2010	2011	2012

Wall Street Projections
Total Revenues	$16.0	$24.0	$35.5	$77.2	$92.3
Operating Income (Loss)	(29.8)	(28.9)	(26.8)	(12.8)	(6.0)

The Wall Street Projections were not provided by us and are not adopted by us as our projections. Our management provided Cowen with its own Iomai Forecasts, which were used by Cowen and are summarized in a table on pages 54-55.

Analysis of Premiums Paid in Selected Transactions. Cowen reviewed the premium of the offer price over the trading prices one trading day and 20 trading days prior to the announcement date of 22 selected transactions in the biotechnology industry announced since 2003, in which the target was a publicly traded company at the time of announcement and the consideration to be received was comprised solely of cash.

The following table presents the 22 selected transactions and the one trading day premium and 20 trading day premium for each selected transaction.

Selected $100-$500 Million Biotech Transactions Since 2003—Cash Only

				Premium
				1 Trading Day
				Prior to	20 Trading Days
Date			Value of	Announcement	Prior to
Announced	Target Name	Acquiror Name	Transaction	Date	Announcement Date
			($ in Millions)

3/31/2008	Bentley Pharmaceuticals Inc	Teva Pharma Inds Ltd	$356.5	9.3	1.6
2/26/2008	CollaGenex Pharmaceuticals Inc	Galderma Laboratories LP	419.6	29.7	38.8
2/20/2008	Encysive Pharmaceuticals Inc	Pfizer Inc	186.4	117.6	261.5
12/26/2007	Nuclear Solutions Inc	Inter-Americas Inc	102.9	134.4	177.8
10/30/2007	Bradley Pharmaceuticals Inc	Nycomed US Inc	349.4	25.0	8.9
10/1/2007	ViaCell Inc	PerkinElmer Inc	301.3	53.6	68.6
4/6/2007	Stratagene Corp	Agilent Technologies Inc	252.3	28.6	26.5
2/12/2007	Adeza Biomedical Corp	Cytyc Corp	445.9	54.5	65.2
11/24/2006	Inyx Inc	Investor Group	159.9	36.8	24.4
11/20/2006	CoTherix Inc	Actelion Ltd	417.6	20.5	77.6
11/15/2006	Embrex Inc	Pfizer Animal Health	150.4	42.6	43.6
8/14/2006	Tripath Imaging Inc	Becton Dickinson & Co	387.6	71.6	54.7
7/26/2005	BioSource International Inc	Invitrogen Corp	138.2	78.1	84.4
4/29/2005	Corixa Corp	GlaxoSmithKline PLC	300.8	47.7	51.7
4/19/2005	Orphan Medical Inc	Jazz Pharmaceuticals Inc	140.6	25.7	14.9
1/27/2005	Genencor International Inc	Danisco AS	487.2	(3.5)	(9.8)
1/27/2005	Genencor International Inc	Danisco AS	183.8	23.9	15.8
7/2/2004	Del Laboratories Inc	Kelso & Co	400.8	14.0	19.1
3/8/2004	Interpore International Inc	Biomet Inc	281.8	17.5	23.9
2/4/2004	Lannett Co Inc	Perrigo Co	197.8	(16.8)	(13.5)
6/2/2003	Ribapharm Inc	ICN Pharmaceuticals Inc	187.3	23.0	50.2
1/16/2003	3-Dimensional Pharmaceuticals	Johnson & Johnson Inc	133.9	89.4	88.2
			Median	29.1	41.2
			Mean	42.0	53.4

Cowen then applied these premiums to the our common stock prices one trading day and twenty trading days prior to May 9, 2008.

Using this methodology, the implied equity value per share of our common stock ranged from:

•	$3.32 (median) to $3.65 (mean) per share, based on the one day median and mean premiums of 29.1% and 42.0%, respectively, and stock price; and

•	$3.39 (median) to $3.68 (mean) per share, based on the 20 trading day median and mean premiums of 41.2% and 53.4%, respectively, and stock price.

The summary set forth above does not purport to be a complete description of all the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised our board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond our control. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Iomai, Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Cowen and its opinion were among several factors taken into consideration by our board of directors in making its decision to enter into the merger agreement and should not be considered as determinative of such decision.

Cowen was selected by our board of directors to render an opinion to our board of directors because Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to us, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and have received and may in the future receive fees for the rendering of such services. In particular, in February 2006, Cowen acted as co-lead manager of our initial public offering and, in March 2007, Cowen acted as exclusive placement agent of our private placement. In the past two years preceding the date of its opinion, Cowen received $1,448,901 for its services related to our March 2007 private placement. The issuance of Cowen’s opinion was approved by Cowen’s fairness opinion review committee.

Pursuant to the Cowen engagement letter, we agreed to pay $500,000 to Cowen for rendering its opinion, payable upon the delivery of Cowen’s opinion. Additionally, we have agreed to reimburse Cowen for its out-of-pocket expenses, including attorneys’ fees, and have agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Cowen, which are customary in transactions of this nature, were negotiated at arm’s length between us and Cowen, and our board of directors was aware of the arrangement.

Merger Financing; Source and Amounts of Funds

Merger Sub’s obligation to complete the merger is not conditioned upon its ability to obtain funds sufficient to do so. Intercell has represented to us that it has sufficient funds to pay the aggregate merger consideration and other amounts payable pursuant to the merger agreement to consummate the merger and the other transactions contemplated by the merger agreement. The total amount of funds required by Merger Sub to pay all the merger consideration and related fees and expenses in connection with the merger is estimated to be approximately $118,000,000. Intercell has advised us that it will provide the required funds from cash on hand.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger, our stockholders should be aware that some of our directors and executive officers have personal interests in the merger that are, or may be, different from, or in addition to, your interests. Our board of directors was aware of the interests described below and considered them, among other matters, when approving the merger.

CEO Employment Agreement.

We have entered into an employment agreement with Stanley C. Erck, our President and Chief Executive Officer. We have not entered into any employment agreements with any of our other principal executive officers. We entered into an employment agreement with Mr. Erck as of May 18, 2000, that, as amended, provides for his employment as President and Chief Executive Officer and a position on the board of directors for the term of the agreement. The agreement continues indefinitely until either party terminates Mr. Erck’s employment. Mr. Erck’s salary and bonus have been adjusted annually by our board of directors, and Mr. Erck earned a salary of $364,100 and a bonus of $126,980 for 2007 and a salary of $375,100 for 2008, with a bonus to be determined. Mr. Erck’s employment agreement, as amended, provides for certain payments and the acceleration of vesting of stock options if his employment is terminated at any time following a change in control — see under “Severance Payments to Executive Officers” for more details. Mr. Erck’s employment agreement also includes covenants relating to the protection of our confidential information, the assignment of inventions, restrictions on soliciting our employees and restrictions on competing with our business.

Executive Change in Control Agreements.

We have also entered into change in control agreements with Gregory M. Glenn and Russell P. Wilson, dated as of December 1, 2005, that, as amended, provide that if, within one year following a change in control (as defined in their respective agreements), such officer is terminated without cause (as defined in their respective agreements) or if such officer terminates his employment for good reason (as defined in their respective agreements), each of them is entitled to a cash payment equal to his then current annual base salary (or, if his base salary has been reduced in the sixty days prior to his termination or at any time following a change in control, his base salary in effect prior to such reduction), plus the higher of his target incentive bonus for that year or his actual incentive bonus for the prior year, as well as coverage under our medical plans (including coverage for dependents, as applicable) for twelve months following the date of termination, at our expense. In addition, upon a termination as described above at any time after a change in control, any unvested employee stock options granted to such officer prior to or in connection with the change in control immediately vest and become exercisable. The definition of “change in control” for the purposes of these agreements includes, among other things, the acquisition by an individual, entity or group of 40% or more of either our then outstanding common stock or the combined voting power of our outstanding securities.

Common Stock and Stock Options.

Each of Messrs. Erck, Glenn and Wilson is eligible annually to receive an incentive bonus that our board of directors may grant, at its sole discretion, to the executive, based on our board of director’s assessment of the executive’s individual performance. Each of our non-employee directors is entitled to receive an option to purchase 10,000 shares of our common stock following each annual stockholders meeting.

For Messrs Erck, Glenn and Wilson, under the merger agreement, each of their outstanding options to purchase shares of common stock issued under our 1998 Stock Option Plan and 1999 Stock Incentive Plan will be fully vested and exercisable no less than 30 days prior to the effective time of the merger, and upon the consummation of the merger, to the extent not exercised prior to the effective time of the merger, will be cancelled and terminated and, in consideration of such cancellation and termination, Intercell will, or will cause Iomai as the surviving corporation to, promptly, and in no event later than three business days after the effective time of the merger, pay to such holders of options, an amount in respect thereof equal to the product of (i) the excess, if any, of $6.60 over the exercise price of each such option multiplied by (ii) the number of shares of our common stock issuable upon exercise of the option. No payments will be made with respect to such stock options that have per share exercise prices above $6.60.

For Messrs. Erck, Glenn and Wilson, under the merger agreement, each of their outstanding options to purchase shares of common stock issued under our 2005 Incentive Plan that are scheduled to vest prior to the effective time of the merger, will be exercisable prior to the effective time of the merger, and upon the consummation of the merger, to the extent not exercised prior to the effective time of the merger, will be cancelled and terminated and, in consideration of such cancellation and termination,

Intercell will replace such option with a fully vested and exercisable option to purchase shares of Intercell common stock. Each of their outstanding options to purchase shares of common stock issued under our 2005 Incentive Plan that are unvested by its terms as of the effective time of the merger, upon the consummation of the merger, will be cancelled and terminated, and in consideration of such cancellation and termination, Intercell will replace such option with an option to purchase shares of Intercell common stock, subject to the same vesting schedule the cancelled and terminated option had under Iomai’s 2005 Incentive Plan. The exercise price and number of shares subject to all such options to purchase Intercell common stock will be determined consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D). The method of determining the exercise price and number of shares under the Intercell option is described in more detail in “Treatment of Our Stock Options and Warrants” on page 37.

Under the terms of our 2005 Incentive Plan, for options held by our non-employee directors, each outstanding option to purchase our common stock, to the extent not exercised prior to the effective time of the merger, whether vested or unvested, will be cancelled and will thereafter represent the right to receive, in consideration for such cancellation, a cash payment equal to the excess, if any, of the $6.60 per share merger consideration over the per share option exercise price, multiplied by the number of shares of our common stock subject to the option. No payments will be made with respect to such stock options that have per share exercise prices above $6.60.

The following table summarizes the ownership of options and common stock by our executive officers and directors as of the date hereof, and assuming the effective time of the merger is September 15, 2008:

Executive Officers

	Options Granted Under 1998 Stock Option Plan or 1999
	Stock Incentive Plan		Options Granted Under 2005 Incentive Plan
	Exercise Price	Exercise Price	Vested as of	Unvested as of
	Below Merger	Above Merger	Effective Time of	Effective Time of	Company
Name	Consideration	Consideration	Merger	Merger	Common Stock

Stanley C. Erck	621,149	—	181,250	343,750	25,000
Gregory M. Glenn	415,383	—	93,750	206,250	71,885
Russell P. Wilson	112,072	—	112,500	262,500	11,000

Non-Employee Directors

	Options Granted Under 1998
	Stock Option Plan or 1999		Options Granted Under 2005
	Stock Incentive Plan		Incentive Plan
	Exercise Price	Exercise Price	Exercise Price	Exercise Price
	Below Merger	Above Merger	Below Merger	Above Merger	Company
Name	Consideration	Consideration	Consideration	Consideration	Common Stock

M. James Barrett(1)	—	—	20,000	—	0
R. Gordon Douglas	23,076	—	20,000	—	0
Richard Douglas	23,076	—	20,000	—	3,461
F. Weller Meyer	—	—	20,000	—	50,000
Thomas Martin Vernon	—	—	20,000	—	4,000

(1)	Does not include any shares of common stock held by New Enterprise Associates (and its associated entities) which is subject to a share exchange agreement with Intercell. See page 34 for discussion of the interests of New Enterprise Associates.

The following table shows the approximate amount in cash that each executive officer and director is expected to receive, based on equity awards held as of the date of this proxy statement, as a result of the cash-out of options and shares of common stock held by such individual upon the effective time of the merger, and assuming the effective time of the merger is September 15, 2008 and that each individual exercises all stock options that are vested immediately prior to such effective time:

Executive Officers

		Company
Name	Stock Options(1)	Common Stock

Stanley C. Erck	$3,763,400.31	$165,000
Gregory M. Glenn	$2,483,216.77	$474,441
Russell P. Wilson	$788,314.68	$72,600

Directors

		Company
Name	Stock Options(1)	Common Stock

M. James Barrett(2)	$63,000.00	$0
R. Gordon Douglas	$194,302.44	$0
Richard Douglas	$194,302.44	$22,843
F. Weller Meyer	$66,600.00	$330,000
Thomas Martin Vernon	$66,600.00	$26,400

(1)	Subject to applicable state and federal tax withholding and other deductions and assessments as required by law.

(2)	Does not include any shares of common stock held by New Enterprise Associates (and its associated entities) which is subject to a share exchange agreement with Intercell. See page 34 for a discussion of interests of New Enterprise Associates.

The following table shows the approximate number of options issued under our 2005 Incentive Plan for each executive officer that are expected to be substituted by options to purchase Intercell common stock, based on equity awards held as of the date of this proxy statement, as a result of the substitution of unvested Iomai stock options issued under the 2005 Incentive Plan, upon the effective time of the merger, assuming the effective time of the merger is September 15, 2008 and that each officer exercises all stock options to purchase our common stock that are vested immediately prior to such effective time:

Executive Officers

Stock Options to be
Name	Substituted

Stanley C. Erck	343,750
Gregory M. Glenn	206,250
Russell P. Wilson	262,500

Potential Severance Payments to Executive Officers.

Under Mr. Erck’s employment agreement, as amended, if Mr. Erck’s employment is terminated without cause (as defined in the agreement) or if he terminates his employment for good reason (as defined in the agreement), he is entitled to a cash payment equal to twice (A) his then current annual base compensation (or, if his base compensation has been reduced in the sixty days prior to his termination or at any time following a change in control, his base compensation in effect prior to such reduction), plus (B) the higher of his target incentive bonus for the year of termination or his actual incentive bonus for the prior year. Mr. Erck also is entitled to coverage for himself and his dependents under our medical plans for twelve months following the date of termination at our expense.

Under Mr. Erck’s employment agreement, “Good Reason” means the occurrence of any of the following events:

(1) a material reduction in authority or areas of responsibility;

(2) his base compensation is reduced by an amount greater than five percent of his base compensation prior to such reduction; or

(3) he ceases to be a member of the Board of Directors for any reason other than for Cause.

Under Mr. Erck’s employment agreement, “Cause” means:

(1) a willful failure by Mr. Erck to substantially perform his duties and responsibilities in accordance with his employment agreement, other than a failure resulting from his complete or partial incapacity due to physical or mental illness or impairment;

(2) a willful act by Mr. Erck which constitutes personal dishonesty, incompetence, gross misconduct or breach of fiduciary duty involving personal profit or fraud which in each instance is materially injurious to Iomai;

(3) a willful violation of any law, rule or regulation or any final cease-and-desist order relating to the operation of the business of Iomai;

(4) a conviction of, or a plea of “guilty” or “no contest” to, a felony or a crime involving moral turpitude; or

(5) a breach by Mr. Erck of his representations and covenants set forth in his employment agreement.

Under Messrs. Glenn and Wilson’s change in control agreements, as amended, within the first year following a change in control (as defined in their respective agreements), if such officer is terminated without cause (as defined in their respective agreements) or if such officer terminates his employment for good reason (as defined in their respective agreements), each of them is entitled to a cash payment equal to his then current annual base salary (or, if his base salary has been reduced in the sixty days prior to his termination or at any time following a change in control, his base salary in effect prior to such reduction), plus the higher of his target incentive bonus for the year of termination or his actual incentive bonus for the prior year, as well as coverage under our medical plans for himself and his dependents for twelve months following the date of termination, at our expense.

In the event of such a severance-qualifying termination, the following table shows the approximate amount of potential cash severance payable to each executive officer following termination of employment in 2008, based on compensation and benefit levels in effect on May 12, 2008, assuming the executive officer’s employment terminates under circumstances that entitle the executive officer to severance.

Cash
Name	Severance(1)(2)

Stanley C. Erck	$1,151,638
Gregory M. Glenn	$478,204
Russell P. Wilson	$412,060

(1)	Subject to applicable state and federal tax withholding and other deductions and assessments as required by law.

(2)	These amounts include the value of continued benefits and vacation accrued (as of April 30, 2008), due under the agreements. We assumed in each case that termination is not for cause, the executive does not violate his non-competition or non-solicitation agreements with us following termination, the executive does not receive medical and life insurance coverage from another employer within one year of termination and the executive does not incur legal fees requiring reimbursement from us. We used the same assumptions for health care benefits that we used for our financial reporting under generally accepted accounting principles.

Under Mr. Erck’s employment agreement, as amended, after a change in control (as defined in the agreement), upon the termination of Mr. Erck’s employment with the company for any reason or upon his separation from the company for any reason, all of his unvested options immediately vest and become exercisable. Pursuant to the merger agreement, these acceleration of vesting provisions would apply to any options to purchase Intercell common stock that Mr. Erck received upon the consummation of the merger and any future options to purchase Intercell common stock he may receive.

Under Messrs. Glenn and Wilson’s change in control agreements, as amended, after a change in control (as defined in their respective agreements), if either of Dr. Glenn’s or Mr. Wilson’s employment with the company is terminated without cause (as defined in their respective agreements) or if either of Dr. Glenn or Mr. Wilson terminates his employment with the company for good reason (as defined in their respective agreements), any unvested employee stock options granted to either of them prior to or in connection with the change in control immediately vest and become exercisable. Pursuant to the merger agreement, these acceleration of vesting provisions would apply to any options to purchase Intercell common stock that Dr. Glenn or Mr. Wilson received upon the consummation of the merger.

The following table shows the approximate number of options issued under our 2005 Incentive Plan for each executive officer that are expected to be substituted by options to purchase Intercell common stock, based on equity awards held as of the date of this proxy statement, as a result of the substitution of unvested Iomai stock options issued under the 2005 Incentive Plan, upon the effective time of the merger, assuming the effective time of the merger is September 15, 2008 and that each officer exercises all stock options to purchase our common stock that are vested immediately prior to such effective time. Such number of options to be substituted for options to purchase shares of Intercell common stock set forth next to each officer’s name forms the basis for the minimum number of options that would immediately vest and become exercisable assuming each officer’s employment with the company is terminated immediately after the effective time of the merger in a manner that would trigger acceleration of vesting under each officer’s agreement:

Executive Officers

	Stock Options to be	Weighted Average
Name	Substituted	Exercise Price

Stanley C. Erck	343,750	$4.84
Gregory M. Glenn	206,250	$4.53
Russell P. Wilson	262,500	$4.62

Director and Officer Indemnification and Insurance.

Section 145 of the Delaware General Corporate Law permits a Delaware corporation to include in its charter documents, and in agreements between a corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by current law. We have included in our by-laws provisions to limit or eliminate the personal liability of our directors to the fullest extent permitted under Delaware law, as it now exists or may in the future be amended. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, except (a) for any breach of such director’s duty of loyalty, (b) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (c) for unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporate Law and (d) for any transaction resulting in receipt by such person of an improper personal benefit. In addition, our by-laws provide that we will indemnify our directors and officers to the fullest extent permitted by law, including if he or she is serving as a director, officer, employee or agent of another company at our request, against any and all expenses (including attorneys’ fees), liabilities or other matters covered by rights to which the directors and officers are entitled under the by-laws, any agreement, vote of stockholders or disinterested directors of otherwise, to any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of Iomai or otherwise, by reason of the fact that he or she is or was a director or officer of Iomai, or is or was serving at our request as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. Expenses for the defense of any action for which indemnification may be available may be advanced by us under certain circumstances. We maintain liability insurance which insures our directors and officers against certain losses and insures us with respect to our obligations to indemnify our directors and officers.

Pursuant to the merger agreement, Intercell has agreed that any rights to indemnification, advancement of expenses or exculpation existing in favor of our directors or officers as provided in our certificate of incorporation and our by-laws or pursuant to any other agreements, in each case, in effect as of the date of the merger agreement, shall survive the merger and shall continue in full force and effect in accordance with their terms. For six years after the effective time of the merger, to the full extent permitted under applicable law, Intercell and Iomai, as the surviving corporation, have agreed to indemnify, defend and hold harmless our directors and officers against losses, claims, damages or other liabilities with respect to matters occurring at or prior to the effective time of the merger. For at least six years after the effective time of the merger, Intercell will cause Iomai as the surviving corporation to maintain the same limits, terms and conditions of our current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the effective time of the merger, covering each person currently covered by our directors’ and officers’ liability insurance policy; provided that Iomai as the surviving corporation may substitute policies containing terms with respect to coverage and amounts no less favorable to the directors and officers, and provided that Intercell and Iomai as the surviving corporation are not obligated to pay more than 250% of the last annual aggregate premium paid prior to the date of the merger agreement by Iomai in the aggregate to obtain such coverage. Additionally, the merger agreement provides that Intercell will have an option to cause coverage to be extended under our current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than our current directors’ and officers’ liability insurance, provided such “tail” policy can be obtained for no more than 250% of the last annual aggregate premium paid prior to the date of the merger agreement by Iomai in the aggregate to obtain such coverage.

Restrictive Covenants.

Mr. Erck is subject to non-competition and non-solicitation provisions that apply for a period following termination of employment with us equal to two years. Each of Dr. Glenn and Mr. Wilson is subject to non-solicitation provisions that apply for a period following termination of employment with us equal to one year.

Interests of New Enterprise Associates

Pursuant to the merger agreement, upon the consummation of the merger, each outstanding warrant to purchase Iomai common stock held by New Enterprise Associates 10, Limited Partnership, which is an affiliate of our chairman of our board, M. James Barrett, to the extent not exercised prior to the consummation of the merger, will be cashed out, without interest, in an amount equal to the product of (i) the excess of $6.60 over the $5.25 exercise price of each such warrant multiplied by (ii) the number of shares of Iomai common stock issuable upon exercise of the warrant. As of the record date, New Enterprise Associates 10, Limited Partnership held warrants to purchase 550,535 shares of Iomai common stock.

Additionally, pursuant to the share exchange agreement, New Enterprise Associates 10, Limited Partnership and NEA Ventures 2002, Limited Partnership, which are both affiliates of M. James Barrett, have agreed to exchange all their shares of our common stock into shares of Intercell common stock prior to the effective time of the merger. Under the terms of the share exchange agreement, each share of Iomai common stock held by New Enterprise Associates 10, Limited Partnership and NEA Ventures 2002, Limited Partnership will be exchanged for the number of shares (rounded to the nearest whole share) of Intercell common stock equal to $6.60 divided by the closing sale price for Intercell common stock on the Vienna Stock Exchange on the closing date of the share exchange (with such closing sale price being converted from Euros to U.S. Dollars). As of May 12, 2008, New Enterprise Associates 10, Limited Partnership and NEA Ventures 2002, Limited Partnership held an aggregate of 6,972,331 shares of our common stock.

Material U.S. Federal Income Tax Consequences

The following is a general summary of material U.S. federal income tax consequences relevant to a stockholder whose shares are converted to cash in the merger. The summary is based on current provisions of the Internal Revenue Code, the regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect.

This summary is for general information only and does not purport to consider all aspects of U.S. federal income taxation that may be relevant to stockholders. The tax consequences to any particular stockholder may differ depending on that stockholder’s own circumstances and tax position. For example, the following general summary may not be applicable with respect to shares received pursuant to the exercise of employee stock options or otherwise as compensation, or with respect to holders of shares of common stock who or which are subject to special tax treatment under the Internal Revenue Code, such as life insurance companies, tax-exempt organizations, financial institutions, S corporations, trusts, stockholders liable for the alternative minimum tax, dealers in securities or currencies, traders who elect to apply a mark-to-market method of accounting, U.S. expatriates and persons who are holding shares of our common stock as part of a straddle, conversion, constructive sale, hedge or other integrated transaction. This summary also is not applicable to shares held by partnerships (or other entities or arrangements that are classified as partnerships for U.S. federal income tax purposes). If a partnership holds shares, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding shares, you should consult your tax advisor. In addition, this summary assumes that shares are held as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code.

This summary does not address estate or gift tax or the consequences of the transactions described herein under the tax laws of any state, local or foreign jurisdiction. We have not and will not seek any opinion of counsel or any ruling from the Internal Revenue Service with respect to the matters discussed herein. Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the merger.

U.S. Stockholders. The following is applicable to stockholders that are “U.S. Stockholders.” For purposes of this summary, a U.S. Stockholder is a beneficial owner of shares who or which is, for U.S. federal income tax purposes, an individual who is a citizen or resident of the United States, a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized under the laws of the United States or any political subdivision thereof, an estate that is subject to U.S. federal income taxation regardless of the source of its income, and a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have authority to control all of its substantial decisions or that has elected to be treated as a United States person.

The receipt of cash by a U.S. Stockholder pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, a U.S. Stockholder who receives cash in exchange for shares in the merger will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the merger and the adjusted tax basis in the shares converted into cash in the merger. Gain or loss will be calculated separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) converted into cash in the merger. Any gain or loss recognized by such a stockholder will be capital gain or loss, and will be long-term capital gain or loss if such stockholder’s holding period for the shares exceeds one year. In the case of non-corporate stockholders, long-term capital gains are currently eligible for reduced rates of taxation. The ability to use capital losses to offset ordinary income is limited.

Non-U.S. Stockholders. The following is applicable to stockholders that are “Non-U.S. Stockholders.” A Non-U.S. stockholder is a beneficial owner of shares who or which is not a U.S. Stockholder.

Any gain realized on the receipt of cash pursuant to the merger by a Non-U.S. Stockholder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. Stockholder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the Non-U.S. Stockholder); or

•	in the case of a nonresident alien, the individual is present in the United States for 183 days or more in the taxable year of that disposition, and other conditions are met.

A Non-U.S. Stockholder described in the first bullet point above generally will be subject to U.S. federal income tax on its net gain derived from the merger in the same manner as a U.S. Stockholder at regular graduated U.S. federal income tax rates. If a Non-U.S. Stockholder that is a foreign corporation is described in the first bullet point above, it may in addition be subject to a branch profits tax equal to 30% of its effectively connected income (or at such lower rate as may be specified by an applicable income tax treaty). An individual Non-U.S. Stockholder described in the second bullet point immediately above will be subject to a flat 30% tax (or at such lower rate as may be specified by an applicable income tax treaty) on its gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

Backup Withholding. A stockholder (other than exempt stockholders including, among others, all corporations) that converts its shares into cash may be subject to a 28% backup withholding tax on such cash, unless the stockholder provides its TIN and certifies that such number is correct, provides other certifications, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may, in addition to backup withholding, be subject to a penalty imposed by the Internal Revenue Service. Each U.S. Stockholder should complete and sign the Substitute Form W-9 included as part of the transmittal form sent to each stockholder in conjunction with the effectuation of the merger so as to provide the information and certification necessary to avoid backup withholding. Each Non-U.S. Stockholder should complete and sign the appropriate Form W-8 also included as part of the letter of transmittal in conjunction with the effectuation of the merger.

If backup withholding applies to a stockholder, the paying agent is required to withhold 28% from payments to such stockholder, and the IRS may impose a penalty on such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

Appraisal Rights

Appraisal rights under Delaware General Corporation Law (DGCL) are available to our stockholders with respect to the merger. DGCL Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the approval and adoption of the merger agreement that appraisal rights will be available. A copy of DGCL Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of DGCL Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex E, since failure to timely and properly comply with the requirements of DGCL Section 262 will result in the loss of your appraisal rights under Delaware law. Merely voting against approval and adoption of the merger agreement will not satisfy the notice requirements under Delaware law with respect to appraisal rights.

If you elect to demand appraisal of your shares of our common stock, you must satisfy each of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger agreement is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against approval and adoption of the merger agreement. Voting against or failing to vote for approval and adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of DGCL Section 262. Failure to vote against approval and adoption of the merger agreement will not constitute waiver of your appraisal rights.

•	You must not vote in favor of approval and adoption of the merger agreement. A vote in favor of the approval and adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the merger consideration for your shares of our common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of our common stock.

All demands for appraisal should be addressed to the Corporate Secretary at Iomai Corporation, 20 Firstfield Road, Suite 250, Gaithersburg, Maryland, 20878, and must be delivered to us before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of our common stock must be made by, or in the name of, such stockholder, fully and correctly, as the stockholder’s name appears on the stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. If you hold shares in the name of a broker or other nominee and you want to attempt to assert appraisal rights, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal.

Within ten days after the closing of the merger, Iomai, as the surviving corporation, will be required to send a notice that the merger has become effective to each stockholder who delivered to us a demand for appraisal prior to the vote and who did not vote in favor of the merger.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from The Nasdaq Global Market, or Nasdaq, and will be deregistered under the Exchange Act. As a result, our shares will no longer be available for trading and we will no longer file periodic reports with the SEC.

Structure of the Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into us and the separate corporate existence of Merger Sub will thereupon cease, and we will be the surviving corporation and all of our rights, privileges, powers, immunities, purposes and franchises will continue unaffected by the merger, except that all of our then outstanding capital stock will be owned by Intercell, all outstanding stock options will be cashed out or exchanged for options to purchase Intercell common stock and thereafter cancelled and terminated, and all warrants will only represent the right to receive cash consideration, without interest, in an amount equal to the product of (i) the excess, if any, of

$6.60 over the exercise price of each such warrant multiplied by (ii) the number of shares of our common stock issuable upon exercise of such warrant.

Effective Time of the Merger

The merger will become effective when the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later date and time as set forth in the certificate of merger.

Charter Documents, Directors and Officers of Iomai

The merger agreement provides that:

•	our certificate of incorporation will be amended in the merger to be virtually identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the closing of the merger (except that the name of the surviving corporation will be “Iomai Corporation”) and, as so amended, will be our certificate of incorporation until changed or amended;

•	the by-laws of Merger Sub as in effect immediately prior to the closing of the merger will be our by-laws until changed or amended;

•	the directors of Merger Sub immediately prior to the closing of the merger will be our directors until the earlier of their resignation, removal or death or their successors are duly elected or appointed and qualified, as the case may be; and

•	the officers of Merger Sub immediately prior to the closing of the merger will be our officers until the earlier of their resignation, removal or death or their successors are duly elected or appointed and qualified, as the case may be.

The Merger Consideration

Each share of our common stock issued and outstanding immediately before the merger, other than treasury shares, shares for which appraisal rights have been perfected, shares held by Intercell or Merger Sub, and shares held by stockholders party to the share exchange agreement, will automatically be cancelled and will cease to exist and will be converted into the right to receive $6.60 in cash, without interest. After the merger is effective, each holder of a certificate representing any of these shares of our common stock will no longer have any rights with respect to the shares, except for the right to receive the $6.60 per share merger consideration or, if available, the right to receive payment of the appraisal value of its shares upon compliance with the requirements of Delaware law. Each share of our common stock held by us as treasury shares or held by Intercell or Merger Sub at the effective time of the merger will be cancelled without any payment.

YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY. A transmittal form with instructions for the surrender of certificates representing shares of our common stock will be mailed to stockholders shortly after completion of the merger.

Treatment of Our Stock Options and Warrants

Under the merger agreement, each outstanding stock option issued under our 1998 Stock Option Plan and 1999 Stock Incentive Plan (whether or not then vested or exercisable), will be fully vested and exercisable no less than 30 days prior to the effective time of the merger in accordance with the terms of the plans. Upon the consummation of the merger, to the extent not exercised prior to the effective time of the merger, such options will be cancelled and terminated in accordance with the terms of the plans and, in consideration of such cancellation and termination, Intercell will, or will cause Iomai as the surviving corporation to, promptly, and in no event later than three business days after the effective time of the merger, pay to such holders of options, an amount in respect thereof equal to the product of (i) the excess, if any, of $6.60 over the exercise price of each such option multiplied by (ii) the number of shares of common stock issuable upon exercise of the option. No payments will be made with respect to stock options that have per share exercise prices above $6.60. The following is the number of options under our 1998 Stock Option Plan and 1999 Stock Incentive Plan that have exercise prices under $6.60 that are outstanding as of May 12, 2008, and the total amount of cash to be paid by Intercell upon consummation of the merger in consideration of cancellation and termination of such options:

	In-The-Money	Amount to be
Plan	Options Outstanding	Paid by Intercell

1998 Plan	8,460	$48,137
1999 Plan	1,653,838	$9,237,207

Under the merger agreement and as a means to provide incentive compensation to continuing employees of the surviving corporation each outstanding stock option issued under our 2005 Incentive Plan that is scheduled to vest prior to the effective time of the merger, will be exercisable prior to the effective time of the merger, and upon the consummation of the merger, to the extent not exercised prior to the effective time of the merger, will be cancelled and terminated and, in consideration of such cancellation and termination, Intercell will replace such option with a fully vested option to purchase shares of Intercell common stock, which will be exercisable during specific exercise windows as provided by Intercell’s Employee Stock Option Plan. For each outstanding stock option issued under our 2005 Incentive Plan that is unvested by its terms as of the effective time of the merger, upon the consummation of the merger, such option will be cancelled and terminated and, in consideration of such cancellation and termination, Intercell will replace such option with an unvested option to purchase shares of Intercell common stock, with the same vesting schedule the cancelled and terminated option had under Iomai’s 2005 Incentive Plan. We refer to all options to purchase shares of Intercell common stock issued in consideration of cancellation and termination of Iomai options, as “substituted Intercell options.” As of May 12, 2008, there were 646,378 vested options and 2,047,556 unvested options outstanding that were issued under our 2005 Incentive Plan that, to the extent not exercised prior to the effective time of the merger, would be cancelled and terminated in exchange for substituted Intercell options upon consummation of the merger.

Section 409A of the Internal Revenue Code was enacted in 2004. It is a broad provision that imposes significant restrictions on payments that constitute “nonqualified deferred compensation” within the meaning of Section 409A. An individual who receives compensation that is subject to, and in violation of, Section 409A is subject to a 20% additional income tax and other adverse tax consequences. In order to ensure that the substituted Intercell options granted in exchange for cancelled and terminated Iomai options are not subject to the adverse consequences of Section 409A, the cancelled and terminated Iomai options must be exchanged for substituted Intercell options in accordance with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D). With regard to the exercise price and number of shares subject to substituted Intercell options, this regulation requires (1) that the ratio of (a) the exercise price of each substituted Intercell option to (b) the fair market value of the shares subject to such substituted Intercell option on the date such substituted Intercell option is granted may not be more favorable to the option holder than the ratio of (c) the exercise price of each cancelled and terminated Iomai option to (d) the merger consideration, and (2) that the aggregate value of the substituted Intercell options (calculated as the difference between the fair market value of the shares subject to such substituted Intercell options and the exercise price of such substituted Intercell options) multiplied by the number of shares subject to such substituted Intercell options, may not be greater than the aggregate value of the cancelled and terminated Iomai options (calculated as the difference between the merger consideration and the exercise price of such Iomai options) multiplied by the number of shares subject to such Iomai options.

The exercise price of each substituted Intercell option shall be determined by multiplying (1) the ratio of (a) the exercise price of each cancelled and terminated Iomai option to (b) the merger consideration, by (2) the fair market value of Intercell common stock. In each case, the exercise price of the substituted Intercell option will be determined on the date of the option substitution (the date that the substituted Intercell options are granted). For purposes of the option substitution, the fair market value of Intercell common stock is the closing sales price of Intercell common stock on the Vienna Stock Exchange, as converted to U.S. Dollars, on the day prior to the day the substituted Intercell options are granted.

Once the exercise price of the substituted Intercell options has been determined, the number of substituted Intercell options to be granted will be calculated by dividing (1) (a) the aggregate merger consideration for shares subject to the cancelled and terminated Iomai options minus (b) the aggregate exercise price of such options by (2) (a) the fair market value of Intercell common stock minus (b) the exercise price of the substituted Intercell options. Any option to purchase fractional shares resulting from such calculation will be cashed out at the time the substituted Intercell options are granted.

As an example, if 100 Iomai stock options were issued under the 2005 Incentive Plan with an exercise price of $4.40, and the fair market value of Intercell common stock (as converted to U.S. Dollars) is $48, then:

•	the exercise price of the substituted Intercell options will be $32 ($4.40 divided by $6.60, or 0.667, multiplied by $48);

•	the number of substituted Intercell options will be 13 ((1)(a) $660 minus (b) $440 divided by (2) (a) $48 minus (b) $32); and

•	$12 in cash will be paid in lieu of an option to purchase fractional shares.

Iomai, as the surviving corporation, will treat substituted Intercell options for tax reporting and withholding purposes in accordance with the regulations and other applicable guidance under Section 409A of the Internal Revenue Code.

Under the terms of our 2005 Incentive Plan, for options held by our non-employee directors, each outstanding option to purchase our common stock, to the extent not exercised prior to the effective time of the merger, whether vested or unvested, will be cancelled and terminated and will thereafter represent the right to receive, in consideration for such cancellation, a cash payment equal to the excess, if any, of the $6.60 per share merger consideration over the per share option exercise price, multiplied by the number of shares of our common stock subject to the option.

Upon the consummation of the merger, our 1998 Stock Option Plan, 1999 Stock Incentive Plan and 2005 Incentive Plan will terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Iomai will be cancelled.

Under the merger agreement, upon the consummation of the merger, each outstanding warrant to purchase common stock will only represent the right to receive cash consideration, without interest, in an amount equal to the product of (i) the excess, if any, of $6.60 over the exercise price of each such warrant multiplied by (ii) the number of shares of our common stock issuable upon exercise of the warrant. Following the merger, Intercell will, or will cause Iomai as the surviving corporation to, honor the obligation to pay such amounts under the warrants. No payment will be made with respect to warrants that have per share exercise prices equal to or greater than $6.60. As of May 12, 2008, there were warrants to purchase 2,202,139 shares of our common stock outstanding, all with exercise prices of $5.25 per share. To the extent none of these warrants are exercised prior to the effective time of the merger, upon consummation of the merger, the warrants would represent the right to receive an aggregate of $2,972,888 in cash consideration.

The payments due to the holders of our stock options and warrants may be reduced by the amount of any required tax withholding.

Exchange Agent

Prior to the effective time of the merger, Intercell will designate a bank or trust company reasonably acceptable to us to act as exchange agent in the merger.

Surrender of Stock Certificates

Once the merger is complete, Intercell will cause to be deposited with the exchange agent (for the benefit of our stockholders) the cash amounts required to pay the merger consideration. At the effective time of the merger, shares of our common stock (except for shares for which appraisal rights may have been perfected, as described in “Appraisal Rights” above):

•	will no longer be outstanding;

•	will automatically be canceled and retired; and

•	will cease to exist.

In addition, from and after the effective time of the merger, each certificate formerly representing any such share of our common stock will represent only the right to receive the $6.60 per share merger consideration which the holder of the certificate is entitled to receive pursuant to the merger.

No interest will accrue or be paid with respect to the merger consideration. Until holders of certificates previously representing shares of our common stock have surrendered those certificates to the exchange agent, holders will not receive the merger consideration due in respect of the shares formerly represented by such certificates.

As soon as reasonably practicable after the effective time of the merger but in any event no later than five business days after the effective time of the merger, the exchange agent will mail to each holder of record of shares of our common stock a transmittal form and instructions for its use in delivering certificates to the exchange agent in exchange for the merger consideration due in respect of the shares formerly represented by such certificates. After receipt of its certificates by the exchange agent, together with a properly executed transmittal form and such other documents specified in the instructions that the exchange agent reasonably requires, the exchange agent will deliver to each stockholder the $6.60 per share merger consideration multiplied by the number of shares of common stock formerly represented by the certificate(s) surrendered by the stockholder. If a transfer of ownership of shares has occurred but has not been registered in our transfer records, then a check for the merger consideration applicable to such shares may be issued to the transferee if the certificate representing the shares is presented to the exchange agent accompanied by all documents and endorsements required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

Lost, Stolen or Destroyed Certificates

If any certificate representing shares of our common stock is lost, stolen or destroyed, the exchange agent will deliver the applicable merger consideration due in respect of the shares formerly represented by that certificate if:

•	the stockholder asserting the claim of a lost, stolen or destroyed certificate makes an affidavit of that fact; and

•	if requested by Intercell, the stockholder posts a reasonable indemnity or bond as security against any claim that may be made with respect to that certificate against Iomai or Intercell following the effective time of the merger.

Unclaimed Amounts

Any portion of the exchange fund that remains undistributed to our stockholders six months after the effective time of the merger will be delivered by the paying agent to Intercell, and any of our stockholders who have not previously surrendered their stock certificates will only be entitled to look to Intercell for payment of the merger consideration due in respect of the shares of common stock formerly represented by their certificates. After the fifth anniversary of the effective time of the merger (or immediately prior to the time such property would escheat to or become property of a government authority) the merger consideration with respect to any remaining stock certificates which have not been surrendered will become property of Intercell, subject to any applicable law. None of the exchange agent, Iomai, Merger Sub or Intercell will be liable for any amounts properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The merger agreement included in this proxy statement as Annex A contains the complete terms of that agreement and stockholders should read it carefully and in its entirety.

The Merger. The merger agreement provides that, following the satisfaction or waiver of the conditions described below under “Conditions to the Merger,” (i) Merger Sub will be merged with and into Iomai and the separate corporate existence of Merger Sub will thereupon cease and (ii) Iomai will be the surviving corporation in the merger and will become a direct wholly-owned subsidiary of Intercell. Each issued share of our common stock (other than any shares owned by Intercell, Merger Sub, any other wholly-owned subsidiary of Intercell or Iomai, by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law, or any stockholders who are party to the share exchange agreement) will be converted into the right to receive $6.60 in cash, without interest thereon.

Vote Required to Approve Merger. The approval and adoption of the merger agreement requires the affirmative vote of stockholders holding at least a majority of shares of our common stock outstanding at the close of business on the record date.

Representations and Warranties. The merger agreement contains a number of customary representations and warranties made by Intercell and Iomai relating to themselves and their respective subsidiaries. Iomai has made representations and warranties regarding, among other things:

•	its valid existence, good standing and qualification;

•	its capital structure;

•	its corporate power, authority and action;

•	the authorization, execution, delivery and enforceability of, and required consents, approvals and authorizations relating to, the merger agreement and the transactions contemplated by the merger agreement;

•	the absence of certain violations as a result of the merger agreement;

•	its subsidiaries;

•	its governmental filings, reports, SEC documents and statutory financial statements;

•	the absence of certain changes or events;

•	litigation and investigations;

•	the information supplied;

•	its brokers or financial advisors and the opinion of Cowen;

•	its compensation and benefit plans;

•	the opinion of Cowen;

•	tax matters;

•	environmental matters;

•	its compliance with applicable laws and its possession of licenses and permits necessary to carry on its business;

•	its intellectual property rights;

•	its material contracts;

•	its government contracts and regulatory compliance;

•	labor and employment matters;

•	its real properties;

•	its insurance coverage;

•	its transactions with its affiliates;

•	that no state anti-takeover statute is applicable to the merger;

•	its assets; and

•	its compliance with the Foreign Corrupt Practices Act of 1977, as amended.

Intercell and Merger Sub have made representations and warranties regarding, among other things:

•	their due organization, good standing and qualification;

•	the authorization, execution, delivery and enforceability of the merger agreement and the transactions contemplated by the merger agreement;

•	the absence of certain violations as a result of the merger agreement;

•	the information supplied;

•	the availability of funds necessary to consummate the merger;

•	their brokers or financial advisors;

•	litigation and investigations; and

•	their ownership of our common stock.

These representations and warranties were made to and solely for the benefit of the parties as of specific dates. The assertions embodied in such representations and warranties are qualified by information contained in the confidential disclosure schedule that we delivered in connection with signing the merger agreement. Accordingly, such representations and warranties may not be relied on as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Certain representations and warranties in the merger agreement provide exceptions for items that are not reasonably likely to have a “Company Material Adverse Effect.” For purposes of the merger agreement, a “Company Material Adverse Effect” means: any event, condition, change, occurrence or development of a state of facts that, individually or in the aggregate with all other events, conditions, changes, occurrences or developments of a state of facts, is materially adverse to (A) the business, operations, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of Iomai or (B) the ability of Iomai to timely perform its obligations under the merger agreement in compliance with its terms or to consummate the transactions contemplated by the merger agreement and exchange agreements; provided, however, that no such event, condition, change, occurrence or development of a state of circumstances shall be considered in determining whether a Company Material Adverse Effect has occurred to the extent that it is proximately caused by:

•	changes in economic or vaccine industry conditions in the United States (and in each case to the extent that Iomai is not disproportionately adversely affected);

•	acts of terrorism, war or natural disasters occurring after the date hereof (and in each case to the extent that Iomai is not disproportionately affected);

•	any loss of employees, customers or suppliers proximately caused by the pendency or announcement of the transactions contemplated by the merger agreement and exchange agreements (provided, however, that any legal or contractual consequence of the execution of the merger agreement or the consummation of the transactions contemplated by the merger agreement and exchange agreements that has not been disclosed to Intercell in the merger agreement or the confidential disclosure schedule shall not be excluded under this clause (3));

•	any loss of funding under a government contract proximately caused by the fact that Intercell is a non-U.S. entity;

•	changes in GAAP;

•	the failure of Iomai to meet revenue, earnings or other internal or analysts’ projections, in and of itself (it being understood that any event, condition, change, occurrence or development of a state of facts that may have caused or contributed to any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

•	any action taken by Iomai with Intercell’s written consent or the taking of any action expressly required by the merger agreement;

•	a decline in Iomai’s stock price, in and of itself (it being understood that any event, condition, change, occurrence or development of a state of facts that may have caused or contributed to any such decline may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); and

•	any legal proceedings commenced by any stockholder of Iomai against Iomai or any member of Iomai’s board of directors or Intercell arising out of the execution of the merger agreement or the consummation of the transactions contemplated by the merger agreement and exchange agreements.

Conduct of Business Pending the Merger. During the period from the date of the merger agreement until the earlier of the termination of the merger agreement or the effective time of the merger, we have agreed, subject to limited exceptions, that, among other things, we (i) will conduct our business in the ordinary and usual course consistent with past practice and will use all reasonable best efforts to maintain and preserve intact our business organization, to maintain our significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having material business relationships with us, to retain the services of our present officers and key employees and to comply in all material respects with all applicable laws and the requirements of our material contracts and (ii) will not, without the prior written consent of Intercell:

•	(A) acquire, sell, lease, transfer, encumber or permit to be subject to any lien or dispose of any assets, rights or securities that are material to us, or (B) terminate, cancel or materially modify any material contract or enter into any material commitment, transaction, agreement or line of business;

•	acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

•	amend or propose to amend our certificate of organization or by-laws;

•	declare, set aside, make or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of our capital stock;

•	purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of our capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, except for the acquisition of our common stock (A) from holders of options or warrants in full or partial payment of the exercise payable by such holder upon exercise of options or warrants as in effect on the date of the merger agreement or (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of their services to Iomai;

•	adjust, recapitalize, split, combine, subdivide or reclassify any outstanding shares of our capital stock;

•	except for (A) our common stock issuable upon exercise of options outstanding on the date hereof or (B) our outstanding warrants, issue, sell, encumber, dispose of or authorize, propose or agree to the issuance, sale, encumbrance or disposition by Iomai of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, our capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of our capital stock outstanding on the date hereof;

•	incur, or modify in any material respect the terms of, any indebtedness for borrowed money, or assume, guarantee or endorse any such indebtedness of another person, except indebtedness incurred, assumed or guaranteed in the ordinary course of business consistent with past practice and not in excess of $150,000 in the aggregate;

•	make any loans or advances, except routine advances for customary travel expenses to our employees in the ordinary course of business consistent with past practice;

•	other than to the extent required in a written contract or agreement in existence as of the date of the merger agreement and disclosed in the confidential disclosure schedules: (A) grant or increase any severance or termination pay to any current or former director, executive officer, employee, consultant or independent contractor of Iomai, (B) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such individual, (C) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (D) hire any officers (or promote an employee into an officer position) or increase the compensation, bonus or other benefits of current or former directors, executive officers, employees (other than increases in compensation made to employees in the ordinary course of business consistent with past practice pursuant to such employees’ annual performance reviews), consultants or independent contractors of Iomai, (E) adopt or establish any Company Employee Benefit Plan (as defined in the merger agreement), policy, program or arrangement or amend in any material respect any existing employee benefit plan, (F) provide any material benefit to a current or former director, executive officer, employee, consultant or independent contractor of Iomai not required by any existing agreement or Company Employee Benefit Plan, or (G) take any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of Section 3.10(i) (without regard to whether the transactions contemplated by the merger agreement and exchange agreements are consummated) except to the extent required in a written contract or agreement in existence as of the date of the merger agreement;

•	execute or amend (other than as required by existing employee benefit plans or employment agreements or by applicable law) in any material respect any employment, consulting, severance or indemnification agreement between Iomai and any of its directors, officers, agents, consultants, independent contractors or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by Iomai;

•	make any material changes in its reporting for Taxes or accounting methods other than as required by GAAP or applicable law; make or rescind any material tax election; file any amended tax return with respect to any material tax; make any change to its method of reporting income, deductions, or other tax items for tax purposes; settle or compromise any material tax liability or enter into any transaction with an affiliate outside the ordinary course of business if such transaction would give rise to a material tax liability;

•	settle, compromise or otherwise resolve any litigation or other legal proceedings material to Iomai or as would result in any liability in excess of the amount reserved therefor or reflected on the balance sheets included in our financial statements or which relates to any of our intellectual property;

•	pay or discharge any claims, liens or liabilities which are not reserved for or reflected on the balance sheets included in the our financial statements;

•	adopt a plan of complete or partial liquidation (or resolutions providing for or authorizing such liquidation), dissolution, merger, consolidation, restructuring, recapitalization or reorganization of Iomai (other than the proposed merger);

•	abandon, cease to prosecute, fail to maintain, sell, license, assign or encumber any of our intellectual property, permits, or other material assets;

•	(A) amend or terminate any material contract or any joint venture, partnership or other similar arrangement, (B) enter into any contract that, if entered into prior to the date hereof, would have been required to be set forth in the confidential disclosure schedules, (C) engage in any transaction or series of transactions with any affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, or (D) intentionally or knowingly waive, release or assign any material rights or claims under any material contract;

•	authorize any new capital expenditures not included in our 2008 capital expenditure budget provided to Intercell prior to the date of the merger agreement;

•	fail to use reasonable best efforts to keep in full force and effect all material insurance policies maintained by Iomai, other than such policies that expire by their terms (in which event we shall use reasonable best efforts so that such policies will be renewed or replaced) or changes to such policies made in the ordinary course of business consistent with past practice;

•	enter into any license agreement with any person to obtain any material intellectual property;

•	enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts Iomai, or that would reasonably be expected to, after the effective time of the merger, materially limit or restrict Intercell or any of its subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Intercell or any of its subsidiaries;

•	take or cause to be taken any action that would reasonably be expected to materially delay or prevent our consummation of the transactions contemplated by the merger agreement and the exchange agreements; or

•	agree in writing or otherwise to take any of the foregoing actions.

Iomai Stockholders’ Meeting; Recommendation. We will take, in accordance with applicable law and our certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of common stock as promptly as practicable after the date the merger agreement was executed for the purpose of considering and voting upon the adoption of the merger agreement by our stockholders. Subject to our right to terminate the merger agreement described below under the heading “—Termination,” the merger agreement must be submitted to our stockholders at the stockholder meeting for the purpose of adopting the merger agreement.

Alternative Acquisition Proposals. The merger agreement requires us to cease all existing discussions or negotiations with any persons or entities with respect to any offer or proposal or potential offer or proposal relating to any transaction or proposed transaction or series of related transactions, other than the transactions contemplated by the merger agreement, involving:

•	the direct or indirect acquisition (including by way of a license) (whether in a single transaction or a series of related transactions) of assets of Iomai equal to 15% or more of Iomai’s consolidated assets or to which 15% or more of Iomai’s revenues or earnings on a consolidated basis are attributable,

•	the direct or indirect acquisition of 15% or more of any class of equity securities of Iomai,

•	a tender offer or exchange offer that if consummated would result in any person, entity or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of Iomai, or

•	a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Iomai.

Each of the above four bullet points is referred to in the merger agreement as an “Takeover Proposal.”

Except as provided in the following two paragraphs, from the date of the merger agreement until the earlier of termination of the merger agreement or the effective time of the merger, we will not and will not authorize or permit our officers, directors, employees, investment bankers, attorneys, accountants or other agents to directly or indirectly:

•	solicit, initiate, or take any action to intentionally or knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of, any Takeover Proposal,

•	approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), or

•	participate or engage in any discussions or negotiations regarding, or furnish to any person or entity any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal.

Notwithstanding the foregoing, if in response to an unsolicited, written Takeover Proposal made after the date of the merger agreement (in circumstances not involving an intentional breach or knowing violation of Section 6.8 of the merger agreement), our board of directors reasonably determines in good faith (after receiving the advice of Cowen or a financial advisor of nationally recognized reputation) that such Takeover Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal (as defined below) and with respect to which our board of directors determines in good faith, after consulting with and receiving the advice of outside counsel, that not taking such action would be inconsistent with our board of directors’ fiduciary duties to our stockholders under Delaware law, then we may, at any time prior to the stockholder vote adopting the merger agreement (but in no event after such time):

•	furnish information with respect to Iomai to the person or entity making such Takeover Proposal (and its representatives), but only pursuant to a confidentiality agreement in customary form that, among other things, is no less favorable to us than the Confidentiality Agreement between Iomai and Intercell, and provided such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with Iomai, and we have given not less than 24 hours notice to Intercell of our intention to enter into such confidentiality agreement and furnished Intercell with any such information not previously provided to Intercell,

•	conduct discussions or negotiations with such person or entity regarding such Takeover Proposal, and

•	to the extent permitted under the merger agreement, enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal.

For purposes of the merger agreement, a “Superior Proposal” is any written offer, obtained after the date of the merger agreement and not in intentional breach or knowing violation of Section 6.8 of the merger agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the outstanding voting equity securities of Iomai or all or substantially all of the assets of Iomai, and is on terms that the our board of directors determines in its good faith judgment (after receipt of the advice of Cowen or a financial advisor of nationally recognized reputation and outside counsel), taking into account all relevant factors, (i) would, if consummated, result in a transaction that is more favorable to Iomai stockholders from a financial point of view than the transactions contemplated by the merger agreement (including the terms of any proposal by Intercell to modify the terms of such transactions) and (ii) is reasonably capable of being completed on the terms proposed.

We have agreed to provide Intercell written notice of any Takeover Proposal and any inquiry with respect to or that could reasonably be expected to lead to any Takeover Proposal within 24 hours after receipt thereof. Such notice will include the material terms and conditions of such Takeover Proposal, request or inquiry including the identity of the person making such Takeover Proposal or inquiry, and a copy of all written materials provided by such person. We have also agreed to keep Intercell fully informed on a current basis of the status, including any change to the terms and conditions thereof, of any Takeover Proposal or inquiry.

In the merger agreement, we have agreed that neither our board of directors or any committee thereof will:

•	fail to make, withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Intercell, the recommendation or the approval or declaration of advisability by our board of directors of the merger agreement, the merger and the other transactions contemplated by the merger agreement and the exchange agreements,

•	approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or

•	cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting, or which is intended to or is reasonably likely to lead to, any Takeover Proposal, or resolve or agree to take any such action.

Any failure or action described in the three bullets above is referred to as a “Company Adverse Recommendation Change.”

Notwithstanding the foregoing, our board of directors may, at any time prior to the stockholder vote adopting the merger agreement:

•	withdraw or modify its recommendation or the approval or declaration of advisability by our board of directors of the merger agreement, the merger and the other transactions contemplated by the merger agreement and the exchange agreements,

•	recommend a Takeover Proposal that constitutes a Superior Proposal, or

•	to the extent permitted under the merger agreement, enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal,

provided that, among other things:

•	our board of directors determines in good faith, after consulting with and receiving the advice of outside counsel, determines that not making a Company Adverse Recommendation Change would be inconsistent with our board of directors’ fiduciary duties to our stockholders under Delaware law,

•	no Company Adverse Recommendation Change may be made in the absence of a Superior Proposal unless such change is based upon information that is unknown to our board of directors as of the date of the merger agreement but becomes known prior to the receipt of the stockholder vote adopting the merger agreement, and

•	no Company Adverse Recommendation Change may be made until the third business day following Intercell’s receipt of written notice of such determination by our board of directors (unless the stockholders meeting is scheduled to convene during such three business day period, in which case Intercell must be given as much notice as possible in advance of such meeting).

None of the foregoing restrictions will prohibit us or our board of directors from (i) taking and disclosing to our stockholders our position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or (ii) making such disclosure to our stockholders as in the good faith judgment of our board of directors, after receipt of advice from outside legal counsel, as required under applicable law and that the failure to make such disclosure would cause our board of directors to violate our fiduciary duties to our stockholders under applicable law.

Employee Benefits. Intercell has agreed to honor, in accordance with their terms and applicable law, all Company Employee Benefit Plans (as defined in the merger agreement) and all accrued benefits thereunder; it being understood and agreed that nothing can prevent Intercell from amending or terminating any Company Employee Benefit Plan or other agreement in accordance with its terms and applicable law. For a period of at least six months following the consummation of the merger, Intercell has agreed to provide our U.S. employees who are retained by Intercell with employee benefits (excluding equity and change in control plans, programs, or arrangements) that are substantially comparable in the aggregate to those benefits provided to such employees immediately prior to the effective time of the merger; provided, however, that Intercell is under no obligation to retain any Iomai employee or group of employees other than as required by applicable law or an employment agreement. For purposes of Intercell’s employee benefit plans, programs and arrangements, Intercell has agreed, among other things, to treat the prior service with Iomai of each person who is an employee or former employee of Iomai immediately prior to the consummation of the merger as service rendered to Intercell

Indemnification and Insurance. Intercell has agreed that any rights to indemnification, advancement of expenses or exculpation existing in favor of our directors or officers as provided in our certificate of incorporation and our by-laws or pursuant to any other agreements, in each case, in effect as of the date of the merger agreement, shall survive the merger and shall continue in full force and effect in accordance with their terms. For six years after the effective time of the merger, Intercell has agreed to indemnify, defend and hold harmless our directors and officers against losses, claims, damages or other liabilities with respect to matters occurring at or prior to the effective time of the merger, and Intercell guarantees any such obligations of the surviving corporation. For at least six years after the effective time of the merger, Intercell will cause the surviving corporation to maintain our current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the effective time of the merger, covering each person currently covered by our directors’ and officers’ liability insurance policy on the same limits, terms and conditions with respect to such coverage and amounts; provided that Intercell may substitute policies of at least the same coverage and amounts containing terms no less advantageous to such directors and officers, with such substitution not resulting in gaps or lapses of coverage with respect to matters actually or allegedly occurring prior to the date of the merger agreement, and provided that Intercell is not obligated to pay more than 250% of the last annual aggregate premium paid prior to the date of the merger agreement by Iomai in the aggregate to obtain such coverage. Additionally, the merger agreement provides that Intercell will have an option to cause coverage to be extended under our current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than our current directors’ and officers’ liability insurance, provided such “tail” policy can be obtained for no more than 250% of the last annual aggregate premium paid prior to the date of the merger agreement by Iomai in the aggregate to obtain such coverage.

Stockholder Litigation. We will have the right to control the defense of any stockholder litigation related to the merger agreement, the merger or the other transactions contemplated by the merger agreement; provided that we must give Intercell the opportunity to participate in the defense or settlement of any such stockholder litigation. We will not make any settlement with respect to any such litigation without Intercell’s prior written consent.

Interim Financing. Intercell has agreed to lend us, at our option, up to a principal amount of $5,000,000 in immediately available funds, in two installments of up to $2,500,000 each, on August 1, 2008 and September 2, 2008, respectively; provided, however, that Intercell shall not be obligated to make any such loan to us (a) upon the termination of the merger agreement in accordance with its terms, (b) if the effective time of the merger occurs prior to August 1, 2008, or (c) if we have breached in any material respect any of our obligations under the form of promissory note attached to the merger agreement, and such breach has not been cured. Additionally, Intercell is not obligated to make the second loan to us on September 2, 2008 if the effective time of the merger occurs after August 1, 2008 and before September 2, 2008. The loans will be evidenced by a single promissory note, in the form attached to the merger agreement, as executed by Iomai on the date of the merger agreement and payable to the order of Intercell in an amount equal to the unpaid principal amount of the loans. Under the terms of the promissory note, we would be obligated to pay interest, in cash, at a fixed rate of 10% per annum, quarterly in arrears, on December 31, March 31, June 30 and September 30 in each year until the maturity date, beginning on December 31, 2008. The maturity date of the promissory note is the date immediately following the termination of the merger agreement by either Intercell or us for any reason, and on such date, the aggregate unpaid principal amount of the promissory note, together with accrued and unpaid interest thereon, would become immediately payable. The loans are not revolving in nature and no loan may be reborrowed once it has been repaid. We must give Intercell at least five business days irrevocable written notice of our intention to receive a loan from Intercell.

Conditions to the Merger.

Conditions to Each Party’s Obligation to Effect the Merger

The merger agreement provides that the obligations of each party to effect the merger are subject to the satisfaction or waiver of certain conditions, including the following:

•	the adoption by our stockholders of the merger agreement by an affirmative vote of the holders of a majority of shares of our common stock outstanding at the close of business on the record date;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	approvals by the Committee on Foreign Investment in the United States or the expiration of the time period for the President of the United States to block the consummation of the merger;

•	no law enacted that prohibits the consummation of the merger and no injunction issued by a court of competent jurisdiction that will be continuing and prohibits the consummation of the merger; and

•	the transactions contemplated by the exchange agreements have been consummated.

Conditions to the Obligations of Intercell and Merger Sub to Effect the Merger

Intercell and Merger Sub will be obligated to complete the merger only if each of the following conditions is satisfied or waived:

•	the representations and warranties of Iomai (i) contained in Sections 3.1(a) (the first sentence), 3.2(a) and (c), 3.3(a) and (b), 3.9 and 3.11 of the merger agreement shall be true and correct (other than de minimis inaccuracies) as of the date of the merger agreement and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) contained in the merger agreement (other than in Sections 3.1(a) (the first sentence), 3.2(a) and (c), 3.3(a) and (b), 3.9 and 3.11 of the merger agreement) shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Company Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”) as of the date of the merger agreement and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except in the case of this clause (ii), where the failure of any such representations and warranties to be so true and correct would not, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect,

•	Iomai shall have performed in all material respects all of the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under the merger agreement at or prior to the closing date of the merger,

•	Iomai has provided certificates executed by its chief executive officer or chief financial officer certifying that the conditions in the two bullet points above have been satisfied,

•	there will not be pending or threatened any action, litigation or proceeding by any governmental entity (i) seeking to restrain or prohibit the consummation of the transactions contemplated by the merger agreement or seeking to obtain from Iomai, Intercell or Merger Sub any damages that are material in relation to Iomai, (ii) seeking to prohibit or limit the ownership or operation by Iomai, Intercell or any of Intercell’s subsidiaries of any portion of the business or assets of Iomai, Intercell or any of Intercell’s subsidiaries, or to compel Iomai, Intercell or any of Intercell’s subsidiaries to dispose of or hold separate any portion of the business or assets of Iomai, Intercell or any of Intercell’s subsidiaries, as a result of any transaction contemplated by the merger agreement and the exchange agreements, (iii) seeking to impose limitations on the ability of Intercell or Merger Sub to acquire or hold, or exercise full rights of ownership of, any shares of Iomai common stock, including the right to vote Iomai common stock purchased by it on all matters properly presented to Iomai stockholders, (iv) seeking to prohibit Intercell or any of its subsidiaries from effectively controlling the business or operations of Iomai, or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect, and

•	since the date of the merger agreement, no event, condition, change, effect, occurrence or development shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

Conditions to the Obligations of Iomai to Effect the Merger

Iomai will be obligated to complete the merger only if each of the following conditions is satisfied or waived:

•	the representations and warranties of Intercell and Merger Sub contained in the merger agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Parent Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”) as of the date of the merger agreement and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect (as defined in the merger agreement),

•	Intercell and Merger Sub shall have performed in all material respects all of the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them under the merger agreement and the share exchange agreement at or prior to the closing date of the merger, and

•	Intercell has provided certificates executed by its chief executive officer or chief financial officer certifying that the conditions in the two bullet points above have been satisfied.

Termination of the Merger Agreement. The merger agreement may be terminated and the merger may be abandoned at any time prior to the merger, whether before or after adoption of the merger agreement by our stockholders:

(a) By mutual written consent of Intercell, Merger Sub and us;

(b) By either Intercell or us, provided the merger has not been consummated on or prior to September 15, 2008, provided that the right to terminate under this clause (b) is not available to any party whose failure to fulfill an obligation under the merger agreement has been the cause or, or resulted in, the merger not being consummated on or prior to such date;

(c) By either Intercell or us if a court of competent jurisdiction or other governmental entity has issued an order, decree or ruling or taken any other action, or there exists any statute, rule or regulation, in each case permanently restraining, enjoining or otherwise prohibiting (collectively, “Restraints”) the consummation of any of the transactions contemplated by the merger agreement; provided, however, that the party seeking to terminate the merger agreement pursuant to this clause (c) will have used reasonable best efforts to prevent the entry of and to remove such Restraints and the right to terminate under this clause (c) is not available to any party if the issuance of such Restraint was primarily due to the failure of such party to perform its obligations under the merger agreement;

(d) By either Intercell or us if the necessary approval of the Iomai stockholders is not obtained at a duly held meeting of Iomai stockholders;

(e) By Intercell, if prior to the Iomai stockholder vote adopting the merger agreement, (i) a Company Adverse Recommendation Change shall have occurred, (ii) our board of directors or any committee thereof shall not have rejected any tender or exchange offer that is commenced or a Takeover Proposal (replacing “15%” in the definition thereof with 50%) that is made in writing to our board of directors and publicly disseminated within 10 business days of the commencement or public dissemination thereof, or (iii) we have intentionally breached in any material respect any of our non-solicitation obligations under Section 6.8 of the merger agreement;

(f) By Intercell, if (i) there shall have occurred any event, condition, change, effect, occurrence or development of a state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect, and Intercell has provided us with written notice 20 calendar days prior to the effect of such termination, (ii) we have breached any of our representations or warranties or failed to perform in any material respect any of its covenants or other agreements in each case contained in the merger agreement, which breach or failure to perform (A) would give rise to the failure of a condition to the obligations of Intercell and Merger Sub to effect the merger, and (B) is incapable of being cured or has not been cured by us within 20 calendar days after written notice has been given by Intercell to us of such breach or failure to perform, or (iii) any Iomai stockholder party thereto shall have breached in any material respect any of its obligations under the exchange agreement and such breach is incapable of being cured or has not been cured by such stockholder within 10 calendar days after written notice has been given by Intercell to such stockholder of such breach;

(g) By Iomai, if (i) Intercell shall have breached any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements in each case contained in the merger agreement, which breach or failure to perform (A) has had or would reasonably be expected to have a Parent Material Adverse Effect, and (B) is incapable of being cured or has not been cured by Intercell within 20 calendar days after written notice has been given by Iomai of such breach or failure to perform or (ii) Intercell shall have failed to perform in any material respect its obligations to provide interim financing under Section 6.13 of the merger agreement or its obligations under the related promissory note, the form of which is attached to the merger agreement, and such failure to perform is incapable of being cured or has not been cured by Intercell within five business days after written notice has been given by Iomai to Intercell of such breach or failure to perform; or

(h) By Iomai, if prior to the receipt of stockholder vote adopting the merger agreement, (i) we have not intentionally breached or knowingly violated our non-solicitation obligations under Section 6.8 of the merger agreement, (ii) our board of directors has received a Takeover Proposal that it has determined in good faith, after consultation with Cowen or a financial advisor of nationally recognized reputation, constitutes a Superior Proposal, (iii) we have notified Intercell in writing that we intend to enter into a definitive agreement implementing such Superior Proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (a “Superior Proposal Notice”), (iv) during the three business day period following Intercell’s receipt of a Superior Proposal Notice, (A) we shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused our respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Intercell in making adjustments to the terms and conditions of the merger agreement and (B) our board of directors shall have determined in good faith, after the end of such three business day period, and after considering the results of such negotiations and the revised proposals made by Intercell, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal; provided, however, that any amendment, supplement or modification to the financial or other material terms of any Takeover Proposal shall be deemed a new Takeover Proposal and we may not terminate the merger agreement pursuant to this clause (h) unless we have complied with the requirements of this clause (h) with respect to such new Takeover Proposal, including sending a Superior Proposal Notice with respect to such new Takeover Proposal and offering to negotiate for three business days, in the case of an amendment, supplement or modification to financial terms or two business days, in the case of amendment, supplement or modification to other material terms, and (v) our board of directors concurrently approves, and we concurrently enter into, a definitive agreement providing for the implementation of such Superior Proposal.

In the event that the merger agreement is terminated for any reason set forth above, the merger agreement will become null and void and be of no further force or effect and there will be no liability on the part of Intercell, Merger Sub or Iomai (or any of their respective directors, officers, employees, stockholders, agents or representatives), except for certain enumerated exceptions; provided, however, that such a termination will not relieve any party from liability for fraud or the knowing and intentional breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement.

Termination Fee. We have agreed to pay Intercell a cash termination fee of $6,000,000 (“Termination Fee”) if the merger agreement is terminated:

•	By Intercell of Iomai pursuant to clause (b) or (d) under the heading “—Termination” above, if a Takeover Proposal shall be pending or shall have been made or remade to Iomai or shall have been made or remade directly to our stockholders generally or any person shall have publicly announced an intention to make a Takeover Proposal, and thereafter we enter into a definitive agreement with respect to, or consummate a transaction contemplated by, any Takeover Proposal (replacing “15%” in the definition thereof with “50%”) within 12 months of the date the merger agreement is terminated (so long as, in the case of a transaction that has not been consummated within such period, such transaction is thereafter consummated);

•	By Intercell pursuant to clause (f)(ii) under the heading “—Termination” above, if a Takeover Proposal shall be pending or shall have been made or remade to Iomai or shall have been made or remade directly to our stockholders generally or any person shall have publicly announced an intention to make a Takeover Proposal, and thereafter we enter into a definitive agreement with respect to, or consummate a transaction contemplated by, any Takeover Proposal (replacing “15%” in the definition thereof with “50%”) within 12 months of the date the merger agreement is terminated (so long as, in the case of a transaction that has not been consummated within such period, such transaction is thereafter consummated);

•	By Intercell pursuant to clause (e) under the heading “—Termination” above;

•	By Intercell or Iomai pursuant to clause (b) or (d) under the heading “—Termination” above or by Intercell pursuant to clause (f) under the heading “—Termination” above, following any time at which Intercell is entitled to terminate the merger agreement pursuant to clause (e) under the heading “—Termination” above; or

•	By Iomai pursuant to clause (h) under the heading “—Termination” above.

For terminations by us pursuant to clause (h) under the heading ‘‘—Termination” above, we must pay the Termination Fee to Intercell in cash no later than ten business days following such termination; provided, however, that if we have not paid such amount in cash by the tenth business day following termination, then we are obligated to immediately provide to Intercell, in lieu of cash, the number of newly issued shares (rounded to the nearest whole share) of our common stock equal to (A) $6,000,000 divided by (B) $2.362, which is the average of the closing sale prices for our common stock on the Nasdaq Global Market, as reported in The Wall Street Journal for each of the 15 consecutive trading days ending with the trading day immediately preceding the date of the merger agreement (the “Average Price”). We are also then obligated to promptly, and in any event within two business days following conclusion of the ten business day period following termination of the merger agreement, prepare and file with the SEC, and have declared effective by the SEC as soon as practicable following such filing, a resale shelf registration statement on Form S-3 covering such shares of our common stock issued to Intercell pursuant to a registration rights agreement (in customary form) to be agreed upon and entered into by the parties. We have agreed to use reasonable best efforts to keep such shelf registration statement continuously effective, in compliance with the Securities Act and usable for resale of such shares until the earlier of (1) the day on which Intercell no longer holds any such shares issued in lieu of the cash Termination Fee and (2) the first anniversary of the issuance of such shares. Notwithstanding the foregoing, in no event shall the number of shares issued to Intercell in lieu of the cash Termination Fee exceed the number of shares equal to 19.9% of our common stock issued and outstanding as of the date of the merger agreement, and if under any circumstance the Average Price multiplied by the number of shares of our common stock issued in lieu of the cash Termination Fee is less than $6,000,000, then we will pay to Intercell such difference in cash on the day of the issuance of the shares.

Notwithstanding anything to the contrary contained in merger agreement, if we, prior to the receipt of the Iomai stockholder vote adopting the merger agreement, receive an unsolicited, written Takeover Proposal made in circumstances not involving an intentional breach or knowing violation of Section 6.8 of the merger agreement, and our board of directors reasonably determines in good faith (after receiving the advice of Cowen or a financial advisor of nationally recognized reputation) that such Takeover Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal, then we will use reasonable best efforts to fund the payment of the Termination Fee due in the event of a termination by Iomai pursuant to clause (h) under the heading ‘‘— Termination” above, in cash within ten business days following the date of termination .

Intercell and Merger Sub have agreed that in the event Intercell receives a Termination Fee, the receipt by Intercell of such amount shall constitute the sole and exclusive remedy for Intercell and Merger Sub, and such amount shall constitute liquidated damages in respect of, any termination of the merger agreement, provided no party is relieved from liability for any intentional breach of the merger agreement prior to its termination

Consents and Approvals. Under the merger agreement, each of Iomai, Intercell and Merger Sub will use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including (i) obtaining all permits, consents, approvals, authorizations and actions or non-actions required for or in connection with the consummation of the merger and the other transactions contemplated by the merger agreement and exchange agreements, (ii) the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a governmental authority, (iii) the obtaining of all necessary consents from third parties, and (iv) the execution and delivery of any additional instruments necessary to consummate the merger and the other transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement.

Amendment. The merger agreement may be amended by action taken by or on behalf of the respective boards of directors of the parties to the agreement at any time prior to the effective time of the merger; provided that, after Iomai stockholders have approved the merger, no amendment may be made that in any way materially adversely affects the rights of such stockholders (other than a termination of the merger agreement in accordance with the provisions thereof) without the further approval of such stockholders. The merger agreement may not be amended except by an instrument in writing signed by the parties thereto.

Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition under the merger agreement may be waived at any time prior to the effective time of the merger by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

SHARE EXCHANGE AND VOTING AGREEMENTS

The following description summarizes the material provisions of the share exchange agreement and the voting agreement and is qualified in its entirety by reference to the complete text of the share exchange agreement and the voting agreement. The share exchange agreement included in this proxy statement as Annex C contains the complete terms of that agreement and stockholders should read it carefully and in its entirety. The voting agreement included in this proxy statement as Annex B contains the complete terms of that agreement and stockholders should read it carefully and in its entirety.

Share Exchange Agreement

New Enterprise Associates, Essex Woodlands Health Ventures, and Gruber and McBaine Capital Management (and certain of their respective affiliates), have entered into a share exchange agreement with Intercell, whereby each of them has agreed to, among other things, exchange all shares of Iomai common stock held by such stockholder into shares of Intercell common stock prior to the effective time of the merger. As of the record date, the stockholders who are party to the share exchange agreement held [ • ]% of our outstanding common stock.

Under the terms of the share exchange agreement, each share of Iomai common stock held by such stockholder will be exchanged for the number of shares (rounded to the nearest whole share) of Intercell common stock equal to $6.60 divided by the closing sale price for Intercell common stock on the Vienna Stock Exchange on the closing date of the share exchange (with such closing sale price being converted from Euros to U.S. Dollars). Intercell will register these newly-issued shares with the appropriate Austrian authorities and apply to list them on the Vienna Stock Exchange. The shares of Intercell common stock issued in the share exchange will be issued pursuant to a valid private placement in the U.S. and will be “restricted securities” for the purposes of U.S. federal securities laws.

In connection with the share exchange, Intercell will seek to register an increase of its share capital (the “Capital Increase”) in the Vienna Commercial Register (the “Commercial Register”). Under the terms of the share exchange agreement, Intercell must use its reasonable best efforts to file an application for the registration of the Capital Increase with the Commercial Register prior to the opening of the Vienna Stock Exchange for trading on the business day immediately following the share exchange closing date, and in any event no later than the second business day following the share exchange closing date. Intercell must use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the Commercial Register in doing, all things necessary, proper or advisable to (i) discuss and seek pre-clearance with the Commercial Register of the filing of the registration of the Capital Increase in an attempt to expedite the review and approval process with respect thereto and (ii) consummate and make effective in the most expeditious manner practicable, the registration of the Capital Increase in the Commercial Register.

In connection with the application for the registration of the Capital Increase with the Commercial Register, an independent auditor must issue a report addressing the adequacy of the in-kind contribution of the stockholders’ shares of Iomai common stock to be provided to Intercell in exchange for the Intercell shares. If (i) the report of the independent auditor fails to conclude that the value of the stockholders’ shares of Iomai common stock is at least as high as the value of the Intercell shares, or (ii) the Commercial Register does not accept the registration of the Capital Increase within 15 days following the share exchange closing date, then the right of the stockholders to receive shares of Intercell common stock will automatically terminate and Intercell will instead deliver to each stockholder party to the share exchange agreement cash equal to the product of (x) the number of such stockholder’s shares of Iomai common stock and (y) $6.60. Intercell will pay such cash, if applicable, to the stockholders within five business days following the effective time of the merger.

Intercell and the stockholders may not amend or modify the share exchange agreement (a) to increase or decrease, or change the form of, the consideration to be paid to the stockholders pursuant to the share exchange agreement, or (b) in a manner that would reasonably be expected to materially delay or prevent the consummation of the share exchange or the other transactions contemplated by the merger agreement, in each case, without the prior written consent of Iomai.

The closing of the share exchange is conditioned upon, among other things, all of the closing conditions contained in the merger agreement having been satisfied or, to the extent permitted by applicable law, waived. The share exchange agreement will terminate on the earliest of (a) September 30, 2008, (b) Intercell’s delivery of its newly issued shares or the alternative cash consideration to the stockholders, (c) the termination of the merger agreement in accordance with the termination provisions thereof (please see “The Merger Agreement—Termination of the Merger Agreement” above on page 49 for more details) and (d) the written agreement of Intercell and the stockholders party to the share exchange agreement.

Voting Agreement

In connection with the merger agreement, our executive officers and New Enterprise Associates, Essex Woodlands Health Ventures, Gruber and McBaine Capital Management, Technology Partners Fund, and ProQuest Investments (and certain of their respective affiliates) entered into a voting agreement with Intercell. As of the record date, the stockholders who are party to the voting agreement held [ • ]% of our outstanding common stock.

Under the terms of the voting agreement, each of the above stockholders irrevocably appointed Intercell as its proxy to vote all shares of our outstanding common stock held by that stockholder as of the record date:

•	in favor of the merger and the adoption of the merger agreement and the approval of the transactions contemplated by the merger agreement, and any actions required in furtherance thereof;

•	against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Iomai under the merger agreement; and

•	against (i) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving Iomai (other than the merger), (ii) a sale or transfer of a material amount of assets or capital stock of Iomai or (iii) any action that is intended, or would reasonably be expected, to impede, interfere with, prevent, delay, postpone or adversely affect the merger or the transactions contemplated by the merger agreement.

During the term of the voting agreement, except as otherwise provided therein, each stockholder agrees not to:

•	sell, transfer, pledge, encumber, assign or otherwise dispose of its shares, options or warrants, other than as permitted under the share exchange agreement discussed above;

•	grant any proxies or powers of attorney or enter into a voting agreement (other than the identified voting agreement) or other arrangement with respect to its shares, options or warrants;

•	enter into, or deposit its shares, options or warrants into, a voting trust or take any other action which would, or could reasonably be expected to, result in a diminution of the voting power represented by any of its shares, options or warrants; or

•	commit or agree to take any of the foregoing actions.

Under the terms of the voting agreement, each stockholder agrees not to exercise any appraisal rights or any dissenters’ rights that such stockholder may have or could potentially have in connection with the merger or the merger agreement.

The voting agreement will terminate on the earliest of (a) September 30, 2008, (b) the termination of the merger agreement in accordance with the termination provisions thereof (please see “The Merger Agreement—Termination of the Merger Agreement” above on page 49 for more details), (c) the written agreement of Intercell and the stockholders party to the voting agreement to terminate the voting agreement, (d) the consummation of the merger, and (e) the date of any modification, waiver or amendment to the merger agreement to alter the merger consideration in a manner adverse to the stockholders without the stockholders’ consent.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

If at the special meeting the number of shares of Iomai common stock present or represented and voting in favor of the approval of the merger agreement is insufficient to approve the merger agreement under Delaware law and under our certificate of incorporation, our management may move to adjourn or postpone the special meeting in order to enable our board of directors to continue to solicit additional proxies in favor of the approval of the merger agreement. In that event, we will ask you to vote only upon the adjournment or postponement proposal and not the merger proposal.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of adjourning or postponing the special meeting and any later adjournments. If our stockholders approve the adjournment or postponement proposal, we could adjourn or postpone the special meeting, and any adjourned session of the special meeting, to use the additional time to solicit additional proxies in favor of the proposal to approve the merger agreement, including the solicitation of proxies from our stockholders that have previously voted against the merger proposal. Among other things, approval of the adjournment or postponement proposal could mean that, even if we had received proxies representing a sufficient number of votes against the proposal to approve the merger agreement, we could adjourn or postpone the special meeting without a vote on the proposal to approve the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the merger agreement.

The adjournment or postponement proposal requires that holders of more of our shares vote in favor of the adjournment or postponement proposal than vote against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. No proxy that is specifically marked AGAINST the proposal to approve the merger agreement will be voted in favor of the adjournment or postponement proposal, unless it is specifically marked FOR the discretionary authority to adjourn or postpone the special meeting to a later date.

Our board of directors believes that if the number of shares of our common stock present or represented at the special meeting and voting in favor of the proposal to approve the merger agreement is insufficient to approve the merger agreement, it is in the best interests of our stockholders to enable the board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the merger agreement.

FINANCIAL PROJECTIONS

We do not, as a matter of course, make public projections as to future performance, earnings or other results, and we are especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of potential business combination and partnering transactions and the merger agreement and the transactions contemplated thereby, our board of directors reviewed a set of projections prepared by our management regarding our future financial performance for fiscal years 2008 through 2014 and also provided the projections to Cowen for purposes of its financial analyses and in connection with rendering its fairness opinion. We have included below the material portions of these projections to give our stockholders access to certain nonpublic information prepared for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that we, our board of directors or Intercell considered, or now considers, this information to be predictive of actual future results, and such data should not be relied upon as such. A summary of the projections are set forth below.

	2007A	2008P	2009P	2010P	2011P	2012P	2013P	2014P
	(US$ in thousands)

Revenues:
Government contracts & grants	$10,667	$13,114	$24,106	$28,037	$11,187	$4,116	$327	$68
License/Milestones, net of royalty payments	—	14,000	—	8,500	2,500	25,000	4,000	—
Reimbursement of development costs	—	8,736	25,880	41,884	33,943	11,389	19,406	—
Product Sales
Travelers’ Diarrhea	—	—	—	—	—	28,044	52,393	74,566
IS Panflu (Government stockpile)	—	—	—	—	24,977	128,008	262,417	403,467
Total Revenues	10,667	35,850	49,986	78,422	72,607	196,558	338,544	478,101
Cost of goods sold	—	—	—	—	9,573	50,449	77,091	109,633
Gross Profit	10,667	35,850	49,986	78,422	63,034	146,109	261,453	368,467
Total R&D expenses	31,605	33,915	48,515	66,849	53,209	55,313	69,716	87,299
Total SG&A expenses	8,172	7,404	7,892	9,066	11,460	13,621	15,771	17,264
EBIT	(29,110)	(5,469)	(6,421)	2,506	(1,635)	77,176	175,966	263,904
Depreciation and Amortization	—	2,153	2,323	2,768	3,403	3,680	4,566	5,190
EBITDA	(29,110)	(3,316)	(4,098)	5,275	1,768	80,856	180,533	269,094
Interest Income	1,144	434	257	111	227	—	798	3,665
Interest Expense	(297)	(334)	(218)	(118)	(63)	(31)	(4)	—
Other (expense) income, net	(11)	—	—	—	—	—	—	—
Pretax Income	$(28,274)	$(5,369)	$(6,382)	$2,499	$(1,471)	$77,144	$176,761	$267,569

The internal financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. In addition, the projections were not prepared with the assistance of or reviewed, compiled or examined by independent accountants. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. Projections of this type are based on assumptions that are inherently subject to factors such as industry performance, general business, economic, political, development, technology, competitive, regulatory, market and financial conditions, as well as changes to our business, financial condition or results of operations, which factors may cause the financial projections or the underlying assumptions to be inaccurate. Since the projections cover multiple years, such information by its nature becomes even less reliable with each successive year.

We advised Cowen that the internal financial information, upon which the projections were based, are subjective in many respects, but provided a reasonable basis for Cowen’s opinion. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and are beyond our control. The projections also anticipate favorable assumptions related to our business, including partnering of our travelers’ diarrhea program, that are inherently subject to significant economic, political, development, technology, market, regulatory, financial and competitive uncertainties, all of which are difficult to predict and many of which are beyond our control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

Accordingly, there can be no assurances that the projections will be realized, and actual results may vary materially from those shown. Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth above. The inclusion of these internal financial projections in this proxy statement should not be regarded as an indication that we, Intercell, Merger Sub and any of our or their respective affiliates, advisors or representatives considered or consider the internal financial forecasts to be necessarily predictive of actual future events, and the internal financial projections should not be relied upon as such. None of us, Intercell, Merger Sub nor our or their respective affiliates, advisors, officers, directors, partners or representatives can give any assurance that actual results will not differ from these internal financial projections or undertake any obligation to update or otherwise revise or reconcile the internal financial projections to reflect circumstances existing after the date such projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. Neither we, nor, to our knowledge, Intercell or Merger Sub, intends to make publicly available any update or other revisions to these internal financial projections. No one has made or makes any representation to any stockholder or anyone else regarding the information included in these projections.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of common stock as of May 12, 2008 by: (i) selected executive officers and all of our directors and (ii) any entity who, to our knowledge, owns 5% or more of the common stock on an as-converted basis. Unless otherwise indicated, the address for each of the following stockholders is c/o Iomai Corporation, 20 Firstfield Road, Gaithersburg, Maryland 20878, telephone (301) 556-4500; facsimile (301) 556-4501.

Beneficial ownership is determined in accordance with the rules and regulations of the United States Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within sixty (60) days of May 12, 2008 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite that stockholders’ name.

	Number of Shares	Percent of Shares
	Beneficially	Beneficially
Name	Owned(1)	Owned (%)

Directors and Executive Officers:
Stanley C. Erck(2)	804,321	3.0
Gregory M. Glenn(3)	569,479	2.2
Russell P. Wilson(4)	229,803	*
M. James Barrett(5) 20451 Seneca Meadows Parkway Germantown, MD 20876	6,979,832	26.7
R. Gordon Douglas(6) 265 Old Black Point Road Niantic, CT 06357	28,653	*
Richard Douglas(7) 500 Kendall Street Cambridge, MA 02142	32,114	*
Thomas M. Vernon(8) 2134 Spring Street Philadelphia, PA 19103	11,500	*
F. Weller Meyer(9) 7600 Leesburg Pike, East Building, Suite 200 Falls Church, VA 22043	57,500	*
All directors & executive officers as a group (8 persons)	8,713,202	31.4
5% Stockholders
Entities affiliated with New Enterprise Associates(10) 1119 St. Paul Street Baltimore, MD 21202	6,972,331	26.7
Essex Woodlands Health Ventures(11) 435 Tasso Street Palo Alto, CA 94301	2,802,686	10.9
Visium Asset Management, LP(12)	1,579,053	6.1
Gruber and McBaine Capital Management(13)	2,165,120	8.4

*	Represents beneficial ownership of less than one percent of our outstanding common stock

(1)	Options are calculated on an as exercised basis.

(2)	Includes 25,000 shares of common stock held by Mr. Erck and 779,321 shares of common stock issuable to Mr. Erck upon the exercise of options vested as of 60 days following May 12, 2008.

(3)	Includes 71,885 shares of common stock held by Dr. Glenn and 497,594 shares of common stock issuable to Dr. Glenn upon the exercise of options vested as of 60 days following May 12, 2008.

(4)	Includes 11,000 shares of common stock held by Mr. Wilson and 218,803 shares of common stock issuable to Mr. Wilson upon the exercise of options vested as of 60 days following May 12, 2008.

(5)	Includes 7,500 shares of common stock issuable to Dr. Barrett upon the exercise of options vested as of 60 days following May 12, 2008, 6,417,187 shares of common stock and warrants to purchase 550,535 shares of common stock exercisable within 60 days of May 12, 2008, held by New Enterprise Associates 10, Limited Partnership, and (as reported in schedule I of the voting agreement), and 4,610 shares of common stock held by NEA Ventures 2002, Limited Partnership (as reported in schedule I of the voting agreement).

(6)	Includes 28,653 shares of common stock issuable to Dr. G. Douglas upon the exercise of options vested as of 60 days following May 12, 2008.

(7)	Includes 3,461 shares of common stock held by Dr. R. Douglas and 28,653 shares of common stock issuable to Dr. R. Douglas upon the exercise of options vested as of 60 days following May 12, 2008.

(8)	Includes 4,000 shares of common stock held by Dr. Vernon and 7,500 shares of common stock issuable to Dr. Vernon upon the exercise of options vested as of 60 days following May 12, 2008.

(9)	Includes 50,000 shares of common stock held by Mr. Meyer and 7,500 shares of common stock issuable to Mr. Meyer upon the exercise of options vested as of 60 days following May 12, 2008.

(10)	Includes 6,417,187 shares of common stock and warrants to purchase 550,535 shares of common stock exercisable within 60 days of May 12, 2008, held by New Enterprise Associates 10, Limited Partnership, and (as reported in schedule I of the voting agreement), and 4,610 shares of common stock held by NEA Ventures 2002, Limited Partnership (as reported in schedule I of the voting agreement). Based on information reported in an amendment to Schedule 13D filed with the SEC on May 30, 2008, as the individual general partners of NEA Partners 10, Limited Partnership, which is the sole general partner of New Enterprise Associates 10, Limited Partnership, each of M. James Barrett, Peter J. Barris, C. Richard Kramlich, Charles W. Newhall III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor III may be deemed to share voting and dispositive power with respect to the shares held by New Enterprise Associates 10, Limited Partnership.

(11)	Includes 2,802,686 shares of common stock held by Essex Woodlands Health Ventures V, L.P. (as reported in schedule I of the voting agreement). Based on information reported in an amendment to Schedule 13D filed with the SEC on November 17, 2007, James L. Currie, Martin P. Sutter, and Immanual Thangaraj have the power by unanimous consent and through the general partner of Essex Woodlands Health Ventures V, L.P. (i) to cause Essex Woodlands Health Ventures V, L.P. to buy and sell marketable securities of portfolio companies and (ii) to direct the voting of such securities. As a result, Messrs. Currie, Sutter, and Thangaraj may also be deemed to have shared dispositive power and voting power with respect to the securities held by Essex Woodlands Health Ventures V, L.P..

(12)	Includes 1,404,053 shares of common stock held by Visium Asset Management, L.P. (as reported in the Schedule 13G filed by Visium Asset Management, L.P. on February 14, 2008), and warrants to purchase 175,000 shares of common stock exercisable within 60 days of May 12, 2008. Based on information reported in the Schedule 13G filed on February 14, 2008, by virtue of his position as the managing member of JG Asset, LLC, Jacob Gottlieb may be deemed to have sole voting and dispositive power with respect to the shares owned by Visium Asset Management, L.P.

(13)	Includes 1,710,911 shares of common stock held by Gruber and McBaine Capital Management, LLC, 138,254 shares of common stock held by Jon D. Gruber, and 175,955 shares of common stock held by J. Patterson McBaine (as reported in the Schedule 13G filed by Gruber and McBaine Capital Management, LLC on January 29, 2008), and warrants to purchase 140,000 shares of common stock exercisable within 60 days of May 12, 2008. Based on information reported in the Schedule 13G filed on January 29, 2008, Jon D. Gruber, J. Patterson McBaine and Eric B. Swergold may be deemed to share voting and dispositive power with respect to the shares held by Gruber and McBaine Capital Management, LLC.

OTHER MATTERS

As of the date of this proxy statement, we know of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Iomai Corporation, 20 Firstfield Road, Gaithersburg, Maryland 20878, telephone (301) 556-4500; facsimile (301) 556-4501. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials.

FUTURE STOCKHOLDER PROPOSALS

Proposals to be included in the proxy statement. If the merger is completed, all shares of our common stock will be held by Intercell, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2009 Annual Meeting of Stockholders, the proposal must be received by us, attention: Chairman of the Board, at our principal executive offices by December 5, 2008.

Other proposals (not to be included in the proxy statement). Under our by-laws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. Among other requirements, these procedures require any nomination or proposed item of business to be submitted in writing to our Chairman of the Board at our principal executive offices. Assuming our 2009 Annual Meeting of Stockholders is not more than 30 days before or 30 days after May 14, 2009, if you wish to bring business before the 2009 Annual Meeting, you must give us written notice by February 28, 2009.

However, if at least 60 days’ notice or prior public disclosure of the date of the 2009 Annual Meeting is given or made and the date of the 2009 Annual Meeting is not within 30 days before or after May 14, 2009, notice by the stockholder must be received no later than March 30, 2009. If less than 60 days’ notice or prior public disclosure of the date of the 2009 Annual Meeting is given or made and the date of the 2009 Annual Meeting is not within 30 days before or after May 14, 2009, notice by the stockholder must be received no later that 15 days after the date Iomai sends notice of the 2009 Annual Meeting. If a stockholder fails to provide timely notice of a proposal to be presented at the 2009 Annual Meeting, the proxies designated by the Board of Directors will have discretionary authority to vote on the proposal.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

The information contained in this proxy statement contains forward-looking statements. These forward looking statements include statements about our ability to complete the merger and statements related to our internal financial projections.

When used in this proxy statement, we intend the words “may,” “believe,” “anticipate,” “plan,” “expect,” “predict,” “estimate,” “require,” “intend” and similar words to identify “forward looking statements”. These forward looking statements involve risks, uncertainties and other factors that may cause our actual results, performance or achievements, to be far different from that suggested by our forward looking statements. Such risks and uncertainties include our inability to complete the merger and the other risks and factors identified from time to time in reports we file with the SEC or in public statements issued by us. You should not place undue reliance on our forward looking statements. We disclaim any obligation to update any of these factors or to publicly announce the results of any revisions to any of these forward looking statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the Securities and Exchange Commission at the facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1 800-SEC-0330 for further information on its public reference rooms. Our Securities and Exchange Commission filings also are available to the public at its website at www.sec.gov.

THIS PROXY STATEMENT DOES NOT CONSTITUTE OUR SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [ • ], 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS PROXY STATEMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

Annex A

Agreement and Plan of Merger
dated as of May 12, 2008
among
Intercell AG,
Zebra Merger Sub, Inc.
and
Iomai Corporation

A-i

A-ii

Defined Terms

Affiliate	33
Agreement	1
Appraisal Shares	3
Authorizations	22
Average Price	56
Bankruptcy and Equity Exception	11
Bayh-Dole Act	25
Business Day	59
Certificate of Merger	2
Certificates	4
CFIUS	12
Closing	2
Closing Date	2
Code	6
Company	1
Company Adverse Recommendation Change	46
Company Board	6
Company Charter Documents	9
Company Common Stock	1
Company Disclosure Letter	8
Company Employee	41
Company Employee Benefit Plan	16
Company Financial Statements	13
Company Intellectual Property	25
Company Material Adverse Effect	8
Company Preferred Stock	9
Company Recommendation	41
Company SEC Reports	12
Company Stockholders Meeting	40
Confidentiality Agreement	44
Constituent Corporations	2
Contract	29
controlled by	33
Copyrights	26
Cowen	15
Current Government Contract	29
D&O Insurance	48
DGCL	1
DOJ	42
DPA	12
Drug Laws	21
Effective Date	2
Effective Time	2
Environmental Laws	20
Environmental Permits	19
ERISA	17
Exchange Act	12

A-iii

Exchange Agent	4
Exchange Agreement	1
Exchange Fund	4
FDA	21
FDCA	21
FTC	42
GAAP	13
GLP	22
Good Clinical Practice	22
Government Contract	29
Governmental Authority	12
Hazardous Substance	21
HSR Act	12
ICH	22
Indemnified Party	48
Indemnifying Parties	48
Informed Consent	22
Institutional Review Boards	22
Intellectual Property	26
Interim Note	50
Internet Property	26
Judgment	11
Know-How	26
Law	11
Lease	28
Leased Real Property	28
Lien	11
Loan	49
Loan Default	49
Loans	49
Material Contract	27
Maximum Amount	48
Merger	1
Merger Consideration	3
Merger Sub	1
Nasdaq	12
Option Consideration	7
Options	7
Outside Date	52
Parent	1
Parent Financial Advisor	36
Parent Material Adverse Effect	34
Patents	26
Permits	8
Person	12
PHSA	21
Proceedings	15
Proxy Statement	12

A-iv

Qualified Company Employee Benefit Plan	16
Representatives	45
requests	15
Required Company Stockholder Vote	11
Sarbanes-Oxley Act	13
SEC	12
Section 262	3
Securities Act	12
Stock Plans	7
Subsidiary	12
Substituted Unvested Option	6
Substituted Vested Option	6
Superior Proposal	47
Superior Proposal Notice	54
Surviving Corporation	2
Takeover Proposal	47
Tax Return	19
Taxes	19
Termination Fee	55
To the knowledge of the Company	58
Trade Secrets	27
Trademark	27
Transactions	11
under common control with	33
Voting Agreement	1
Warrant	7

A-v

Agreement and Plan of Merger (this “Agreement”), dated as of May 12, 2008, among Intercell AG, a joint stock corporation incorporated under the laws of the Republic of Austria (“Parent”), Zebra Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Iomai Corporation, a Delaware corporation (the “Company”).

Introduction

The respective Boards of Directors of Merger Sub and the Company, and the Management Board and Supervisory Board of Parent, have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement.

In furtherance of such acquisition, the respective Boards of Directors of Merger Sub and the Company, and the Management Board and Supervisory Board of Parent, have approved and declared advisable the merger (the “Merger”) of Merger Sub into the Company, on the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of the Company (the “Company Common Stock”) not owned by Parent, Merger Sub or the Company as of the Effective Time shall be converted into the right to receive the Merger Consideration.

Concurrently with the execution of this Agreement and as an inducement to and condition of Parent’s willingness to enter into this Agreement, each of the stockholders of the Company listed on Schedule I hereto is entering into an Exchange Agreement, dated as of the date hereof (the “Exchange Agreement”), the form of which is attached hereto as Exhibit A, pursuant to which, among other things, each such stockholder agrees to exchange all of its shares of Company Common Stock for (i) shares of common stock in Parent immediately prior to the Effective Time or (ii) cash immediately following the Effective Time.

Concurrently with the execution of this Agreement and as an inducement to and condition of Parent’s willingness to enter into this Agreement, each of the stockholders of the Company listed on Schedule II hereto is entering into a Voting Agreement, dated as of the date hereof (the “Voting Agreement”), the form of which is attached hereto as Exhibit B, pursuant to which, among other things, each such stockholder agrees to vote its shares of Company Common Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement.

In consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE 1
THE MERGER

SECTION 1.1. The Merger. At the Effective Time, in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. For purposes of this Agreement, (i) the corporation surviving the Merger after the Effective Time may be referred to as the “Surviving Corporation” and (ii) the Company and Merger Sub are collectively referred to as the “Constituent Corporations.”

SECTION 1.2. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.3. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (East Coast time) on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 7 (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), at the offices of Covington & Burling LLP, 1201 Pennsylvania Avenue, N.W., Washington, DC 20004, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).

SECTION 1.4. Consummation of the Merger. On the Closing Date, as soon as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time and date the Merger becomes effective being the “Effective Time” and “Effective Date”, respectively).

SECTION 1.5. Organizational Documents; Directors and Officers. The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to conform to Exhibit C, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL. The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation, removal or death or their respective successors are duly elected or appointed and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation, removal or death or until their respective successors have been duly elected or appointed and qualified, as the case may be.

ARTICLE 2
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.1. Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each share of Merger Sub capital stock will be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

SECTION 2.2. Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Company Common Stock:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares to be canceled pursuant to Section 2.2(b) and (ii) any Appraisal Shares) shall be canceled and shall be converted automatically into the right to receive $6.60 in cash (the “Merger Consideration”) from Parent. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.3, without interest.

(b) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Merger Sub, Parent or any wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive Merger Consideration as provided in Section 2.2(a), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262 (and at the Effective Time, such Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with Section 262); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.2(a). The Company shall serve reasonably prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any portion of the Merger Consideration made available by the Exchange Agent pursuant to Section 2.3(a) to pay for Appraisal Shares shall be returned to Parent upon demand.

SECTION 2.3. Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), which shall provide for the payment of Merger Consideration in accordance with the terms of this Section 2.3. At or prior to the Effective Time, Parent shall, or shall take all steps necessary to enable and cause the Surviving Corporation to, deposit with the Exchange Agent in accordance with this Article 2, the cash necessary to pay for the shares of Company Common Stock converted into the right to receive Merger Consideration (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. Such Merger Consideration deposited with the Exchange Agent shall, pending its disbursement to holders of shares of Company Common Stock, be invested by the Exchange Agent as directed by Parent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest, (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies or (iv) money market funds investing solely in a combination of the foregoing, or a combination thereof, as directed by and for the benefit of the Surviving Corporation; provided, however, that no gain or loss thereon shall affect the amounts payable hereunder and Parent shall take all actions necessary to ensure that the Exchange Fund includes at all times cash sufficient to satisfy Parent’s obligation under this Agreement to pay the Merger Consideration. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Exchange Agent will be payable to Parent or as Parent otherwise directs.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time but in any event not later than five Business Days thereafter, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.2, (i) a letter of transmittal (in customary form which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall receive in exchange therefor the amount of cash which the shares of Company Common Stock theretofore represented by such Certificate entitle such holder to receive pursuant to the provisions of this Article 2 and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 2.3 the Merger Consideration into which the shares of Company Common Stock shall have been converted pursuant to Section 2.2. No interest shall be paid or shall accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article 2.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by Law.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article 2 shall thereafter look only to Parent (subject to abandoned property, escheat or similar Laws, as general creditors thereof) for payment of their claim for Merger Consideration.

(e) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority), any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

(g) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent and paid to the appropriate taxing authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

SECTION 2.4. Company Options. Except as set forth on Section 2.4 of the Company Disclosure Letter:

(a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (the “Company Board”) (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide that each Option outstanding at the applicable time described below (i) issued under either the 1998 Stock Option Plan, as amended, or the 1999 Stock Incentive Plan (whether or not then vested or exercisable) shall be fully vested and exercisable no less than 30 days prior to the Effective Time and (ii) issued under the 2005 Incentive Plan that, under the terms of the 2005 Incentive Plan and the applicable Option agreement, will vest prior to the Effective Time shall be exercisable prior to the Effective Time. To the extent that an Option issued under the 1998 Stock Option Plan, as amended, or the 1999 Stock Incentive Plan that is vested and exercisable pursuant to the terms of this Section 2.4 or under the terms of the applicable Option Plan and the applicable Option agreement is not exercised prior to the Effective Time, such Option shall be cancelled and terminated, and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option. If the Option Consideration shall be zero or a negative number, the Option shall be cancelled and terminated and no such cash payment shall be due and owing. Except as otherwise provided below, any Option Consideration due and owing shall be paid by Parent and the Surviving Corporation as soon after the Closing Date as shall be practicable and in any event, within three Business Days following the Effective Time. Notwithstanding the foregoing, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.

(b) Each Option issued under the 2005 Incentive Plan that is vested under the terms of the 2005 Incentive Plan and the applicable Option agreement but is not exercised prior to the Effective Time, shall be cancelled and terminated at the Effective Time and the holder of such cancelled and terminated Option shall receive as of the Effective Time a vested option to purchase shares of Parent (the “Substituted Vested Option”). Each Option issued under the 2005 Incentive Plan that, under the terms of the 2005 Incentive Plan and the applicable Option agreement, will not vest prior to the Effective Time shall be cancelled and terminated at the Effective Time and the holder of such cancelled and terminated Option shall receive as of the Effective Time an unvested option to purchase shares of Parent (the “Substituted Unvested Option”). A Substituted Unvested Option will vest on the same schedule as the corresponding Option under the 2005 Incentive Plan that was cancelled and terminated in exchange for such Substituted Unvested Option. However, a Substituted Unvested Option may be subject to accelerated vesting under the terms of an option holder’s employment or change in control agreement with Parent or the Surviving Corporation, as the case may be. For the avoidance of doubt, the exercise price and number of shares subject to the Substituted Vested Option and the Substituted Unvested Option shall be determined in a manner consistent with the objective that the substitution or assumption of Options satisfy the requirements of Treasury Regulations Section 1.409A-1(b)(5)(v)(D). The Surviving Corporation and its Affiliates shall treat the Substituted Vested Options and the Substituted Unvested Options for tax reporting and withholding purposes in accordance with the regulations and other applicable guidance under Section 409A of the Code.

(c) Prior to the Effective Time, the Company shall use reasonable best efforts to make any amendments to the terms of the Stock Plans and obtain any consents from holders of Options that, in each case, are necessary to give effect to the transactions contemplated by this Section 2.4 and, notwithstanding anything to the contrary, payment may be withheld in respect of any Option until any necessary consents are obtained. Prior to the Effective Time, the Company shall take all actions necessary to terminate all its Stock Plans, such termination to be effective at or before the Effective Time.

(d) For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to (i) the Merger Consideration per share of Company Common Stock less (ii) the exercise price payable in respect of each share of Company Common Stock issuable under such Option; “Options” means any option granted, and, immediately before the Effective Time not exercised, expired or terminated, to purchase shares of Company Common Stock pursuant to the Stock Plans; and “Stock Plans” means the Company’s 1998 Stock Option Plan, as amended, 1999 Stock Incentive Plan and 2005 Incentive Plan.

SECTION 2.5. Warrants. No later than 15 calendar days prior to the record date applicable to the Company Stockholders Meeting, the Company shall deliver to each holder of a Warrant any notice regarding the Transactions as required by the Warrants. Each Warrant that is outstanding immediately prior to the Effective Time and is not exercised prior to the Effective Time shall cease to represent a right to acquire shares of the Company Common Stock and shall be converted, at the Effective Time, into the right to receive (upon surrender of the warrant certificate) an amount in cash, without interest, equal to the product of (a) the amount, if positive, by which the Merger Consideration exceeds the per share exercise price of such Warrant and (b) the number of shares of Company Common Stock issuable upon exercise of such Warrant. Following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, honor the obligations of the Company under the Warrants. As used in this Agreement, “Warrant” means a Common Stock Purchase Warrant issued by the Company pursuant to the Securities Purchase Agreement dated as of March 2, 2007.

SECTION 2.6. Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company shall use reasonable best efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the DGCL as promptly as commercially practicable. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

SECTION 2.7. Adjustments to Prevent Dilution. In the event that the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure letter (provided, however, that a matter disclosed with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to which the matter disclosed reasonably relates, but only to the extent such relationship is reasonably apparent on the face of such disclosure) previously delivered by the Company to Parent (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 3.1. Organization.

(a) The Company is a corporation validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted. The Company possesses all licenses, franchises, permits, exemptions, clearances, certificates, approvals and authorizations, and any applications for, and supplements or amendments to, the foregoing (collectively, “Permits”) from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of its business as now conducted, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. A “Company Material Adverse Effect” means any event, condition, change, occurrence or development of a state of facts that, individually or in the aggregate with all other events, conditions, changes, occurrences or developments of a state of facts, is materially adverse to (A) the business, operations, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of the Company or (B) the ability of the Company to timely perform its obligations under this Agreement in compliance with its terms or to consummate the Transactions; provided, however, that no such event, condition, change, occurrence or development of a state of circumstances shall be considered in determining whether a Company Material Adverse Effect has occurred to the extent that it is proximately caused by (1) changes in economic or vaccine industry conditions in the United States (and in each case to the extent that the Company is not disproportionately adversely affected), (2) acts of terrorism, war or natural disasters occurring after the date hereof (and in each case to the extent that the Company is not disproportionately affected), (3) any loss of employees, customers or suppliers proximately caused by the pendency or announcement of the Transactions (provided, however, that any legal or contractual consequence of the execution of this Agreement or the consummation of the Transactions that has not been disclosed to Parent in this Agreement or the Company Disclosure Letter shall not be excluded under this clause (3)); (4) any loss of funding under a Government Contract proximately caused by the fact that Parent is a non-U.S. entity; (5) changes in GAAP; (6) the failure of the Company to meet revenue, earnings or other internal or analysts’ projections, in and of itself (it being understood that any event, condition, change, occurrence or development of a state of facts that may have caused or contributed to any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); (7) any action taken by the Company with Parent’s written consent or the taking of any action expressly required by this Agreement; (8) a decline in the Company’s stock price, in and of itself (it being understood that any event, condition, change, occurrence or development of a state of facts that may have caused or contributed to any such decline may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); and (9) any legal proceedings commenced by any stockholder of the Company against the Company or any member of the Company Board or Parent arising out of the execution of this Agreement or the consummation of the Transactions.

(b) The copies of the Third Amended and Restated Certificate of Incorporation and the Third Amended and Restated By-laws of the Company (the “Company Charter Documents”) which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. All such Company Charter Documents are in full force and effect and the Company is not in violation of any of their respective provisions. The Company has made available to Parent correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of stockholders, the Company Board and each committee of the Company Board since January 1, 2005; provided, however, that the Company shall not be obligated to furnish to Parent any minutes for meetings to the extent that they discuss the Transactions or alternative transactions considered by the Company Board.

SECTION 3.2. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock and (ii) 25,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). As of the date of this Agreement: (i) 25,601,344 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Preferred Stock were issued or outstanding; (iii) no shares of Company Common Stock were held by the Company in its treasury; (iv) there were outstanding Options to purchase 4,404,876 shares of Company Common Stock and 4,818,507 shares of Company Common Stock were reserved for issuance under the Stock Plans (including upon exercise of the Options); and (v) there were outstanding Warrants exercisable for 2,202,139 shares of Company Common Stock and such number of shares of Company Common Stock were reserved for issuance upon conversion of the Warrants. Section 3.2(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each equity-based award and Option outstanding under the Stock Plans indicating the applicable Stock Plan and type of award such as an “incentive stock option” (as defined in Section 422 of the Code) or a nonqualified stock option, the extent to which such award or option is vested and exercisable or subject to acceleration, the date on which such award or Option was granted, the Stock Plan under which such award or Option was granted, the number of shares of capital stock of the Company issuable thereunder and the expiration date and exercise or conversion price relating thereto. All of the Options have been granted solely to employees, consultants (who are individuals) or directors of the Company. All Options have been granted in accordance with the terms of the Stock Plans and applicable Law, and, with respect to each outstanding Option, the exercise price is no less than the fair market value of such Option on the date of grant and the Option is not otherwise subject to the requirements of Section 409A of the Code. The Company has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock within the last twelve months. The Company has not heretofore agreed to take any such action that is pending as of the date of this Agreement, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company other than as provided in the Exchange Agreement.

(b) The issued and outstanding shares of Company Common Stock have been, and all such shares of Company Common Stock that may be issued prior to the Effective Time will be when issued, duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Options and Warrants, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party relating to the voting or disposition of any shares of the capital stock of the Company or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Company Board.

(c) Except as indicated in Section 3.2(a), as of the date of this Agreement, (i) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or bound (A) obligating the Company to issue, deliver, register or sell, or cause to be issued, delivered, registered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in or other voting securities of, the Company, (B) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of capital stock of the Company.

SECTION 3.3. Authorization; No Conflict.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly and validly authorized and approved by the Company Board. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except for the approval of this Agreement by the holders of a majority of the issued and outstanding shares of Company Common Stock (the “Required Company Stockholder Vote”). No other vote of the Company’s stockholders is necessary in connection with this Agreement, the Exchange Agreement, the Voting Agreement or the consummation of any of the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally and equitable principles of general applicability, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company Board, at a meeting duly called and held prior to the execution of this Agreement, duly and unanimously adopted resolutions (i) authorizing the execution, delivery and performance of this Agreement, (ii) approving, adopting and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) authorizing, approving and declaring advisable the Exchange Agreement and the transactions contemplated thereby, (iv) authorizing, approving and declaring advisable the Voting Agreement and the transactions contemplated thereby, (v) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, and (vi) authorizing the submission of this Agreement to the Company’s stockholders for their approval and recommending that the Company’s stockholders adopt this Agreement. As used in this Agreement, “Transactions” means the Merger and the other transactions contemplated by each of this Agreement and the Exchange Agreement.

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the Company Charter Documents, (ii) result in a violation or breach of or conflict with any provisions of, or result in the loss of any benefit under or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Company is a party or by which the Company or any of its properties or assets may be bound, or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any judgment, ruling, order, writ, injunction or decree of any Governmental Authority (“Judgment”) or any statute, code, decree, law, ordinance, rule or regulation or orders of Governmental Authorities (“Law”) applicable to the Company or its properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(d) No consent, permit, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory (including stock exchange) authority (a “Governmental Authority”) is necessary to be obtained or made by the Company in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with and filings pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as

amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and other applicable foreign competition or antitrust laws, if any, (iii) the filing with the United States Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”), and such reports under Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the Transactions, (iv) compliance with the rules of The Nasdaq Stock Market LLC (“Nasdaq”), (v) compliance with the applicable requirements of the Committee on Foreign Investment in the United States (“CFIUS”), pursuant to Section 721 of the Defense Production Act of 1950 (codified at 50 U.S.C. §2170) (the “DPA”), (vi) compliance with the “blue sky” laws of various states, (vii) completing any notice required under the FDCA or similar Laws of jurisdictions other than the United States, (viii) any such consent, approval, order, authorization, registration, declaration or filing necessary as a result of Parent’s status as an entity organized under the laws of the Republic of Austria, and (ix) any such consent, approval, order, authorization, registration, declaration or filing, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect.

SECTION 3.4. Subsidiaries. The Company has no, and has never had any, Subsidiaries. As used in this Agreement, (i) “Subsidiary” means with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person; and (ii) “Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity.

SECTION 3.5. SEC Reports and Financial Statements.

(a) Since February 1, 2006, the Company has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed by the Company with the SEC in a timely manner. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly the consolidated financial position and the results of operations and cash flows of the Company as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since February 1, 2006, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct.

(d) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) promulgated by the SEC under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be disclosed in the Company’s reports filed or submitted under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act and to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.

(e) The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

(f) The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent completed evaluation, to the Company’s auditors and the audit committee of the Company Board and to Parent, (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(g) Since February 1, 2006, the Company has not identified any material weaknesses in the design or operation of its internal control over financial reporting. To the knowledge of the Company, there is no reason to believe that its auditors and its principal executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(h) The Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities or obligations that (i) are accrued or reserved against in the most recent Company Financial Statements included in the Company SEC Reports filed prior to the date of this Agreement or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business since the date of such Company Financial Statements and, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (iii) are incurred in connection with the Transactions, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, or (v) individually or in the aggregate, have not been and would not reasonably be expected to be material to the Company.

(i) Prior to the date of this Agreement, the Company has made available to Parent complete and correct copies of all comment letters from the SEC since October 3, 2005 through the date of this Agreement with respect to any of the Company SEC Reports and all correspondence since October 3, 2005 through the date of this Agreement from the SEC or the DOJ relating to sales and other business practices of the Company. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Reports.

(j) To the knowledge of the Company, as of the date of this Agreement, there are no SEC inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any malfeasance by any director or executive officer of the Company. Except as set forth in Company compliance reports made available to Parent prior to the date of this Agreement, since October 3, 2005 through the date of this Agreement, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the principal executive officer, principal financial officer, general counsel or similar legal officer, the Company Board or any committee thereof.

SECTION 3.6. Absence of Material Adverse Changes, etc. Between January 1, 2008 and the date of this Agreement, the Company has conducted its business in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) any event, condition, change, occurrence or development of a state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; or

(b) any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b).

SECTION 3.7. Litigation. There are no suits, claims, actions, proceedings, arbitrations, mediations, or, to the knowledge of the Company, governmental investigations, informal inquiries or requests for documents, whether by subpoena or informal letter (“Proceedings”), pending or, to the knowledge of the Company, threatened in writing against the Company, against any of their respective directors, officers, employees or agents or which affect the assets or operations of the Company, except where such Proceedings would not reasonably be expected to result in a Judgment for money damages in excess of $150,000 and would not reasonably be expected to result in material injunctive relief. Neither the Company nor any of its properties is or are subject to any material Judgment.

SECTION 3.8. Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and will not, at the time of the Company Stockholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication from the Company with respect to the solicitation of proxies for the Company Stockholders Meeting which shall have become false or misleading in any material respect. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent in writing specifically for inclusion or incorporation by reference in the Proxy Statement.

SECTION 3.9. Broker’s or Finder’s Fees. Except for Cowen and Company, LLC (“Cowen”), no agent, broker, investment banker, Person or firm acting on behalf of the Company or under the Company’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses from any of the parties hereto in connection with any of the Transactions. The Company has heretofore delivered to Parent a complete and correct copy of the Company’s engagement letter with Cowen, which letter describes all fees payable to Cowen in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of Cowen.

SECTION 3.10. Employee Plans.

(a) Section 3.10 of the Company Disclosure Letter sets forth all Company Employee Benefit Plans established, maintained, adopted, participated in, sponsored, contributed or required to be contributed to, or provided by, the Company and under which the Company would reasonably be expected to have any liability. As used in this Agreement, “Company Employee Benefit Plan” means any welfare benefit plan within the meaning of Section 3(1) of ERISA, any pension benefit plan within the meaning of Section 3(2) of ERISA, and any other material plan, program, policy, practice, agreement or arrangement providing compensation or benefits in any form to any current or former employee, officer, director, independent contractor or consultant of the Company or any beneficiary or dependent thereof, whether written or unwritten, formal or informal, including any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, employment, consulting, independent contractor, unemployment, hospitalization or other medical, dental, vision, life, or other insurance, long- or short-term disability, change of control, fringe benefit, cafeteria plan or any other plan, program, policy, agreement or arrangement.

(b) With respect to each Company Employee Benefit Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of any written Company Employee Benefit Plan and all amendments thereto, and all trusts or service agreements relating to the administration and recordkeeping of the Plan; (ii) the three most recent Annual Reports (Form 5500 Series) including all applicable schedules (other than Schedule SSA), if any, for each Company Employee Benefit Plan that is subject to such reporting requirements; (iii) the current summary plan description and any material modifications thereto, if any, or any similar written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any, and any pending applications for a determination letter; and (v) all material notices given to such Company Employee Benefit Plan or to the Company by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other governmental agency relating to such Company Employee Benefit Plan or provided to any such entity by the Company Employee Benefit Plan or to the Company.

(c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination, advisory or opinion letter from the Internal Revenue Service on which the Company is entitled to rely, and no event has occurred and no condition exists that would reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan.

(d) The Company has (i) filed or caused to be filed all returns and reports on the Company Employee Benefit Plans that it and/or any such plan are required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports.

(e) Each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance with all provisions of ERISA, the Code and all Laws and regulations applicable to the Company Employee Benefit Plans. All contributions required to have been made to any Company Employee Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been appropriately reflected in the books of the Company.

(f) The Company has not engaged in any non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Company Employee Benefit Plan. To the knowledge of the Company, no prohibited transaction has occurred with respect to any Company Employee Benefit Plan.

(g) No Company Employee Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, or is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and the Company has never sponsored, contributed to, been required to contribute to, or had any obligations or incurred any liability under any plan that is subject to Title IV of ERISA or Section 412 of the Code, or is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(h) The Company has not offered to provide life, health or medical benefits or insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment, except to the extent required by the COBRA provisions in ERISA and the Code or similar provisions of state law.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions, alone or in connection with any other event (such as a termination of employment) will (i) result in any payment becoming due under any Company Employee Benefit Plan, (ii) increase any benefits otherwise payable under any Company Employee Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefit. No benefit that is or may become payable by any Company Employee Benefit Plan as a result of, or arising under, this Agreement shall constitute an “excess parachute payment” (as defined in section 280G(b)(1) of the Code) that is subject to the imposition of an excise tax under section 4999 of the Code or that would not be deductible by reason of section 280G of the Code.

(j) Except for benefits that may become payable in connection with the Transactions and that are set forth in Section 3.10(i) of the Company Disclosure Letter, to the knowledge of the Company no events have occurred or are expected to occur with respect to any Company Employee Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.

(k) There is no other entity with which the Company is considered a single employer under Section 414(b), (c), or (m) of the Code.

(l) As used in this Agreement “ERISA” means the Employee Retirement Income Securities Act of 1974, as amended, and the rules and regulations promulgated thereunder.

SECTION 3.11. Opinion of Cowen. Cowen has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, that, as of such date, the Merger Consideration to be received by holders of the Company Common Stock (other than Parent and its affiliates and the stockholders of the Company party to the Exchange Agreement) pursuant to this Agreement is fair, from a financial point of view, to such holders of the Company Common Stock. A written copy of such opinion will be provided to Parent as soon as practicable after the date hereof. The Company has been authorized by Cowen to permit the inclusion of such opinion in its entirety and/or references thereto in the Proxy Statement, provided that the opinion is reproduced therein in full and any such references are in a form reasonably acceptable to Cowen and its counsel.

SECTION 3.12. Taxes.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company has timely filed all material federal, state, local, and other Tax Returns required to be filed by it in the manner prescribed by applicable law and all such Tax Returns are true, complete and correct; and (ii) all Taxes shown as due on such Tax Returns have been paid in full, and the Company has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Company’s Form 10-K for the fiscal year ended December 31, 2007 are adequate to cover all Taxes accruing through such date. There are no Liens on any of the assets, rights or properties of the Company with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company is contesting in good faith through appropriate proceedings.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) any deficiency resulting from any audit or examination relating to Taxes of the Company by any taxing authority has been paid or is being contested in good faith and in accordance with Law and is adequately reserved for on the balance sheets contained in the Company Financial Statements in accordance with GAAP; (ii) no deficiencies have been asserted in writing against the Company as a result of examinations by any state, local, federal or foreign taxing authority that, by application of the same principles, might result in a proposed deficiency for the same type of Tax for any other period not so examined which deficiency (or deficiencies), in either case, is not (or are not) adequately reserved for in the Company Financial Statements; and (iii) there are no outstanding written requests, agreements, consents, or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or Tax deficiencies (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(c) The Company has not been a party to a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b).

(d) The Company is not a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes. The Company is not a party to any advance pricing agreement or closing agreement relating to Taxes with any taxing authority that remains in effect.

(e) The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company). Except for any liability that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company has not been notified in writing that it will be required to incur any liability for Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) with respect to any Tax claim that has been made by a taxing authority with respect to such other Person.

(f) Notwithstanding any other provision of this Agreement, the Company makes no representation or warranty as to the amount of, or as to the existence or non-existence of limitations (or to the extent of any such limitations) on, the Company’s net operating loss carryforwards, net capital loss carryforwards, tax credit carryforwards, or any similar Tax attribute.

(g) As used in this Agreement “Taxes” means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto. As used in this Agreement, “Tax Return” means any report, return, statement, declaration or other written information required to be supplied to a taxing or other Governmental Authority in connection with Taxes.

SECTION 3.13. Environmental Matters.

(a) The Company is and has for the past five years been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, notices, licenses, consents, certificates, approvals and authorizations (“Environmental Permits”), if any, required under Environmental Laws in connection with the operation of the Company’s business or owned, leased or operated real property, and no Environmental Permit is or will be subject to review, revision, major modification or prior consent by any Governmental Authority as a result of the consummation of the Transactions.

(b) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(i) there are no pending or, to the knowledge of the Company, threatened, demands, claims, investigations, proceedings, information requests, complaints, administrative or judicial orders, or notices against the Company or any property currently or formerly owned, operated or leased by the Company alleging non-compliance with or liability under any Environmental Law;

(ii) there are no facts, circumstances or conditions associated with the Company or its operations or any real property currently or formerly owned, leased or operated by the Company or any other property, including any property to which the Company or any Person working at the request or direction of the Company has arranged for the disposal or treatment of Hazardous Substances, that would reasonably be expected to give rise to any violation of any Environmental Laws or result in the Company incurring any liability under and Environmental Law;

(iii) the Company has not, in the course of its business, sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Substance to or at a site that is contaminated by any Hazardous Substance or that, pursuant to any Environmental Law, (A) has been placed on the “National Priorities List,” the “CERCLIS” list, or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take removal, remedial, corrective or any other response action under any Environmental Law or to pay for the costs of any such action at the site; and

(iv) any storage tanks (whether above or under ground) previously located at any real property or facility currently or formerly owned, operated or leased by the Company were at all times maintained, operated, sealed, closed or disposed of in accordance with all applicable Environmental Laws.

(c) There are no circumstances or conditions relating to the properties, assets or business of the Company that would reasonably be expected to prevent the operations, when used and operated in the manner currently used and operated, from continuing to operate in material compliance with all applicable Environmental Laws.

(d) The Company has not assumed or retained by contract (including leases) or other binding agreement or by operation of Law, any liabilities of a third party arising under or pursuant to any Environmental Law or has agreed to indemnify, defend or hold harmless any third party for any liabilities arising under or pursuant to any Environmental Law.

(e) The Company has made available to Parent copies of all material environmental or health and safety assessments, audits, investigations, or similar reports pertaining to the operation of the Company’s business and the operation or use of any real property currently or formerly owned, leased, or operated by the Company, to the extent in the possession, custody or control of the Company.

(f) As used in this Agreement, (i) “Environmental Laws” means any federal, foreign, state or local statute, law, code, or legal requirement, including regulations, rules, orders, judgments, judicial decisions, permits, licenses, approvals, ordinances, injunctions, directives and the common law, pertaining or relating to pollution, the environment, natural resources, the protection of the environment, or human health and safety, including any of the foregoing pertaining to (A) the presence, receipt, manufacture, processing, generation, use, distribution, transport, shipment, treatment, handling, storage, disposal, removal or remediation of any Hazardous Substance; (B) air, water (including ground, surface and drinking water), land surface or subsurface strata, noise, or odor pollution; (C) the release or threatened release into the environment of any Hazardous Substance, including emissions, discharges, injections, spills, escapes, dumping or leaching of any Hazardous Substance; (D) the protection of natural resources, including wildlife, marine sanctuaries, wetlands and all endangered and threatened species; (E) storage tanks, vessels and containers whether above- or underground, abandoned, disposed or discarded barrels, containers and other closed receptacles; or (F) health and safety of employees and other persons, and (ii) “Hazardous Substance” means, whether alone or in combination and whether solid, liquid or gaseous, (A) biologic agents or vectors, genetically modified organisms (whether or not living), culture, or serum that are (i) listed in the HHS and USDA Select Agents and Toxins pursuant to 7 CFR Part 311, 9 CFR Part 121, and 42 CFR Part 73, and/or those that are not otherwise exempt under NIH guidelines for Research Involving Recombinant DNA Molecules (2002) or otherwise subject to regulation by Environmental Law; (B) any “hazardous substance,” as defined by the Comprehensive Environmental Response, Compensation, and Liability Act, (C) any “hazardous waste,” as defined by the Resource Conservation and Recovery Act, and (D) any chemical, pollutant, contaminant, waste, or hazardous, dangerous or toxic material or substance, infectious or contagious material or substance, special waste, medical waste, biomedical waste, mutagenic or carcinogenic material or substance, endotoxin, blood-borne pathogen or terms of similar import including asbestos and asbestos containing material, buried contaminants, regulated chemicals, flammable explosives, radiation and radioactive materials, polychlorinated biphenyls, oil, petroleum and petroleum products and by-products, lead and lead-based paint, pesticides, natural or synthetic gas, nuclear fuel, nuclear material, urea formaldehyde, bacteria, fungi, mold or any material subject to regulation, investigation, control or remediation under any applicable Law or that is capable of causing harm or injury to human health, natural resources or the environment or could give rise to liability or an obligation to remediate under any Law, all as amended or hereafter amended.

SECTION 3.14. Compliance.

(a) The Company is not, in any material respect, in violation of any Law applicable to it or by which any of its properties or other assets or any of its businesses or operations are bound or any rule, regulation, guideline, guidance or requirement issued under any of the foregoing nor has it received after January 1, 2006 any written notice or other communication, whether written or non-written, from any Governmental Authority of any violation or any investigation with respect to any such Law.

(b) The Company is not, in any material respect, in violation of the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Service Act (“PHSA”), or the regulations and regulatory guidance promulgated thereunder or similar Laws of any foreign jurisdiction (collectively, “Drug Laws”), including those relating to good laboratory practices, good clinical practices, adverse event reporting, good manufacturing practices, recordkeeping, and filing of reports. Except for matters governed by Environmental Laws, which are addressed in Section 3.13 hereof, the Company has not received after January 1, 2006 any written notice or other communication, whether written or non-written, from the United States Food and Drug Administration (the “FDA”) or any other Governmental Authority alleging any violation of any Drug Law, including any failure to maintain systems and programs adequate to ensure compliance with any applicable Law related to product quality, including “Good Manufacturing Practice”, “Good Laboratory Practice”, and “Good Clinical Practice” as those terms are defined by FDA and in all applicable Drug Laws, by the Company relating to any activity that is subject to Drug Laws. The Company has not received after January 1, 2006 any (i) notices of inspectional observations (including those recorded on form FDA 483), establishment inspection reports, warning letters, untitled letters, (ii) notice of any intention to conduct an investigation or review, or (iii) other written documents issued by the FDA or any other Governmental Authority that indicate lack of compliance with any Drug Law by the Company or by Persons who are otherwise performing services for the benefit of the Company.

(c) The Company has all material registrations, applications, licenses, requests for approvals, exemptions, permits and other regulatory authorizations (collectively, “Authorizations”) from Governmental Authorities that are required to conduct the Company’s businesses as now being conducted, and such Authorizations are in full force and effect in all material respects. The Company has filed all material reports, notifications and filings with, and has paid all regulatory fees to, the applicable Governmental Authority necessary to maintain all of such Authorizations in full force and effect. The Company is (and since January 1, 2006 has been) in compliance in all material respects with the terms of all Authorizations. Since January 1, 2006, the Company has not received written notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Authorization. The consummation of the Merger or any of the other Transactions, in and of itself, will not cause the revocation or cancellation of any Authorization.

(d) All preclinical tests performed in connection with or as the basis for any submission to the FDA or other comparable Government Authority, filed under an IND, CTA, or other foreign equivalent or that the Company anticipates will be submitted to FDA or other comparable Governmental Authority either (i) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice (“GLP”) requirements, including those contained in 21 C.F.R. Part 58 or (ii) involved experimental research techniques that were not required to be performed by a registered GLP testing laboratory (with appropriate notice being given to FDA or the applicable Governmental Authority, if required), but employed procedures and controls generally used by qualified experts in the conduct of preclinical studies.

(e) The Company has no products with marketing approval from any Governmental Authority. All human clinical trials to the extent conducted by the Company or to the knowledge of the Company by a third party on behalf of the Company have been and are being conducted in material compliance with all applicable requirements of “Good Clinical Practice”, “Informed Consent” and, to the knowledge of the Company, “Institutional Review Boards”, as those terms are defined by FDA and in all applicable Drug Laws relating to clinical trials or the protection of human subjects, including those contained in the International Conference on Harmonization (“ICH”) E6: Good Clinical Practices Consolidated Guideline, and in 21 C.F.R. Parts 50, 54, 56, and 312, and the provisions governing the privacy of patient medical records under the Health Insurance Portability and Accountability Act of 1996 and the implementing regulations of the United States Department of Health and Human Services, and all applicable comparable foreign Drug Laws. Neither the Company, nor to the knowledge of the Company, anyone acting on behalf of the Company, has received since January 1, 2006 any notice that the FDA or any other Governmental Authority or institutional review board has initiated, or threatened to initiate, any clinical hold or other action to suspend any clinical trial or suspend or terminate any IND (or foreign equivalent thereto) sponsored by the Company, or otherwise restrict the preclinical research on or clinical study of any Company product candidate. Notwithstanding the foregoing, any representation is made only to the knowledge of the Company with respect to activities by third parties to which the Company has transferred its regulatory obligations under the provisions of 21 C.F.R. Section 312.52 or any comparable foreign Drug Law.

(f) All clinical trials conducted by or on behalf of the Company and the results of all such clinical trials have been registered and disclosed in all material respects in accordance with all applicable Drug Laws. The Company has filed all annual and periodic reports, amendments and IND Safety Reports required for any of its product candidates required to be made to the FDA or any other Governmental Authority.

(g) All manufacturing operations conducted by or, to the knowledge of the Company, for the benefit of, the Company with respect to Company product candidates have been and are being conducted in accordance, in all material respects, with applicable current Good Manufacturing Practices as that term is defined by FDA and in all applicable Drug Laws.

(h) There are no proceedings pending or, to the knowledge of the Company, threatened against the Company with respect to (i) a violation by the Company of any Drug Law, or (ii) any alleged injuries to a participant in any clinical trial conducted by or on behalf of the Company.

(i) The Company has provided or made available for review all material preclinical and material clinical studies and trials conducted by the Company or by a third party on behalf of the Company regarding the efficacy and safety of its product candidates.

(j) The Company has delivered or made available to Parent all material correspondence and material meeting minutes received from or sent to the FDA and any other similar Governmental Authority, and all written reports of phone conversations, visits or other contact with the FDA and any other similar Governmental Authority, relating to any product candidate of the Company or to compliance with any Drug Law, including any and all notices of inspectional observations, establishment inspection reports and any other documents received by the Company since January 1, 2006 from the FDA or comparable foreign Governmental Authorities which bear in any way on the Company’s compliance with regulatory requirements of the FDA or comparable foreign Governmental Authorities, or on the likelihood or timing of approval of any Company product candidates.

(k) None of the Company or any officer, employee or, to the knowledge of the Company, agent of the Company, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed any act, made any statement, or failed to make any statement, that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991). Neither the Company nor, to the knowledge of the Company, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in or that has resulted in (i) debarment under 21 U.S.C. Section 335a or any similar state or federal Law or (ii) exclusion from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar state or federal Law.

SECTION 3.15. Intellectual Property.

(a) Schedule 3.15(a) of the Company Disclosure Letter sets forth a complete and accurate list of all Company Intellectual Property (other than trade secrets, Copyrights, Know-How and goodwill attendant to the Intellectual Property and other intellectual property rights not reducible to schedule form), including (i) a complete and accurate list of all Patents, (ii) a complete and accurate list of all Copyrights, and (iii) a complete and accurate list of all Trademarks.

(b) The Company Intellectual Property is, to the knowledge of the Company, enforceable and valid. None of the Company Intellectual Property has been or is the subject of (i) any pending Proceeding (including, with respect to Patents, inventorship challenges, interferences, reissues, reexaminations and oppositions, and with respect to Trademarks, invalidation, opposition, cancellation, abandonment or similar Proceeding) or any order restricting (A) the use of such Company Intellectual Property or (B) assignment or license thereof by the Company, or (ii) to the knowledge of the Company, any threatened Proceeding or claim of infringement threatened or made in writing or any pending Proceeding to which the Company is a party. Schedule 3.15(b) of the Company Disclosure Letter sets forth any and all settlements or agreements reached with respect to any such Proceedings related to the Company Intellectual Property.

(c) All Company Intellectual Property is owned or exclusively licensed by the Company. The Company has the right to assign, transfer or grant to Parent all rights in and to the Company Intellectual Property that are being assigned, transferred or granted to Parent under this Agreement free of any rights or claims of any Person or any other Liens, and without payment by any party of any royalties, license fees or other amounts to any other Person.

(d) Schedule 3.15(d) of the Company Disclosure Letter sets forth a complete and accurate list of all royalty, license fee and other payment obligations with respect to the Company Intellectual Property. No royalties, license fees or other payment obligations would be owed to any Person in connection with the marketing, sale, use or other exploitation of any product currently in development by the Company after the Effective Time.

(e) The Company has not assigned, transferred, conveyed, or granted any licenses to any Company Intellectual Property to third parties, or otherwise caused or permitted any Lien to attach to any Company Intellectual Property or any Patents, Know-How, Trademarks or other Intellectual Property or related products that would have been Company Intellectual Property, but for such assignment, transfer, license, conveyance or Lien. Neither the Company nor, to the knowledge of the Company, any other Person, is party to any agreements with third parties that materially limit or restrict use of the Company Intellectual Property or require any payments for such use. No other Person has any proprietary, commercial, joint ownership, royalty or other interest in the Company Intellectual Property or the goodwill associated therewith. The Company has not entered into any Contract (i) granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Company Intellectual Property, (ii) expressly agreeing to indemnify any Person against any charge of infringement of any of the Company Intellectual Property, or (iii) granting any Person the right to control the prosecution of any of the Company Intellectual Property. There are no existing agreements, options, commitments, or rights with, of or to any third party to acquire or obtain any rights to any of the Company Intellectual Property.

(f) To the knowledge of the Company, there is no unauthorized use, infringement, misappropriation or violation of any of the Company Intellectual Property by any Person. The marketing, sale, use or other exploitation of any product currently in development by the Company does not presently and, to the knowledge of the Company, will not, infringe or misappropriate or otherwise violate, as applicable, the intellectual property rights or other proprietary rights of any Person and the Company has not received any written notice from any Person, or has knowledge of, any claim or assertion to the contrary.

(g) All issuance, renewal, maintenance and other material payments that are or have become due with respect to the Company Intellectual Property have been timely paid by or on behalf of the Company. All documents, certificates and other material in connection with the Company Intellectual Property have, for the purposes of maintaining such Company Intellectual Property, been filed in a timely manner with the relevant Governmental Authorities. The Company has properly filed, prosecuted and maintained all Patents and Trademarks included in the Company Intellectual Property and have properly filed and maintained all other Company Intellectual Property.

(h) The Company has taken all reasonable measures to maintain in confidence all Know-How and to protect the secrecy, confidentiality and value of all trade secrets included within the Company Intellectual Property.

(i) To the knowledge of the Company there are no domain names that consist of or include the Trademarks that are owned or registered by any Person other than the Company or its Affiliates

(j) The Company has complied with any and all obligations pursuant to the Bayh-Dole Act, including with respect to any Patents that are part of the Company Intellectual Property.

(k) As used in this Agreement:

(i) “Bayh-Dole Act” means the Patent and Trademark Law Amendments Act, 35 U.S.C. §200 et seq., as may be amended or succeeded from time to time, and the regulations promulgated thereunder.

(ii) “Company Intellectual Property” means all Intellectual Property owned, licensed or used by the Company that is material to or necessary for the conduct of the business of the Company as currently conducted or currently contemplated to be conducted in the future, including the marketing, use, sale or other exploitation of any product currently under investigation or in development.

(iii) “Copyrights” means: (A) all copyrights (including copyrights in any package inserts, marketing or promotional materials, labeling information or other text provided to consumers), whether registered or unregistered throughout the world; (B) any registrations and applications therefor; (C) all rights and priorities afforded under any international treaty, convention, or the like; (D) all extensions and renewals of any thereof; (E) the right to sue for past, present and future infringements of any of the foregoing, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages (including attorneys’ fees), and proceeds of suit; and (F) any rights similar to the foregoing in any country, including moral rights.

(iv) “Intellectual Property” means intellectual property rights, including Trademarks, Internet Property, Copyrights and Patents, whether registered or unregistered, and all applications and registrations therefor, Know-How, confidential information, trade secrets, and similar proprietary rights in confidential inventions, discoveries, analytic models, improvements, processes, techniques, devices, methods, patterns, formulations and specifications.

(v) “Internet Property” means: (A) all websites and rights thereto; (B) all news, information, illustrations, graphs, charts, artwork, photos, data, audio, video, text or other content or combinations thereof, in any form or media, used in Company websites; and (C) all URLs, internet protocol addresses and corresponding domain names, including all registrations and applications relating thereto.

(vi) “Know-How” means any proprietary or nonproprietary information related to the manufacture, preparation, development (including research, pre-clinical and clinical), or commercialization of a product, including data, product specifications, processes, product designs, plans, trade secrets, ideas, concepts, inventions, formulae, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, stability, safety, quality assurance, quality control and clinical information, technical information, research information, and all other confidential or proprietary technical and business information, whether or not embodied in any documentation or other tangible materials, including any trade secret or other rights therein.

(vii) “Patents” means: (A) all national, regional and international patents and patent applications, including provisional patent applications; (B) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, substitutions, provisionals, converted provisionals, and continued prosecution applications; (C) any and all patents that have issued or in the future issue from the foregoing patent applications described in clauses (A) and (B), including utility models, petty patents and design patents and certificates of invention; (D) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications described in clauses (A), (B) and (C); (E) any and all licenses, royalties, income, payments, causes of action, claims, demands or other rights occasioned from or because of any and all past, present and future infringement of any of the foregoing, including all rights to recover damages (including attorneys’ fees), proceeds of suit, profits and injunctive or other relief for such infringement; and (F) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

(viii) “Trade Secrets” means trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person, including databases and collections and all rights therein.

(ix) “Trademark” means: (A) all trademarks, trade names, trade dress, service marks, logos, trade styles, certification marks, collective marks, designs, industrial designs and other identifiers of source and all other general intangibles of a like nature, whether registered or unregistered; (B) all registrations and applications for any of the foregoing; (C) all extensions or renewals of any of the foregoing; (D) all of the goodwill connected with the use of and symbolized by the foregoing; (E) all rights and priorities afforded under the United States “common law,” under the “common law” of any other country or jurisdiction, or under any international treaty, convention, or the like; (F) the right to sue for past, present and future infringement, misappropriation or dilution of any of the foregoing or for any injury to goodwill; (G) all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages (including attorneys’ fees) and proceeds of suit; and (H) any rights similar to the foregoing in any country.

SECTION 3.16. Material Contracts.

(a) Set forth in Section 3.16(a) of the Company Disclosure Letter is a complete and accurate list of the following Contracts to which the Company is a party or by which it is bound as of the date hereof (each such Contract, whether or not set forth in such section of the Company Disclosure Letter, a “Material Contract”):

(i) employment Contract, severance Contract, change of control Contract or any employee collective bargaining agreement or other Contract with any labor union;

(ii) Contract not to compete or otherwise restricting in any material respect the development, manufacture, marketing, distribution or sale of any products or services (including any Contract that requires the Company to work exclusively with any Person in any particular area) or any other similar limitation on the ability of the Company to transact or compete in any line of business, in any therapeutic area, with any Person, in any geographic area or during any period of time;

(iii) Contract containing any provision that applies to or restricts the operations or business of any Affiliate of the Company in a manner described in Section 3.16(a)(ii);

(iv) Contract with (A) any Affiliate of the Company or (B) any director or officer of the Company (other than any Contracts of the type described in Section 3.16(a)(i) or indemnification agreements);

(v) each lease, license, sublease or other occupancy right or similar Contract with any Person (together with any amendments or supplements thereto) (each, a “Lease”) under which the Company is a lessee, lessor or sublessor of, or makes available for use, to any Person (other than the Company), any real property or any portion or any premises otherwise occupied by or owned by the Company (referred to herein as the “Leased Real Property”);

(vi) Contract (A) requiring or otherwise involving the potential payment by or to the Company of more than an aggregate of $150,000, (B) in which the Company has granted development rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any product or product candidate or (C) in which the Company has agreed to purchase a minimum quantity of goods relating to any product or product candidate or has agreed to purchase goods relating to any product or product candidate exclusively from a certain party;

(vii) Contract for the disposition of any significant portion of the assets or business of the Company or any agreement for the acquisition, directly or indirectly, of a material portion of the assets or business of any other Person;

(viii) non ordinary course Contract for any joint venture, partnership, material research and development project or similar arrangement;

(ix) Contract involving Company Intellectual Property;

(x) Contract (other than trade debt incurred in the ordinary course of business) under which the Company has borrowed money from, or issued any note, bond, debenture or other evidence of indebtedness for borrowed money to, any Person in excess of $150,000;

(xi) Contract (including so-called take-or-pay or keepwell agreements) under which the Company has directly or indirectly guaranteed indebtedness for borrowed money, liabilities or obligations of any Person, in each case other than (I) endorsements for the purpose of collection in the ordinary course of business and (II) ordinary course Contracts relating to research and development of products;

(xii) except for Contracts covered by clause (x) above, Contract under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

(xiii) Contract providing for any mortgage or security interest in material property of the Company;

(xiv) confidentiality agreements with any full time employee of the Company that is not substantially in the form of the Company’s form of confidentiality agreement;

(xv) Contract involving a supply or tolling agreement or arrangement that commits the Company to purchase goods or supplies relating to any product candidate for clinical studies or commercial use;

(xvi) Contract involving a standstill or similar obligation of the Company to a third party;

(xvii) Current Government Contracts;

(xviii) Contract, grants, agreements, cooperative agreements or other transactions with any Governmental Authority other than clinical trial Contracts and investigator initiated study Contracts; and

(xix) Contract not entered into in the ordinary course of business that is material to the Company and not required to be disclosed in response to any other subparagraph of this Section 3.16(a).

(b) Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company, subject to the Bankruptcy and Equity Exception and assuming enforceability against the counter-parties thereto. The Company is not in default under any Material Contract, nor, to the knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder by the Company. To the knowledge of the Company, no other party to any Material Contract is in default thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder of such other party. The Company has not received any notice of termination or cancellation under any Material Contract or received any notice of breach or default in any material respect under any Material Contract which breach has not been cured. Except as separately identified in Section 3.16(b) of the Company Disclosure Letter, no approval, consent or waiver of any Person is needed in order that any Material Contract continue in full force and effect following the consummation of the Transactions. The Company has provided, or otherwise made available to Parent, complete and accurate copies of all of the Material Contracts currently in effect. As used in this Agreement, “Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract, purchase order or other agreement, instrument or obligation.

SECTION 3.17. Government Contract Regulatory Matters.

(a) The Company has delivered or made available to Parent complete and accurate copies of all Current Government Contracts. Each of the Current Government Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company subject to the Bankruptcy and Equity Exception, and further subject to the Governmental Authority’s rights, including its right to terminate each such Current Government Contract for the convenience of the Governmental Authority. As used in this Agreement, “Current Government Contract” means any Government Contract, the period of performance of which has not yet expired or terminated or for which final payment has not yet been received. As used in this Agreement, “Government Contract” means any prime contract, subcontract, grant, cooperative agreement, base ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between the Company, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand.

(b) The Company has complied in all material respects with all statutory and regulatory requirements, including the Armed Services Procurement Act, the Service Contract Act, the Procurement Integrity Act, the False Claims Act, the Truth in Negotiation Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulation and related cost principles and the Cost Accounting Standards, where and as applicable to each of the Current Government Contracts and the representations and certifications made by the Company with respect to such Government Contracts were accurate in all material respects as of their effective date and, to the extent that any such certifications are on-going, the Company has complied with all such certifications in all material respects. The Company has not received any terminations or default, cure notice or show cause notice in writing from a Governmental Authority, which such notice or writing remains unresolved with respect to any such Current Government Contract. No past performance evaluation received by the Company, if any, with respect to any such Current Government Contract has set forth a default or other material failure to perform thereunder or termination thereof.

(c) With respect to the Current Government Contracts, no Governmental Authority, prime contractor or higher-tier subcontractor under a Government Contract or any other Person has notified the Company in writing of any actual or alleged material violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification that would be reasonably expected to materially affect payments under Current Government Contracts or materially adversely affect the award of Government Contracts to the Company in the future. The Company has not received any written, show cause, cure, deficiency, default or similar notice relating to the Current Government Contracts; and the Company has not received any written notice terminating any of the Current Government Contracts for convenience or indicating an intent to terminate any of the Current Government Contracts for convenience.

(d) The Company has not received any written or, to the knowledge of the Company, oral, notice of any outstanding Claims (as the term “Claim” is defined in FAR 2.101) or contract Disputes (as the term “Disputes” is used in the Contract Disputes Act of 1978, as amended, 41 U.S.C. 601 et. seq.) to which the Company is a party (i) relating to the Current Government Contracts and involving either a Governmental Authority, any prime contractor, any higher-tier subcontractor, vendor or any third party; and (ii) relating to the Current Government Contracts under the Contract Disputes Act.

(e) The Company has never been and is not now, suspended, debarred or proposed for suspension or, to the knowledge of the Company, debarred from bidding on any Government Contract. The Company has not received written notice of the commencement of any suspension or debarment actions with respect to any Government Contract nor, to the knowledge of the Company, has a Governmental Authority threatened to initiate a suspension or debarment action against the Company or any of its officers or employees. To the knowledge of the Company, there is no valid basis for a Governmental Authority to initiate against the Company a suspension or debarment action. The Company has not received a negative determination of responsibility issued by a Governmental Authority against the Company during the past three years with respect to any quotation, bid or proposal for a Government Contract submitted by the Company.

(f) In the past six years, the Company has not undergone and is not undergoing any audit, inspection, survey or examination of records relating to any Government Contract, the Company has not received written notice of, or undergone, any investigation or review relating to any Government Contract, and, to the knowledge of the Company, no such audit, review, inspection, investigation, survey or examination of records is threatened.

(g) The Company performs no activities under Current Government Contracts, and has no other relationships with any other Person, that could result in an “organizational conflict of interest” as defined in Subpart 9.5 of the Federal Acquisition Regulation and agency supplements thereto.

(h) During the last five years, the Company has not made any voluntary disclosure in writing to any Governmental Authority with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Government Contract.

(i) None of the Company’s employees, consultants or agents is (or during the last five years has been) under administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to the conduct of the Company’s business.

SECTION 3.18. Employment Matters.

(a) The Company is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of the Company, is there, nor has there been in the last five years, a representation campaign with respect to any of the employees of the Company. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company.

(b) Section 3.18(b) of the Company Disclosure Letter sets forth a complete and accurate list of the name of each officer and employee of the Company as of the date hereof, together with each such person’s actual position or function, date of hire, seniority recognized to the extent preceding hire dates, status as active or non-active and as a U.S. citizen or lawful permanent resident, annual base salary or wages and any incentive or bonus arrangement with respect to such person in effect on such date and the amounts expected to be earned under those arrangements for the current fiscal year. The Company has not received any information that would lead it to believe that any current officer of the Company will resign from employment with the Company because of the consummation of the Transactions.

(c) All employees of the Company are employed on an “at-will” basis and their employment can be terminated at any time without any amounts being owed to such individual other than with respect to wages accrued before the termination. The Company’s relationships with all individuals who act on their own as contractors or as other service providers can be terminated at any time for any reason without any amounts being owed to such individuals, other than with respect to compensation or payments accrued before the notice of termination. No employee is on disability or other leave of absence, other than short term absences of less than three weeks. The Company has complied, in all material respects, with all Laws governing the employment of its employees and governing the employment of non-U.S. nationals in the United States, including the Immigration and Nationality Act 8 U.S.C. Sections 1101 et seq. and its implementing regulations. The Company has not sponsored any employee for, or otherwise engaged any employee working pursuant to, a non-immigrant visa.

(d) The Company has not taken any action that, by itself or in conjunction with any action of equal magnitude that may be taken after the Effective Time, will require any compliance with the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any other similar or comparable applicable Law.

(e) All amounts required by applicable Law to be deducted or withheld from remuneration payable to employees of the Company, and all employer premiums, contributions or amounts payable by the Company thereon or in respect thereof, have been so deducted and withheld and remitted, paid or contributed in material compliance with applicable Law to the appropriate governmental or regulatory authority.

(f) The Company has not used the services of workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code). The Company has not used the services of individuals who have provided services while classified as independent contractors to an extent that they would be eligible to participate in any Company Employee Benefit Plan. All employees of the Company are employed in the United States, and all of the terms and conditions of their employment are governed exclusively by United States law and not the law of any other jurisdiction.

(g) The Company has made available to Parent prior to the date of this Agreement a current, accurate and complete copy of each written material personnel policy, rule, or procedure applicable to employees of the Company.

(h) The Company is not a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Authority relating to employees or employment practices.

SECTION 3.19. Real Property.

(a) The Company does not own any real property.

(b) The Company is the sole owner and holder of a valid leasehold interest in each Lease free and clear of Liens other than those Liens permitted under the applicable Lease and this Agreement. The Company has delivered or otherwise made available to Parent true, correct and complete copies of all Leases. The Company has peaceful and undisturbed possession under each Lease. To the knowledge of the Company, no party has a right to occupy any of the premises subject to a Lease except for the Company. There are not pending or, to the knowledge of the Company, threatened condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body that are reasonably likely to materially adversely affect the Company’s rights pursuant to any Lease. No current use by the Company of the Leased Real Property or any improvements thereon is dependent on a nonconforming use or other approval from a Governmental Authority, the absence of which would significantly materially limit the use of any of the properties or assets in the operation of the business of the Company. With respect to each Lease under which the Company is a lessee, the lessee under such Lease has no obligation to remove any tenant improvements, alterations or installations existing at the Leased Real Property as of the date hereof, prior to expiration or earlier termination of such Lease.

SECTION 3.20. Insurance. Section 3.20 of the Company Disclosure Letter sets forth a complete and accurate list of all material insurance policies of the Company. There is no claim made against an insurance company by the Company pending under any such insurance policy. All insurance policies of the Company are in full force and effect and provide insurance in such amounts and against such risks as are customary in the industry in which they operate. The Company is not in breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. No notice of cancellation or termination has been received with respect to any such policy except customary notices of cancellation in advance of scheduled expiration.

SECTION 3.21. Affiliate Transactions. No present or former officer or director of the Company or any Person owning 5% or more of the shares of Company Common Stock or any other Affiliate, and no family member of any such Person, is a party to any material loan, lease or other Contract with or binding upon the Company or any of its properties or assets or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last 12 months preceding the date of this Agreement. As used in this Agreement, “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

SECTION 3.22. State Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Merger or any of the other Transactions. The action of the Company Board in approving this Agreement, the Exchange Agreement, the Voting Agreement and the Transactions, is sufficient to render inapplicable to this Agreement, the Exchange Agreement, the Voting Agreement and the Transactions, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

SECTION 3.23. Assets. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company has good title to all the tangible personal property reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or acquired after the date thereof that are material to the Company’s business (except tangible personal property sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (iii) other statutory Liens securing payments not yet due including builder, mechanic, warehousemen, materialmen, contractor, landlord, workmen, repairmen, and carrier Liens, (iv) purchase money Liens and Liens securing rental payments under capital lease arrangements, (v) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties, and (vi) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the Company Financial Statements.

SECTION 3.24. Foreign Corrupt Practices Act. Neither the Company nor any director, officer, agent or employee of the Company has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other federal, foreign or state anti-corruption or anti-bribery Law or requirement applicable to the Company.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 4.1. Organization. Parent is a duly organized and validly existing stock corporation under the laws of the Republic of Austria. Merger Sub is a corporation organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. A “Parent Material Adverse Effect” means any event, change, occurrence or development of a state of facts that has, individually or in the aggregate with all other events, changes, occurrences or developments of a state of facts, a material adverse effect on the ability of either Parent or Merger Sub to timely perform its obligations under this Agreement or to consummate the Merger and the other Transactions.

SECTION 4.2. Merger Sub. Merger Sub is a direct, wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

SECTION 4.3. Authorization; No Conflict.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Exchange Agreement and the Voting Agreement by Parent and Merger Sub (to the extent a party), the performance by Parent and Merger Sub of their respective obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by the Management Board and Supervisory Board of Parent and the Board of Directors of Merger Sub. Except as set forth in the Exchange Agreement, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement, the Exchange Agreement and the Voting Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the Transactions. No vote of Parent’s stockholders is required in connection with this Agreement, the Exchange Agreement, or any of the Transactions, other than the approval of Parent’s stockholders in connection with revisions to Parent’s stock option plan. Each of this Agreement, the Exchange Agreement and the Voting Agreement has been duly and validly executed and delivered by Parent and Merger Sub (to the extent a party) and, assuming the due authorization, execution and delivery by the Company (to the extent a party) and the other parties thereto, constitute legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, subject in each case to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement, the Exchange Agreement and the Voting Agreement by Parent or Merger Sub (to the extent a party), nor the consummation by Parent or Merger Sub of the Transactions nor compliance by Parent or Merger Sub with any of the provisions herein or therein will (i) result in a violation or breach of or conflict with the certificate of incorporation or by-laws of Merger Sub or any of the organizational documents of Parent, (ii) result in a violation or breach of or conflict with any provisions of, or result in the loss of any benefit under or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent or Merger Sub under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound, or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, violate any Judgment or Law applicable to Parent or Merger Sub or any of their respective properties or assets other than any such event described in clauses (ii) and (iii) above which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent or Merger Sub in connection with Parent’s or Merger Sub’s (to the extent a party) execution, delivery and performance of this Agreement, the Exchange Agreement and the Voting Agreement, or the consummation by Parent or Merger Sub of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with the HSR Act and applicable foreign competition and antitrust laws, if any, (iii) the filing with the SEC of such reports under Sections 13 or 16 of the Exchange Act, as may be required in connection with this Agreement and the Transactions, (iv) compliance with the rules of Nasdaq, (v) compliance with the applicable requirements of CFIUS, pursuant to Section 721 of the DPA, (vi) compliance with the “blue sky” laws of various states, (vii) completing any notice required under the FDCA or similar Laws of jurisdictions other than the United States, and (viii) any such consent, approval, order, authorization, registration, declaration or filing, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.4. Information Supplied. None of the information supplied or to be supplied in writing by Parent specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders and at the time of the Company Stockholders Meeting or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 4.5. Broker’s or Finder’s Fees. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Parent Financial Advisor”), no agent, broker, Person or firm acting on behalf of Parent or Merger Sub or under Parent’s or Merger Sub’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

SECTION 4.6. Available Funds. Parent has or has available to it sufficient funds to (a) pay the aggregate Merger Consideration and other amounts payable pursuant to this Agreement to consummate the Merger and the other Transactions and (b) pay any and all fees and expenses of Parent and Merger Sub in connection with the Merger or the financing thereof.

SECTION 4.7. Absence of Litigation. There is no action pending or, to the knowledge of Parent, threatened, against Parent or any of its subsidiaries or any of its or their respective properties or assets except as would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor its subsidiaries is subject to any Judgment, except as would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.8. No Ownership of Company Capital Stock. As of the date of this Agreement, neither Parent nor Merger Sub, nor any of their respective Affiliates, owns, or at any time during the past three years has owned, any shares of the Company’s capital stock or any option, warrant or other right to acquire any shares of the Company’s capital stock.

ARTICLE 5
CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise consent in writing, or except as expressly permitted or required pursuant to this Agreement:

(a) The Company shall (i) conduct their business only in the ordinary and usual course of business and consistent with past practices and (ii) use reasonable best efforts to maintain and preserve intact its business organization, to maintain its significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having material business relationships with it, to retain the services of its present officers and key employees and to comply in all material respects with all applicable Laws and the requirements of all Material Contracts.

(b) Without limiting the generality of the foregoing Section 5.1(a), except as set forth in Section 5.1 of the Company Disclosure Letter or as contemplated by Section 2.4 and Section 2.5, the Company shall not directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall (x) be in the sole discretion of Parent with respect to those actions prohibited by subsections (ii) through (vii), (x), (xi), (xv), (xvi), (xxi), (xxii) and (xxiii), and (y) not be unreasonably withheld or delayed with respect to those actions prohibited by the remaining subsections):

(i) (A) acquire, sell, lease, transfer, encumber or permit to be subject to any Lien or dispose of any assets, rights or securities that are material to the Company, or (B) terminate, cancel or materially modify any Material Contract or enter into any material commitment, transaction, agreement or line of business;

(ii) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

(iii) amend or propose to amend the Company Charter Documents;

(iv) declare, set aside, make or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

(v) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, except for the acquisition of Company Common Stock (A) from holders of Options or Warrants in full or partial payment of the exercise payable by such holder upon exercise of Options or Warrants as in effect on the date hereof or (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of their services to the Company;

(vi) adjust, recapitalize, split, combine, subdivide or reclassify any outstanding shares of its capital stock;

(vii) except for (A) the Company Common Stock issuable upon exercise of Options outstanding on the date hereof or (B) the Warrants, issue, sell, encumber, dispose of or authorize, propose or agree to the issuance, sale, encumbrance or disposition by the Company of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;

(viii) incur, or modify in any material respect the terms of, any indebtedness for borrowed money, or assume, guarantee or endorse any such indebtedness of another Person, except indebtedness incurred, assumed or guaranteed in the ordinary course of business consistent with past practice and not in excess of $150,000 in the aggregate;

(ix) make any loans or advances, except routine advances for customary travel expenses to employees of the Company in the ordinary course of business consistent with past practice;

(x) other than to the extent required in a written contract or agreement in existence as of the date of this Agreement and disclosed in Section 3.10 of the Company Disclosure Letter: (A) grant or increase any severance or termination pay to any current or former director, executive officer, employee, consultant or independent contractor of the Company, (B) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such individual, (C) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (D) hire any officers (or promote an employee into an officer position) or increase the compensation, bonus or other benefits of current or former directors, executive officers, employees (other than increases in compensation made to employees in the ordinary course of business consistent with past practice pursuant to such employees’ annual performance reviews), consultants or independent contractors of the Company, (E) adopt or establish any Company Employee Benefit Plan, policy, program or arrangement or amend in any material respect any existing employee benefit plan, (F) provide any material benefit to a current or former director, executive officer, employee, consultant or independent contractor of the Company not required by any existing agreement or Company Employee Benefit Plan, or (G) take any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of Section 3.10(i) (without regard to whether the Transactions are consummated) except to the extent required in a written contract or agreement in existence as of the date of this Agreement;

(xi) execute or amend (other than as required by existing employee benefit plans or employment agreements or by applicable Law) in any material respect any employment, consulting, severance or indemnification agreement between the Company and any of its directors, officers, agents, consultants, independent contractors or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by the Company;

(xii) make any material changes in its reporting for Taxes or accounting methods other than as required by GAAP or applicable Law; make or rescind any material Tax election; file any amended Tax Return with respect to any material Tax; make any change to its method or reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any material Tax liability or enter into any transaction with an Affiliate outside the ordinary course of business if such transaction would give rise to a material Tax liability;

(xiii) settle, compromise or otherwise resolve any litigation or other legal proceedings material to the Company or as would result in any liability in excess of the amount reserved therefor or reflected on the balance sheets included in the Company Financial Statements or which relates to any Company Intellectual Property;

(xiv) pay or discharge any claims, Liens or liabilities which are not reserved for or reflected on the balance sheets included in the Company Financial Statements;

(xv) adopt a plan of complete or partial liquidation (or resolutions providing for or authorizing such liquidation), dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company (other than the Merger);

(xvi) abandon, cease to prosecute, fail to maintain, sell, license, assign or encumber any Company Intellectual Property, Permit or other material assets;

(xvii) (A) amend or terminate any Material Contract or any joint venture, partnership or other similar arrangement, (B) enter into any Contract that, if entered into prior to the date hereof, would have been required to be set forth in Section 3.16(a) of the Company Disclosure Letter, (C) engage in any transaction or series of transactions with any Affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, or (D) intentionally or knowingly waive, release or assign any material rights or claims under any Material Contract;

(xviii) authorize any new capital expenditures not included in the Company’s 2008 capital expenditure budget provided to Parent prior to the date hereof, a copy of which is attached as Schedule 5.1(b)(xvii);

(xix) fail to use reasonable best efforts to keep in full force and effect all material insurance policies maintained by the Company, other than such policies that expire by their terms (in which event the Company shall use reasonable best efforts so that such policies will be renewed or replaced) or changes to such policies made in the ordinary course of business consistent with past practice;

(xx) enter into any license agreement with any Person to obtain any material Intellectual Property;

(xxi) enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts the Company, or that would reasonably be expected to, after the Effective Time, materially limit or restrict Parent or any of its Subsidiaries or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent or any of its Subsidiaries;

(xxii) take or cause to be taken any action that would reasonably be expected to materially delay or prevent the Company’s consummation of the Transactions; or

(xxiii) agree in writing or otherwise to take any of the actions precluded by Section 5.1(b).

SECTION 5.2. Conduct of Business by Parent Pending the Merger. Parent and Merger Sub agree that, during the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, except as contemplated by this Agreement, they shall not, directly or indirectly, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), take or cause to be taken any action that would reasonably be expected to materially delay or prevent Parent’s or its Affiliates’ consummation of the Transactions.

ARTICLE 6
ADDITIONAL AGREEMENTS

SECTION 6.1. Preparation of Proxy Statement; Stockholders Meeting.

(a) The Company shall, as soon as practicable following the date hereof, prepare the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting. Parent, Merger Sub and the Company shall cooperate and consult with each other and their respective counsel in the preparation of the Proxy Statement. The Company shall not file the preliminary Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon. Each party shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the preliminary Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. Each party agrees to consult with the other party prior to responding to SEC comments with respect to the preliminary Proxy Statement. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction. Each party shall as soon as reasonably practicable (i) notify the other parties of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide each other party with copies of all correspondence between a party and its employees and other authorized representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

(b) As soon as practicable following the date hereof, the Company shall take all action necessary to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Required Company Stockholder Vote, regardless of whether a Company Adverse Recommendation Change shall have occurred. The Company shall, through the Company Board, recommend to its stockholders that they adopt this Agreement and give the Required Company Stockholder Vote (the “Company Recommendation”) until and unless a Company Adverse Recommendation Change shall have occurred. Unless a Company Adverse Recommendation Change shall have occurred, the Company shall include the Company Recommendation in the Proxy Statement and use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the Required Company Stockholder Vote. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent (other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting; provided, however, that in the event that the Company Stockholders Meeting is delayed to a date after the Outside Date as a result of either (i) or (ii) above, then the Outside Date shall be extended to the fifth Business Day after such date).

(c) Parent shall cause all shares of Company Common Stock owned by Parent or Merger Sub, if any, to be voted in favor of the adoption of the Agreement.

SECTION 6.2. Employee Benefit Matters.

(a) Parent agrees to honor in accordance with their terms and applicable Law all Company Employee Benefit Plans listed in Section 6.2 of the Company Disclosure Letter and all accrued benefits thereunder; it being understood and agreed that nothing in this Section 6.2(a) shall prevent Parent from amending or terminating any Company Employee Benefit Plan or other agreement in accordance with its terms and applicable Law.

(b) For a period of at least six months following the Closing Date, Parent agrees to provide employees of the Company who are located in the United States and retained by Parent with employee benefits (excluding equity and change in control plans, programs, or arrangements) that are substantially comparable in the aggregate to those benefits provided to such employees immediately prior to the Effective Time; provided, however, that Parent shall be under no obligation to retain any employee or group of employees of the Company other than as required by applicable Law or an employment agreement listed in Section 6.2 of the Company Disclosure Letter.

(c) For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and its Subsidiaries (including, after the Closing, the Surviving Corporation), Parent shall, or shall cause its Subsidiaries to, cause each such plan, program or arrangement to treat the prior service with the Company and its Affiliates of each Person who is an employee or former employee of the Company immediately prior to the Closing (a “Company Employee”) (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or its Affiliates prior to the Closing) as service rendered to Parent or its Subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not benefit accrual); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit. Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required. Parent shall also use reasonable best efforts to cause each employee benefit plan maintained by or contributed to by Parent and its subsidiaries (including, after the Closing, the Surviving Corporation) in which Company Employees participate to waive any preexisting condition that was waived under the terms of any Company Employee Benefit Plan immediately prior to the Closing or waiting period limitation which would otherwise be applicable to a Company Employee on or after the Closing. Parent shall recognize any accrued but unused vacation and sabbatical time of the Company

Employees as of the Closing Date, in accordance with the terms of such Company policies and Parent shall cause the Company to provide such vacation and sabbatical time in accordance with the terms of such Company policies but in no event will Parent be obligated to extend or enlarge the benefits available under such Company policies.

SECTION 6.3. Regulatory Filings.

(a) The Company, Parent and Merger Sub shall each, as promptly as practicable (and in any event within 10 Business Days) after the date of this Agreement, file or cause to be filed with the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) and any comparable foreign antitrust or competition authority any notifications required to be filed under the HSR Act or comparable foreign antitrust or competition Laws with respect to the Transactions.

(b) The Company, Parent and Merger Sub shall cooperate to enable the parties to jointly prepare and file, as promptly as practicable (and in any event within 10 Business Days) after the date of this Agreement, with CFIUS, a notice of the Merger and the other Transactions, and shall furnish any supplemental information requested by CFIUS in connection therewith pursuant to Section 721 of the DPA, and the applicable regulations thereto.

SECTION 6.4. Public Statements. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the Transactions shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be permitted by Section 6.8(d) or required by Law or the rules or regulations of any applicable Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party. The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form agreed by the parties.

SECTION 6.5. Standard of Efforts.

(a) Subject to the terms and conditions provided herein, each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Merger and the other Transactions, including (i) obtaining all permits, consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties hereto of the Merger and the other Transactions, (ii) the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority, (iii) the obtaining of all necessary consents from third parties, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of this Agreement. The Company shall have the right to review and approve in advance all characterizations of the information relating to the Company; Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent or Merger Sub; and each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the Transactions, in each case which appear in any material filing (including the Proxy Statement) made in connection with the Transactions. The Company, Parent and Merger Sub agree that they will consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities.

(b) In furtherance of, and not in limitation of the foregoing, the parties shall use their respective reasonable best efforts to respond promptly to any requests for additional information made by the FTC, the DOJ, CFIUS or any other Governmental Authority, and to cause the CFIUS review and the waiting period under the HSR Act to terminate or expire at the earliest possible date after the date of filing. The parties agree not to extend directly or indirectly the CFIUS review or any waiting period under the HSR Act or enter into any agreement with a Governmental Authority to delay or not to consummate the Merger and the other Transactions, except with the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed). Each of Parent and Merger Sub and the Company will (i) promptly notify the other party of any written communication to that party from any Governmental Authority and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate the other party’s reasonable comments, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement, the Merger or the other Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend, and (iii) furnish the other party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand, and any such Governmental Authority or its staff on the other hand, with respect to this Agreement, the Merger and the other Transactions.

(c) Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 6.5 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 8.1 so long as such party has up to then complied in all material respects with its obligations under this Section 6.5, or (ii) require Parent to offer, accept or agree to (A) dispose of or hold separate any part of its or the Company’s businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, Parent, the Company, the Surviving Corporation or any of their Affiliates may carry on business in any part of the world.

SECTION 6.6. Notification of Certain Matters. Promptly upon becoming aware thereof, the Company shall give notice to Parent and Merger Sub of (a) any representation or warranty made by it in this Agreement that becomes untrue or inaccurate in any material respect or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Promptly upon becoming aware thereof, each of Parent and Merger Sub shall give notice to the Company of (i) any representation or warranty made by it in this Agreement that becomes untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. In no event shall the delivery of any notice by a party pursuant to this Section 6.6 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Notwithstanding the foregoing, the failure of a party to deliver the notice required by this Section 6.6, in and of itself, shall not give rise to the failure of a condition to Closing under Section 7.2(b) or Section 7.3(b), as the case may be, unless the event or circumstance giving rise to the obligation to deliver such notice shall, individually or in the aggregate with other breaches, result in the failure of a condition to Closing to be satisfied.

SECTION 6.7. Access to Information; Confidentiality.

(a) The Company shall, and shall cause the officers, directors, employees and agents of the Company to, afford the officers, employees and agents of Parent and Merger Sub, at their sole cost and risk, reasonable access, at all reasonable times from the date hereof through the earlier of the Effective Time or termination of this Agreement in accordance with its terms, to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall promptly furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees or agents, may from time to time reasonably request. Parent and Merger Sub, at their sole cost and risk, shall have the right to make such due diligence investigations as Parent and Merger Sub shall deem necessary or reasonable, upon reasonable notice to the Company and without significant interference to Company’s operations or properties. No additional investigations or disclosures shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent and Merger Sub pursuant to this Agreement. Notwithstanding anything in Sections 6.4 or 6.5, the Company shall not be obligated to disclose any information if doing so would (i) violate any applicable Law, (ii) result in the loss of attorney-client privilege with respect to such information or (iii) result in a breach of an agreement to which the Company is a party.

(b) The provisions of the Confidentiality Agreement dated as of January 14, 2008, between Parent and the Company (the “Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms.

SECTION 6.8. No Solicitation.

(a) The Company shall, and shall cause the Company’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal (as hereinafter defined), promptly request and use reasonable best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such Persons by the Company or Representatives to the extent any confidentiality agreement with such Person so provides. From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, except as expressly provided in this Section 6.8, the Company shall not, nor shall it authorize or permit any Representative to, directly or indirectly, (i) solicit, initiate, or take any action to intentionally or knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of, any Takeover Proposal, (ii) approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that if in response to an unsolicited, written Takeover Proposal made after the date hereof in circumstances not involving an intentional breach or knowing violation of this Section 6.8, the Company Board reasonably determines in good faith (after receiving the advice of Cowen or another financial advisor of nationally recognized reputation) that such Takeover Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and with respect to which the Company Board determines in good faith, after consulting with and receiving the advice of outside counsel, that not taking such action would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under Delaware law, then the Company may at any time prior to the receipt of the Required Company Stockholder Vote (but in no event after such time), (x) furnish information with respect to the Company to the Person making such Takeover Proposal and its Representatives, but only pursuant to a confidentiality agreement in customary form that is no less favorable to the Company than the Confidentiality Agreement (except that such confidentiality agreement shall contain additional provisions that expressly permit the Company to comply with the provisions of this Section 6.8), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company, (2) the Company provides Parent with not less than 24 hours notice of its intention to enter into such confidentiality agreement, and (3) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such non-public information provided to the Person making the Takeover Proposal that was not previously provided to Parent, (y) conduct discussions or negotiations with such Person regarding such Takeover Proposal, and (z) to the extent permitted pursuant to and in compliance with Section 8.1(h), enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal. The Company shall ensure that its Representatives are aware of the provisions of this Section 6.8(a). Without limiting the foregoing, it is agreed that any violation of the foregoing restrictions by any Representative of the Company shall be deemed to be a breach of this Section 6.8 by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this Section 6.8(a) within 24 hours of the execution thereof.

(b) In addition to the other obligations of the Company set forth in this Section 6.8, the Company shall promptly advise Parent in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c) Except as expressly permitted by this Section 6.8(c), neither the Company Board nor any committee thereof shall (i) fail to make, withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Recommendation or the approval or declaration of advisability by the Company Board of this Agreement, the Merger and the other Transactions, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting, or which is intended to or is reasonably likely to lead to, any Takeover Proposal, or resolve or agree to take any such action (any failure or action described in clause (i), (ii) or (iii) being referred to as a “Company Adverse Recommendation Change”). Notwithstanding the foregoing, the Company Board may, prior to the receipt of the Required Company Stockholder Vote, (x) withdraw or modify the Company Recommendation, (y) recommend a Takeover Proposal that constitutes a Superior Proposal, or (z) to the extent permitted pursuant to and in compliance with Section 8.1(h), enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, if, in each case, the Company Board determines in good faith, after consulting with and receiving advice from outside counsel, that not making such Company Adverse Recommendation Change would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under Delaware law; provided, however, that no Company Adverse Recommendation Change may be made in the absence of a Superior Proposal unless such change is based upon information that is unknown to the Company Board as of the date hereof but becomes known prior to the receipt of the Required Company Stockholder Vote; provided further, however, that no Company Adverse Recommendation Change may be made until the third Business Day following Parent’s receipt of written notice of such determination by the Company Board and, in the case of the actions described in clause (z) above, complying with Section 8.1(h) unless the Company Stockholders Meeting is scheduled to convene during such three Business Day period, in which case Parent must be given as much notice as possible in advance of the Company Stockholders Meeting.

(d) Nothing in this Section 6.8 shall prohibit the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or (ii) from making any required disclosure to the Company’s stockholders, if in each case the Company Board determines in good faith, after consultation with outside counsel, that not taking such position or not making such disclosure would be inconsistent with the Company Board’s fiduciary duties to its stockholders under Delaware law; provided, however, that in no event shall the Company, the Company Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.8(c). Any disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) made pursuant to this Section 6.8(d) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly reaffirms the Company Recommendation.

(e) For purposes of this Agreement:

(i) “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their Affiliates) or “group” (as defined in Section 13(d) of the Exchange Act) relating to (A) the direct or indirect acquisition (including by way of a license) (whether in a single transaction or a series of related transactions) of assets of the Company equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) the direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity securities of the Company, (C) a tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of the Company, or (D) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case, other than the Transactions.

(ii) “Superior Proposal” means any written offer obtained after the date hereof and not in intentional breach or knowing violation of Section 6.8 to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the outstanding voting equity securities of the Company or all or substantially all of the assets of the Company, and is on terms that the Company Board determines in its good faith judgment (after receipt of the advice of Cowen or another financial advisor of nationally recognized reputation and outside counsel), taking into account all relevant factors, (A) would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the Transactions (including the terms of any proposal by Parent to modify the terms of the Transactions) and (B) is reasonably capable of being completed on the terms proposed.

SECTION 6.9. Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each an “Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been made available to Parent, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) For six years after the Effective Time, to the full extent permitted under applicable Law (with the parties agreeing that any limitations on a corporation’s ability to indemnify a director or officer under Delaware Law shall be applicable to the indemnification provided for under this Section 6.9(b) notwithstanding that such limitations may not otherwise be applicable), Parent and the Surviving Corporation (the “Indemnifying Parties”) shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in respect of this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred; provided, however, that nothing herein shall impair any rights to indemnification of any Indemnified Party referred to in Section 6.9(a).

(c) Parent shall cause the Surviving Corporation to maintain the same limits, terms and conditions of the Company’s officers’ and directors’ liability insurance coverage, which includes primary directors’ and officers’ insurance and excess Side A coverage, in effect on the date of this Agreement (the “D&O Insurance”), for a period of not less than six years after the Effective Time, but only to the extent related to alleged or actual actions or omissions prior to the Effective Time; provided, however, that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers and (ii) such substitution shall not result in gaps or lapses of coverage with respect to matters actually or allegedly occurring prior to the Effective Time; provided further, however, that in no event shall Parent or the Surviving Corporation be required to expend more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; provided further, however, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount. Parent shall have the option to cause coverage to be extended under the Company’s D&O Insurance by obtaining a six-year “tail” policy or policies on terms and conditions no less advantageous than the Company’s existing D&O Insurance, and such “tail” policy or policies shall satisfy the provisions of this Section 6.9(c). Any such “tail” policy or policies shall be provided by Parent’s insurer as of the date of this Agreement or another insurer rated at least as high as the Company’s insurer as of the date of this Agreement.

(d) The obligations of Parent and the Surviving Corporation under this Section 6.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.9 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9, each of whom may enforce the provisions of this Section 6.9).

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.9. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to, or in substitution for, any such claims under any such policies.

SECTION 6.10. Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause the transactions contemplated by Section 2.4 and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

SECTION 6.11. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Merger or any of the other Transactions, and no such settlement shall be agreed to without Parent’s prior written consent.

SECTION 6.12. Estoppel Certificate. Promptly after the date of this Agreement, the Company shall use reasonable best efforts to obtain an estoppel certificate, in a form reasonably satisfactory to Parent, from ARE-20/22/1300 Firstfield Quince Orchard, LLC, the landlord of the Leased Real Property located at 20 Firstfield Road in Gaithersburg, Maryland, in which the Company is a tenant.

SECTION 6.13. Interim Financing. Parent hereby agrees to lend to the Company up to a principal amount of $5,000,000 in immediately available funds, in two installments of up to $2,500,000 each, on August 1, 2008 and September 2, 2008, respectively (each a “Loan” and collectively the “Loans”); provided, however, that Parent shall not be obligated to make any Loan to the Company (a) upon the termination of this Agreement in accordance with its terms, (b) if the Effective Time occurs prior to August 1, 2008, or (c) if the Company shall have breached in any material respect any of its obligations under the Interim Note and such breach has not been cured (the circumstances set forth in clause (c), a “Loan Default”); provided further, however, that Parent shall not be obligated to make the second Loan to the Company on September 2, 2008 if the Effective Time occurs after August 1, 2008 and before September 2, 2008. The Loans shall be evidenced by a single Promissory Note, in the form of Exhibit D attached hereto (the “Interim Note”), executed by the Company on the date of this Agreement and payable to the order of Parent in an amount equal to the unpaid principal amount of the Loans. The Loans are not revolving in nature and no Loan may be reborrowed once it has been repaid. The Company shall give Parent at least five Business Days’ irrevocable written notice of the Company’s intention to receive a Loan from Parent. Such notice shall specify the amount of the Loan, the date on which the Loan will be made by Parent and the wire transfer instructions for the Company bank account to which Parent shall transfer an amount of funds equal to the full amount of such Loan, and shall certify that, as of the date of such notice, no Loan Default exists. The Company’s acceptance of any Loan shall constitute the Company’s reaffirmation that as of the date of such Loan, no Loan Default exists. Subject to the proviso in the first sentence of this Section 6.13, Parent shall make such Loan in accordance with such notice. All of the other terms relating to the Loans are set forth in the Interim Note.

ARTICLE 7
CONDITIONS

SECTION 7.1. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been adopted by the Required Company Stockholder Vote.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger and the other Transactions under the HSR Act shall have been terminated or shall have expired.

(c) CFIUS. Either (i) CFIUS shall have provided notice to the effect that review or investigation of the Merger and the other Transactions has concluded, and that a determination has been made that there are no issues of national security of the United States sufficient to warrant further investigation under the DPA, or (ii) the President of the United States shall not have taken action to block or prevent the consummation of the Merger and the other Transactions under the DPA and the applicable period of time for the President to take such action shall have expired.

(d) No Injunctions or Restraints. No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, shall be in effect that would make the Merger or the other Transactions illegal or otherwise prevent the consummation thereof; provided, however, that the party seeking to assert this condition shall have complied with the provisions of Section 6.5.

(e) Exchange Agreement. The transactions contemplated by the Exchange Agreement shall have been consummated, including either (i) Parent has delivered the Exchange Shares (as defined in the Exchange Agreement) to the Company stockholders party to the Exchange Agreement or (ii) Parent is obligated to deliver the Alternate Consideration (as defined in the Exchange Agreement) to the Company stockholders party to the Exchange Agreement immediately following the Effective Time.

SECTION 7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction, or to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Sections 3.1(a) (the first sentence), 3.2(a) and (c), 3.3(a) and (b), 3.9 and 3.11 shall be true and correct (other than de minimis inaccuracies) as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) the representations and warranties of the Company contained in this Agreement (other than in Sections 3.1(a) (the first sentence), 3.2(a) and (c), 3.3(a) and (b), 3.9 and 3.11) shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Company Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”) as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except in the case of this clause (ii), where the failure of any such representations and warranties to be so true and correct would not, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all of the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date.

(c) Certificates. Parent and Merger Sub shall have received certificates executed on behalf of the Company by the chief executive officer or chief financial officer of the Company, certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

(d) Litigation. There shall not be pending or threatened any Proceeding by a Governmental Authority (i) seeking to restrain or prohibit the consummation of the Transactions or seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of Parent’s Subsidiaries of any portion of the business or assets of the Company, Parent or any of Parent’s Subsidiaries, or to compel the Company, Parent or any of Parent’s Subsidiaries to dispose of or hold separate any portion of the business or assets of the Company, Parent or any of Parent’s Subsidiaries, as a result of any Transaction, (iii) seeking to impose limitations on the ability of Parent or Merger Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling the business or operations of the Company, or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect.

(e) Absence of Material Adverse Effect. Since the date of this Agreement, no event, condition, change, effect, occurrence or development shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

SECTION 7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction, or to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Parent Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”) as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all of the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them under this Agreement at or prior to the Closing Date.

(c) Certificates. The Company shall have received certificates executed on behalf of Parent by the chief executive officer or chief financial officer of Parent, certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

SECTION 7.4. Frustration of Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1 to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the Merger.

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after this Agreement has been adopted by the Required Company Stockholder Vote:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either the Company or Parent, if the Merger has not been consummated on or prior to September 15, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the Merger not being consummated on or prior to the Outside Date;

(c) by either the Company or Parent, if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition in each case making the Merger illegal or permanently restraining, enjoining or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided, however, that the party seeking the right to terminate this Agreement pursuant to this Section 8.1(c) shall have complied with the provisions of Section 6.5 and the right to terminate pursuant to this Section 8.1(c) shall not be available if the issuance of such legal restraint or prohibition was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(d) by either the Company or Parent, if upon a vote at a duly held Company Stockholders Meeting the Required Company Stockholder Vote shall not have been obtained;

(e) by Parent, prior to the receipt of the Required Company Stockholder Vote, if (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company Board or any committee thereof shall not have rejected any tender or exchange offer that is commenced or a Takeover Proposal (replacing “15%” in the definition thereof with 50%) that is made in writing to the

Company Board and publicly disseminated within 10 Business Days of the commencement or public dissemination thereof (including, for these purposes, by taking no position with respect to the acceptance by the Company’s stockholders of a tender offer or exchange offer within such period, which shall constitute a failure to reject such offer), or (iii) the Company shall have intentionally breached or knowingly violated in any material respect any of its obligations under Section 6.8;

(f) by Parent, if (i) there shall have occurred any event, condition, change, effect, occurrence or development of a state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect, and Parent has provided the Company with written notice 20 calendar days prior to the effect of such termination, (ii) the Company shall have breached any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements in each case contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, and (B) is incapable of being cured or has not been cured by the Company within 20 calendar days after written notice has been given by Parent to the Company of such breach or failure to perform, or (iii) any stockholder of the Company party thereto shall have breached in any material respect any of its obligations under the Exchange Agreement and such breach is incapable of being cured or has not been cured by such stockholder within 10 calendar days after written notice has been given by Parent to such stockholder of such breach;

(g) by the Company, if (i) Parent shall have breached any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements in each case contained in this Agreement, which breach or failure to perform (A) has had or would reasonably be expected to have a Parent Material Adverse Effect, and (B) is incapable of being cured or has not been cured by Parent within 20 calendar days after written notice has been given by the Company to Parent of such breach or failure to perform, or (ii) Parent shall have failed to perform in any material respect its obligations under Section 6.13 or its obligations under the Interim Note, and such failure to perform is incapable of being cured or has not been cured by Parent within 5 Business Days after written notice has been given by the Company to Parent of such breach or failure to perform; or

(h) by the Company, if prior to the receipt of the Required Company Stockholder Vote, (i) the Company has not intentionally breached or knowingly violated its obligations under Section 6.8, (ii) the Company Board has received a Takeover Proposal that it has determined in good faith, after consultation with Cowen or another financial advisor of nationally recognized reputation, constitutes a Superior Proposal, (iii) the Company has notified Parent in writing that it intends to enter into a definitive agreement implementing such Superior Proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (a “Superior Proposal Notice”), (iv) during the three Business Day period following Parent’s receipt of a Superior Proposal Notice, (A) the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Parent in making adjustments to the terms and conditions of this Agreement and (B) the Company Board shall have determined in good faith, after the end of such three Business Day period, and after considering the results of such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal; provided, however, that any amendment, supplement or modification to the financial terms or other material terms of any Takeover Proposal shall be deemed a new Takeover Proposal and the Company may not terminate this Agreement pursuant to this Section 8.1(h) unless the Company has complied with the requirements of this Section 8.1(h) with respect to such new Takeover Proposal, including sending a Superior Proposal Notice with respect to such new Takeover Proposal and offering to negotiate for (1) three Business Days, in the case of an amendment, supplement or modification to the financial terms, or (2) two Business Days, in the case of an amendment, supplement or modification to any other material term, in each case from such new Superior Proposal Notice, and (v) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

SECTION 8.2. Effect of Termination. Upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of any party hereto, except for the provisions of (i) Section 3.9, (ii) Section 4.5, (iii) Section 6.4, (iv) the last sentence of Section 6.6, (v) the last sentence of Section 6.7(a), (vi) Section 6.7(b), (vii) this Section 8.2, (viii) Section 8.3, and (ix) Article 9, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any intentional breach of this Agreement prior to such termination. The Confidentiality Agreement shall not be affected by the termination of this Agreement.

SECTION 8.3. Fees and Expenses.

(a) Except as set forth in this Section 8.3, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any of the other Transactions are consummated.

(b) In the event that, after the date of this Agreement:

(i) (A) a Takeover Proposal shall be pending or shall have been made or remade to the Company or shall be pending or shall have been made or remade directly to its stockholders generally or any Person shall have publicly announced an intention to make a Takeover Proposal and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b) or (d) and (C) the Company enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Takeover Proposal (replacing “15%” in the definition thereof with “50%”) within 12 months of the date this Agreement is terminated (so long as, in the case of a transaction that has not been consummated within such period, such transaction is thereafter consummated);

(ii) (A) a Takeover Proposal shall be pending or shall have been made or remade to the Company or shall be pending or shall have been made or remade directly to its stockholders generally or any Person shall have publicly announced an intention to make a Takeover Proposal and thereafter, (B) this Agreement is terminated by Parent pursuant to Section 8.1(f)(ii) and (C) the Company enters into a definitive agreement with respect to, or consummates a transaction contemplated by any Takeover Proposal (replacing “15%” in the definition thereof with “50%”) within 12 months of the date this Agreement is terminated (so long as, in the case of a transaction that has not been consummated within such period, such transaction is thereafter consummated);

(iii) this Agreement is terminated by Parent pursuant to Section 8.1(e) (or by Parent or the Company pursuant to Section 8.1(b) or (d) or by Parent pursuant to Section 8.1(f) following any time at which Parent was entitled to terminate this Agreement pursuant to Section 8.1(e)); or

(iv) this Agreement is terminated by the Company pursuant to Section 8.1(h);

then in any such event under clause (i), (ii), (iii) or (iv) of this Section 8.3(b), the Company shall pay to Parent a termination fee of $6,000,000 (the “Termination Fee”). Any payment required to be made pursuant to clause (i) or clause (ii) of this Section 8.3(b) shall be made to Parent promptly following the consummation of the transaction contemplated by the Takeover Proposal referred to therein (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment following such date); any payment required to be made pursuant to clause (iii) of this Section 8.3(b) shall be made to Parent upon the earlier to occur of (A) the date occurring 90 days following the termination of this Agreement by Parent and (B) the consummation of a transaction contemplated by a Takeover Proposal; and any payment required to be made pursuant to clause (iv) of this Section 8.3(b) shall be made to Parent in cash no later than 10 Business Days following such termination; provided, however, that if the Company has not paid such amount in cash by the tenth Business Day following termination, then the Company shall immediately provide to Parent, in lieu of cash, the number of newly issued shares (rounded to the nearest whole share) of Company Common Stock equal to (A) $6,000,000 divided by (B) the average of the closing sale prices for the Company Common Stock on the Nasdaq, as reported in The Wall Street Journal for each of the 15 consecutive trading days ending with the trading day immediately preceding the date of this Agreement (the “Average Price”).  The Company shall promptly, and in any event within two Business Days following conclusion of the ten Business Day period following termination, prepare and file with the SEC, and have declared effective by the SEC as soon as practicable following such filing, a resale shelf registration statement on Form S-3 covering the shares of Company Common Stock issued to Parent pursuant to this Section 8.3(b) pursuant to a registration rights agreement (in customary form) to be agreed upon and entered into by the Company and Parent in connection with such issuance. The Company shall use its reasonable best efforts to keep such shelf registration statement continuously effective, in compliance with the Securities Act and usable for resale of such shares until the earlier of (y) the day on which Parent no longer holds any shares issued pursuant to this Section 8.3(b) and (z) the first anniversary of the issuance of such shares. Notwithstanding the foregoing, in no event shall the number of shares issued to Parent pursuant to this Section 8.3(b) exceed the number of shares equal to 19.9% of the Company’s Common Stock issued and outstanding as of the date of this Agreement; provided, however, that if under any circumstance the Average Price multiplied by the number of shares of Company Common Stock issued pursuant to this Section 8.3(b) is less than $6,000,000, then the Company shall pay to Parent such difference in cash on the day of the issuance of the shares to Parent.
(c) Notwithstanding anything to the contrary contained in this Agreement, if the Company, prior to the receipt of the Required Company Stockholder Vote, receives an unsolicited, written Takeover Proposal made in circumstances not involving an intentional breach or knowing violation of Section 6.8, and the Company Board reasonably determines in good faith (after receiving the advice of Cowen or another financial advisor of nationally recognized reputation) that such Takeover Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal, then the Company shall use reasonable best efforts to enable it to fund the payment of the Termination Fee pursuant to Section 8.3(b)(iv) in cash within 10 Business Days following the date of termination of this Agreement pursuant to, and in accordance with the terms and conditions of, Section 8.1(h), it being understood that such reasonable best efforts shall include seeking and negotiating the terms of a financing from third parties, including financial institutions and the party making the Takeover Proposal (such financing may include the sale of securities of the Company or the incurrence of indebtedness by the Company) for purposes of funding the payment of the Termination Fee pursuant to

Section 8.3(b)(iv); provided, however, that no such financing shall (i) be consummated, (ii) impose any obligations whatsoever on the Company, or (iii) result in the payment (or obligation to pay) by the Company of any fees or expenses unless and until this Agreement is validly terminated by the Company pursuant to, and in accordance with the terms and conditions of, Section 8.1(h).

(d) The Company acknowledges that the agreement contained in Section 8.3(b) is an integral part of the transactions contemplated by this Agreement, and that, without that agreement, Parent would not enter into this Agreement. Each of Parent and Merger Sub acknowledges and agrees that in the event that Parent receives a Termination Fee payable pursuant to Section 8.3(b), the receipt by Parent of such amount shall constitute the sole and exclusive remedy for Parent and Merger Sub, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement; provided, however, that nothing to the contrary in this Section 8.3(d) shall relieve any party from liability, or constitute the sole and exclusive remedy for, any intentional breach of this Agreement prior to a termination of this Agreement. If the Company fails to make payment of such fee within the applicable time period specified in Section 8.3(b) and Parent commences a suit to collect such fee, the Company shall indemnify and reimburse Parent for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate as published in The Wall Street Journal in effect on the date the fee was payable pursuant to Section 8.3(b).

SECTION 8.4. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of the respective Boards of Directors of the Company and Merger Sub and the Management Board and Supervisory Board of Parent at any time prior to the Effective Time, whether before or after approval of this Agreement and the Transactions by the stockholders of the Company; provided, however, that after any such approval by the stockholders of the Company, no amendment shall be made that in any way materially adversely affects the rights of such stockholders (other than a termination of this Agreement in accordance with the provisions hereof) without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 8.5. Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE 9
GENERAL PROVISIONS

SECTION 9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier, or by facsimile (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a)	if to Parent or Merger Sub: Intercell AG
Campus Vienna Biocenter 6
1030 Vienna
Austria
Attention: General Counsel
Fax: +43 1 20620 165

with a copy to:

Covington & Burling LLP
1201 Pennsylvania Avenue, N.W.
Washington, DC 20004
Attention: Catherine J. Dargan
Fax: (202) 778-5567

with a copy to:
Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention: Stephen A. Infante
Fax: (646) 441-9039

(b)	if to the Company: Iomai Corporation
20 Firstfield Road
Gaithersburg, MD 20878
Attention: General Counsel
Fax: (301) 556-4501

with a copy to:

Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention: Paul M. Kinsella
Fax: (617) 235-0822

Notice so given shall (in the case of notice so given by mail) be deemed to be given when received and (in the case of notice so given by cable, telegram, facsimile, telex or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

SECTION 9.2. Representations and Warranties. The representations and warranties contained in this Agreement shall not survive the Merger.

Section 9.3. Knowledge Qualifiers. “To the knowledge of the Company” and similar phrases mean the actual knowledge of the officers listed on Schedule III hereto after reasonable inquiry.

SECTION 9.4. Interpretations.  When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The word “or” shall not be exclusive. “Business Day” means any day other than Saturday, Sunday or any day on which commercial banks in New York, New York or Vienna, Austria are authorized or required to close. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted or acknowledgment of the materiality of such information. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

SECTION 9.5. Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a state or federal court located in the State of Delaware or the Court of Chancery of the State of Delaware.

(c) Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or any of the Transactions.

SECTION 9.6. Counterparts; Facsimile Transmission of Signatures.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 9.7. Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void, except that Parent and Merger Sub, upon prior written notice to the Company, may assign, in their sole discretion, any of or all of their respective rights, interests and obligations under this Agreement to Parent or to any wholly-owned subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of their respective obligations hereunder.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that from and after the Effective Time each Indemnified Party is an intended third party beneficiary of Section 6.9, such Persons may specifically enforce such provisions. No covenant or other undertakings in this Agreement shall constitute an amendment to any employee benefit plan, program, policy or arrangement, and any covenant or undertaking that suggests that an employee benefit plan, program, policy or arrangement will be amended shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such plan, program, policy or arrangement.

SECTION 9.8. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

SECTION 9.9. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), the Company Disclosure Letter, the Exchange Agreement, the Voting Agreement and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof or thereof.

SECTION 9.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

IOMAI CORPORATION

By:	/s/ Stanley C. Erck
Name:     Stanley C. Erck

Title:	President, Chief Executive Officer,
Treasurer and Director

INTERCELL AG

By:	/s/ Gerd Zettlmeissl
Name:     Gerd Zettlmeissl

Title:	Chief Executive Officer

By:	/s/ Werner Lanthaler
Name:     Werner Lanthaler

Title:	Chief Financial Officer

ZEBRA MERGER SUB, INC.

By:	/s/ Gerd Zettlmeissl
Name:     Gerd Zettlmeissl

Title:	President

By:	/s/ Werner Lanthaler
Name:     Werner Lanthaler

Title:	Treasurer

[Signature Page to Merger Agreement]

SCHEDULE I

Stockholders Participating in Share Exchange Agreement

	Shares	Warrants	Total

New Enterprise Associates 10, Limited Partnership	6,417,187	550,535	6,967,722
1119 St. Paul Street Baltimore, MD 21202 Attn: M. James Barrett and Louis Citron Tel: (410) 244-0115 Fax: (410) 752-7721
NEA Ventures 2002, Limited Partnership	4,610	0	4,610
1119 St. Paul Street Baltimore, MD 21202 Attn: M. James Barrett and Louis Citron Tel: (410) 244-0115 Fax: (410) 752-7721
Essex Woodlands Health Ventures V, L.L.C.	2,802,686	0	2,802,686
435 Tasso Street Palo Alto, CA 94301 Attn: Jeff Himawan Tel: (650) 543-1555 Fax: (650) 543-1504
Gruber and McBaine Capital Management signing on behalf of the following accounts:
50 Osgood Place, Penthouse San Francisco, CA 94133 Attn: Christine Arroyo Tel: (415) 981-0655 Fax: (415) 981-6434
Lagunitas Partners LP	783,081	70,000	853,081
Donaghy Sales Inc.	65,700	0	65,700
Gruber & McBaine International	120,000	24,500	144,500
Karl Matthies Trust udt 7/25/05	12,000	0	12,000
Aaronel D. Gruber	500	0	500
Gruber Partnership	2,000	0	2,000
Gruber Family Foundation	31,250	0	31,250
I & A Gruber Charitable	500	0	500
Gruber Partnership 2	2,000	0	2,000
Irving & Aaronel Gruber	500	0	500
Irving B. Gruber	1,000	0	1,000
Jamie deRoy	500	0	500
Jon D. Gruber	14,000	0	14,000
Jon D & Linda W Gruber Trust	47,709	10,500	58,209
Lindsay Gruber Dunham	500	1,750	2,250
Jon D Gruber TTEE fbo Jonathan W Gruber Trust	5,750	1,750	7,500
Linda W Gruber	3,150	0	3,150
Terry Deroy Gruber	500	0	500
Terry D. Gruber Trust	500	0	500
Amanda McBaine	1,000	0	1,000
J Patterson McBaine	132,650	14,000	146,650
J Patterson and Susie McBaine Foundation	7,620	0	7,620
J. Patterson & Susan S. McBaine	11,000	0	11,000
Susan S. McBaine	1,000	0	1,000
J. Patterson McBaine TTEE of Turner H. McBaine	17,375	0	17,375

Total	10,486,268	673,035	11,159,303

SCHEDULE II

Stockholders Participating in Voting Agreement

	Shares	Warrants	Total

New Enterprise Associates 10, Limited Partnership	6,417,187	550,535	6,967,722
1119 St. Paul Street Baltimore, MD 21202 Attn: M. James Barrett and Louis Citron Tel: (410) 244-0115 Fax: (410) 752-7721
NEA Ventures 2002, Limited Partnership	4,610	0	4,610
1119 St. Paul Street Baltimore, MD 21202 Attn: M. James Barrett and Louis Citron Tel: (410) 244-0155 Fax: (410) 752-7721
Essex Woodlands Health Ventures V, L.L.C.	2,802,686	0	2,802,686
435 Tasso Street Palo Alto, CA 94301 Attn: Jeff Himawan Tel: (650) 543-1555 Fax: (650) 543-1504
Technology Partners Fund VI, L.P.	173,924	0	173,924
100 Shoreline Highway Suite 282, Building B Mill Valley, CA 94941 Attn: Sheila Mutter Tel: (415) 332-9999 Fax: (415) 332-9998
Technology Partners Affiliates VII, L.P.	51,806	0	51,806
100 Shoreline Highway Suite 282, Building B Mill Valley, CA 94941 Attn: Sheila Mutter Tel: (415) 332-9999 Fax: (415) 332-9998
Technology Partners Fund VII, L.P.	884,132	0	884,132
100 Shoreline Highway Suite 282, Building B Mill Valley, CA 94941 Attn: Sheila Mutter Tel: (415) 332-9999 Fax: (415) 332-9998
ProQuest Investments II, L.P.	989,649	0	989,649
90 Nassau Street, 5th Floor Princeton, NJ 08542 Attn: Pasquale DeAngelis Tel: (609) 919-3567 Fax: (609) 375-1047
ProQuest Investments II Advisors Fund, L.P.	23,815	0	23,815
90 Nassau Street, 5th Floor Princeton, NJ 08542 Attn: Pasquale DeAngelis Tel: (609) 919-3567 Fax: (609) 375-1047

	Shares	Warrants	Total

Gruber and McBaine Capital Management signing on behalf of the following accounts:
50 Osgood Place, Penthouse San Francisco, CA 94133 Attn: Christine Arroyo Tel: (415) 981-0655 Fax: (415) 981-6434
Lagunitas Partners LP	783,081	70,000	853,081
Donaghy Sales Inc.	65,700	0	65,700
Gruber & McBaine International	120,000	24,500	144,500
Karl Matthies Trust udt 7/25/05	12,000	0	12,000
Lockheed Martin Master Retirement Trust	545,000	0	545,000
Stanley C. Erck	25,000	0	25,000
c/o Iomai Corporation 20 Firstfield Road Gaithersburg, MD 20878 Tel: (301) 556-4500 Fax: (301) 556-4501
Gregory M. Glenn	71,885	0	71,885
c/o Iomai Corporation 20 Firstfield Road Gaithersburg, MD 20878 Tel: (301) 556-4500 Fax: (301) 556-4501
Russell P. Wilson	11,000	0	11,000

c/o Iomai Corporation 20 Firstfield Road Gaithersburg, MD 20878 Tel: (301) 556-4500 Fax: (301) 556-4501

Total	12,981,475	645,035	13,626,510

SCHEDULE III

“Knowledge” Officers/Persons

Stanley C. Erck

Gregory M. Glenn

Russell P. Wilson

Kai Chen

Jin Sook Chung

Larry Ellingsworth

Sarah Frech

Merv Hamer

Kim Poffenberger

Robert Seid

EXHIBIT A

Exchange Agreement

EXHIBIT B

Voting Agreement

EXHIBIT C

Certificate of Incorporation of Surviving Corporation

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
IOMAI CORPORATION

ARTICLE I
NAME

The name of the Corporation is Iomai Corporation (hereinafter the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle. The registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

CORPORATE PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock that the Corporation shall have authority to issue is one thousand (1,000) shares, which shall be shares of common stock with the par value of one cent ($0.01) per share.

ARTICLE V

RESERVATION OF RIGHT TO AMEND BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware.

ARTICLE VI

ELECTION OF DIRECTORS

The election of directors need not be conducted by written ballot except and to the extent provided in the bylaws of the Corporation.

ARTICLE VII

COMPROMISE OR ARRANGEMENT BETWEEN CORPORATION
AND CREDITORS

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the General Corporation Law of the State of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the General Corporation Law of the State of Delaware order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE VIII

LIMITATION ON LIABILITY

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE IX

INDEMNIFICATION OF DIRECTORS AND OFFICERS

1. Indemnification. The Corporation shall indemnify each of its directors, to the maximum extent permitted from time to time by law, and may indemnify each of its officers, to the extent provided in the bylaws or approved from time to time by the board of directors, in either case, except as set forth in this Article IX, to the extent such person is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee, trustee, partner, member or agent of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred (and not otherwise recovered) by Indemnitee or on Indemnitee’s behalf in connection with the investigation, preparation to defend or defense of such action, suit or proceeding and any appeal therefrom.

2. Advance of Expenses. The Corporation shall, upon request, advance payment of expenses incurred by an Indemnitee who is or was a director of the Corporation in advance of the final disposition of any matter, to the extent such advance is permitted by applicable law, and the Corporation may advance such expenses to an Indemnitee who is or was an officer of the Corporation, to the extent permitted by applicable law and provided for in the bylaws or approved from time to time by the board of directors.

3. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.

4. Scope. The indemnification provided in this Article IX shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such Indemnitee. Any Indemnitee seeking indemnification under this Article IX shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

ARTICLE X

RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, restate, change or repeal any provisions contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law and all the provisions of this Certificate of Incorporation and all rights, preferences, privileges and powers conferred in this Certificate of Incorporation on stockholders, directors, officers or any other persons are subject to the rights reserved in this Article X.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Fourth Amended and Restated Certificate of Incorporation is signed this          day of     , 2008.

IOMAI CORPORATION

By:
Name:

Title:

EXHIBIT D

Form of Promissory Note

PROMISSORY NOTE

May 12, 2008

FOR VALUE RECEIVED, IOMAI CORPORATION, a Delaware corporation (the “Company”), hereby promises to pay to the order of INTERCELL AG, a joint stock corporation incorporated under the laws of the Republic of Austria (the “Lender”), in lawful money of the United States and in immediately available funds, the principal sum of FIVE MILLION UNITED STATES DOLLARS or, if less, the aggregate unpaid principal amount of all Loans made hereunder in accordance with Section 6.13 of the Merger Agreement (as defined below) by the Lender to the Company on or after the date hereof, in either case as such principal amount may be increased further due to the compounding of interest in accordance with Section 1(b) below, together with all accrued and unpaid interest thereon, in the amounts, at the times, in the manner and subject to the terms and conditions set forth in this Promissory Note (this “Note”). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement and Plan of Merger, dated as of May 12, 2008 (the “Merger Agreement”), among the Lender, Zebra Merger Sub, Inc. and the Company. This Note is the Interim Note referred to in Section 6.13 of the Merger Agreement.

1.	Payment; Principal and Interest.

(a) Principal Repayment. The aggregate unpaid principal amount of this Note shall be payable, together with accrued and unpaid interest thereon, immediately following the termination of the Merger Agreement by either the Lender or the Company for any reason (the “Maturity Date”).

(b) Interest Payments. The Company promises to pay interest in lawful money of the United States of America on the sum of the daily outstanding principal amount of each Loan from the date hereof until payment in full, which interest shall be payable at the fixed rate of 10% per annum (the “Interest Rate”). Interest on each Loan shall be payable in cash at the Interest Rate to the Lender, quarterly in arrears, on December 31, March 31, June 30, and September 30 in each year (unless such day is not a Business Day, in which event on the next succeeding Business Day), with the first such payment becoming due and payable on December 31, 2008; provided, however, that the Company may, at its option, in lieu of a cash payment of interest, increase the principal amount of the Loan by the amount of such cash payment. Interest shall accrue in accordance with the preceding sentence on any such increased principal amount of such Loan. Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed. If the principal amount hereof is not paid in full when due and payable, interest at a rate of 12% per annum shall accrue on the balance of any unpaid principal (and, to the extent permitted by law, any overdue payment of interest); provided, however, that in no event shall the rate of interest hereunder exceed the applicable limits imposed by any applicable federal or state law.

(c) Limitations on Interest Rates. Notwithstanding any provision in this Note to the contrary, the total liability for payments in the nature of interest shall not exceed the applicable limits imposed by any applicable federal or state interest rate laws. If any payments in the nature of interest, additional interest and other charges made hereunder are held to be in excess of the applicable limits imposed by any applicable federal or state law, the amount held to be in excess shall be considered payment of principal under this Note and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable federal or state interest rate laws.

2. Place of Payments; No Setoff. All amounts payable hereunder shall be made for the account of the Lender at such place as the Lender may designate to the Company in writing from time to time. Each payment hereunder, whether for principal, interest or otherwise, shall be made without setoff, counterclaim, defense, condition or reservation of right.

3. Prepayments. This Note may be prepaid in whole or in part at any time and from time to time without premium or penalty. Any such prepayment shall be applied first to the payment of expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of this Note. A prepayment of less than all of the unpaid principal amount of this Note shall not relieve the Company of its obligation to make the scheduled payment of the balance of the principal amount and any accrued and unpaid interest on this Note on the Maturity Date. The Company shall notify the Lender in writing of its intention to prepay this Note at least five Business Days prior to any such prepayment. Once given, any such notice shall be irrevocable and the Company shall be bound to make the prepayment specified in such notice.

4. Representations and Warranties. The Company hereby warrants and represents to the Lender as follows:

(a) Existence and Power. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted and to execute, deliver and perform the terms of this Note.

(b) Note Authorized; Binding Obligations. The execution, delivery and performance of this Note have been duly and validly authorized and approved by all necessary corporate action on the part of the Company and this Note constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) No Conflict; Legal Compliance. The execution, delivery and payment of this Note will not: (i) result in a violation or breach of or conflict with the Company Charter Documents; (ii) result in a violation or breach of or conflict with any provisions of, or result in the loss of any benefit under or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Company is a party or by which the Company or any of its properties or assets may be bound; or (iii) violate any Judgment or any Law applicable to the Company or its properties or assets.

5.	Default.

(a) Each of the following events shall be an “Event of Default” hereunder:

(i) The Company fails to pay timely: (A) the principal amount due under this Note when the same becomes due and payable, whether upon final maturity, upon the date set by the Company in a written notice to the Lender for the prepayment in whole or in part of the outstanding principal of this Note, or otherwise; or (B) any accrued interest or other amounts due under this Note on the date the same becomes due and payable or within five calendar days thereafter; or

(ii) The Company (A) files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law, or any other law for the relief of, or relating to, debtors, now or hereafter in effect; (B) applies for or consents to the appointment of a custodian, receiver, trustee, sequestrator, conservator or similar official for the Company or for a substantial part of the Company’s assets; (C) makes a general assignment for the benefit of creditors; (D) becomes unable to, or admits in writing its inability to, pay its debts generally as they come due; or (E) takes any corporate action in furtherance of any of the foregoing; or

(iii) An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 30 days), under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, sequestrator, conservator, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company; or

(iv) Any “Change in Control” occurs, which means the occurrence of any of the following: (A) the acquisition, by any group of Persons (within the meaning of the Securities Exchange Act of 1934, as amended) or by any Person, in either case who is or are not holder(s) of shares of the Company’s capital stock, as of the date hereof, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 50% or more of the issued and outstanding capital stock of the Company having the right, under ordinary circumstances, to vote for the election of directors of the Company; (B) more than one-half of the persons who were directors of the Company on the first day of any period consisting of 12 consecutive calendar months (the first of which 12 month periods shall commence with the first day of the month immediately following the month during which this Agreement was executed), cease, for any reason other than death or disability, to be directors of the Company and successors for such directors have not been approved by a majority of the directors still in office who were directors at the beginning of such period or whose election or nomination was so approved; or (C) any merger or consolidation of or with the Company or the sale of all or substantially all of the property or assets of the Company, other the merger of the Company with another entity in which the Company is the surviving entity; or

(v) Any representation, warranty or other statement made by the Company in this Note shall prove to have been false or misleading in any material respect when made; or

(vi) The Company uses the proceeds of the Loans for any purpose other than its working capital needs in the ordinary course of its business and the payment of expenses incurred by the Company in connection with the Transactions (excluding payment of the Termination Fee); or

(vii) After the date hereof, the Company grants any Person other than the Lender a Lien on all or any substantial part of its assets.

Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of the Lender so long as such Event of Default is continuing in the case of Section 5(a)(i), (iv), (v), (vi) or (vii), or automatically, in the case of Section 5(a)(ii) or (iii), be immediately due and payable by the Company; provided, however, that if the Company fails to provide written notice to the Lender within 24 hours of the Company becoming aware of the occurrence of an Event of Default under Section 5(a)(i), (iv), (v), (vi) or (vii), then all unpaid principal, accrued interest and other amounts owing hereunder shall be immediately due and payable by the Company. In addition to the remedies herein, upon the occurrence or existence of any Event of Default, the Lender may exercise any other right, power or remedy granted to it by the Merger Agreement or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

(b) If the Company has not paid any amount owed to the Lender in cash within 14 days following the date such payment is due pursuant to Section 1(a) or Section 5(a), as the case may be, then the Company shall immediately provide to the Lender, in lieu of cash, the number of newly issued shares (rounded to the nearest whole share) of Company Common Stock equal to (i) the amount of all unpaid principal, accrued interest and other amounts owing hereunder divided by (ii) the average daily volume weighted average price for the Company Common Stock on the Nasdaq, as reported by Bloomberg, L.P. for each of the 10 consecutive trading days ending with the trading day immediately preceding the last trading day in such 14-day period (the “VWAP”). The Company shall promptly, and in any event within two Business Days following conclusion of the 14-day period following the date such payment is due pursuant to Section 1(a) or Section 5(a), prepare and file with the SEC, and have declared effective by the SEC as soon as practicable following such filing, a resale shelf registration statement on Form S-3 covering the shares of Company Common Stock issued to the Lender pursuant to this Section 5(b) pursuant to a registration rights agreement (in customary form) to be agreed upon and entered into by the Company and the Lender in connection with such issuance. The Company shall use its reasonable best efforts to keep such shelf registration statement continuously effective, in compliance with the Securities Act and usable for resale of such shares until the earlier of (y) the day on which the Lender no longer holds any shares issued pursuant to this Section 5(b) and (z) the first anniversary of the issuance of such shares. Notwithstanding the foregoing, in no event shall the number of shares issued to the Lender pursuant to this Section 5(b) exceed the number of shares equal to 19.9% of the Company’s Common Stock issued and outstanding as of the date of this Note; provided, however, that if under any circumstance the VWAP multiplied by the number of shares of Company Common Stock issued pursuant to this Section 5(b) is less than the amount of all unpaid principal, accrued interest and other amounts owing hereunder, then the Company shall pay to the Lender such difference in cash on the day of the issuance of the shares to the Lender.

6. Waiver; Representations and Expenses. The Company waives presentment, notice of dishonor, protest and notice of protest of this Note and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note, and shall pay all reasonable out-of-pocket costs and expenses of collection when incurred by the Lender, including, without limitation, reasonable attorneys’ fees and expenses. No extension nor indulgence granted from time to time shall be construed as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of the rights of the Lender herein.

7. Notices. Any notice or demand to be given to Lender or the Company pursuant to this Note shall be in writing (including by facsimile transmission; provided that any notice or demand transmitted by facsimile shall be immediately confirmed by a telephone call to the recipient at the number specified on the signature pages hereof) and mailed, faxed or delivered to the address or facsimile number specified for notices on the signature pages hereof (or to such other address as shall otherwise be designated by like notice by the Lender, to the Company or by the Company to the Lender, as the case may be). Except as otherwise provided in this Note, all such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next day) delivery, or transmitted by facsimile machine, respectively, or if delivered, upon delivery.

8. Successors and Assigns. The provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Note without the prior written consent of the Lender.

9. Headings. Section and subsection headings in this Note are included herein for convenience of reference only and shall not constitute a part of this Note for any other purpose or given any substantive effect.

10. Severability. Whenever possible, each provision of this Note shall be interpreted in such a manner as to be valid, legal and enforceable under the applicable law of any jurisdiction. Without limiting the generality of the foregoing sentence, in case any provision of this Note shall be invalid, illegal or unenforceable under the applicable law of any jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby.

11. Amendments and Waivers. No amendment, modification, forbearance or waiver of any provision of this Note, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Lender and the Company.

12. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

13. Entire Agreement. This Note and Section 6.13 of the Merger Agreement constitute the entire understanding between the parties with respect to the subject matter hereof and thereof, and all prior promissory notes and all prior or contemporaneous written and oral agreements, understandings, representations and statements with respect thereto are merged into, and replaced and superseded by this Note.

14. Waiver of Jury Trial. To the extent permitted by applicable law, the Company, by execution hereof, and the Lender, by acceptance hereof, knowingly, voluntarily and intentionally waive any right they may have to a trial by jury in respect of any litigation based on this Note, or arising out of, under or in connection with this Note or any agreement contemplated to be executed in connection with this Note, or any litigation arising out of any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party with respect hereto. This provision is a material inducement to the Lender to accept this Note.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered as of the date first written above.

IOMAI CORPORATION
a Delaware corporation

By:
Name:
Title:

Notice Address:

20 Firstfield Road
Gaithersburg, MD 20878
Attention: General Counsel
Facsimile: (301) 556-4501

with a copy to:

Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention: Paul M. Kinsella
Facsimile: (617) 235-0822

AGREED TO AND ACCEPTED:

INTERCELL AG
an Austrian stock corporation

By:
Name:
Title:

By:  Name:
Title:

Notice Address:

Campus Vienna Biocenter 6
1030 Vienna
Austria
Attention: General Counsel
Facsimile: +43 1 20620 165

with a copy to:

Covington & Burling LLP
1201 Pennsylvania Avenue, N.W.
Washington, DC 20004
Attention: Catherine J. Dargan
Facsimile: (202) 778-5567

with a copy to:

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention: Stephen A. Infante
Facsimile: (646) 441-9039

Annex B

Voting Agreement, dated as of May 12, 2008 (this “Agreement”), among Intercell AG, a joint stock corporation incorporated under the laws of the Republic of Austria (“Parent”), and each of the stockholders listed on Schedule I to this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

Introduction

Parent, Zebra Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Iomai Corporation, a Delaware corporation (the “Company”), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company, and the Company will be the surviving entity (the “Merger”).

As of the date hereof, each Stockholder is the record and beneficial owner of the number of shares (the “Shares”) of common stock, par value $.01 per share, of the Company (the “Company Common Stock”), set forth opposite such Stockholder’s name on Schedule I attached hereto (such Shares, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or any other convertible or exchangeable securities or similar instruments), being collectively referred to herein as such Stockholder’s “Subject Shares”).

As a condition to its willingness to enter into the Merger Agreement, Parent has required that (i) each Stockholder agree, and each Stockholder is willing to agree, to the matters set forth herein and (ii) each Stockholder that is party to the Exchange Agreement, dated as of the date hereof (the “Exchange Agreement”), among Parent and such Stockholders, agree, and each such Stockholder is willing to agree, to exchange such Stockholder’s Subject Shares for shares of common stock of Parent pursuant to the terms and subject to the conditions of the Exchange Agreement.

In consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

Section 1. Defined Terms. Capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement.

Section 2. Voting of Shares.

(a) Voting. Until this Agreement is terminated in accordance with its terms, each Stockholder hereby agrees (severally with respect to itself and not jointly) to vote (or cause to be voted) all of such Stockholder’s Subject Shares, at every annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise:

(i) in favor of the Merger and the adoption of the Merger Agreement and the approval of the Transactions, and any actions required in furtherance thereof;

(ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and

(iii) against (A) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving the Company or any of its subsidiaries (other than the Merger), (B) a sale or transfer of a material amount of assets or capital stock of the Company or any of its subsidiaries or (C) any action that is intended, or would reasonably be expected, to impede, interfere with, prevent, delay, postpone or adversely affect the Merger or the Transactions.

(b) Grant of Irrevocable Proxy. Such Stockholder hereby irrevocably grants to, and appoints, Parent and any individual who shall hereafter be designated by Parent, and each of them, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote, or cause to be voted, such Stockholder’s Subject Shares, or grant a consent or approval in respect of such Stockholder’s Subject Shares, at every annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise, with respect to the matters and in the manner specified in Section 2(a) hereof; provided, however, that the foregoing proxy shall terminate immediately upon termination of this Agreement in accordance with its terms. Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholders’ execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Subject to this Section 2(b), this grant of proxy is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done in accordance herewith. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law.

Section 3. Fiduciary Responsibilities. No Stockholder executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes (or shall be deemed to have made) any agreement or understanding herein in his or her capacity as such director or officer. Without limiting the generality of the foregoing, each Stockholder (or a designee of such Stockholder) signs solely in his, her or its capacity as the record and beneficial owner of such Stockholder’s Subject Shares and nothing herein shall limit or affect any actions taken by such Stockholder (or a designee of such Stockholder) in his or her capacity as an officer or director of the Company in exercising his or her or the Company’s or the Company’s Board of Directors’ rights in connection with the Merger Agreement or otherwise and such actions shall not be deemed to be a breach of this Agreement.

Section 4. Representations and Warranties of Stockholder. Each Stockholder, severally and not jointly, represents and warrants to Parent as follows:

(a) Binding Agreement. Such Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Such Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) No Conflict. Neither the execution and delivery of this Agreement by such Stockholder, nor the performance by such Stockholder of its obligations hereunder will (i) require any consent, approval, authorization or permit of, registration, declaration or filing (except for such filings as may be required under the federal securities laws, the HSR Act or CFIUS or as would not prevent, delay or otherwise impair such Stockholder’s ability to perform its obligations hereunder) with, or notification to, any governmental entity, (ii) if such Stockholder is an entity, result in a violation of, or default under, or conflict with any provision of its certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or similar organizational documents, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, trust, agreement, instrument, commitment, arrangement or understanding applicable to such Stockholder or such Stockholder’s Subject Shares, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to any of such Stockholder’s Subject Shares, except, in the case of clause (iii), as would not prevent, delay or otherwise impair such Stockholder’s ability to perform its obligations hereunder, (iv) require any consent, authorization or approval of any Person other than a governmental entity, except, in the case of clause (iv), as would not prevent, delay or otherwise impair such Stockholder’s ability to perform its obligations hereunder or (v) violate or conflict with any order, writ, injunction, decree, rule, regulation or law applicable to such Stockholder or such Stockholder’s Subject Shares. If such Stockholder is a married individual and such Stockholder’s Subject Shares constitute community property or otherwise need spousal approval in order for this Agreement to be a legal, valid and binding obligation of such Stockholder, this Agreement has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding obligation of, such Stockholder’s spouse, enforceable against such spouse in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) Ownership of Shares. Such Stockholder is the record and beneficial owner of the Shares set forth opposite such Stockholder’s name on Schedule I attached hereto free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Shares), except for any such encumbrances arising hereunder. There are no outstanding options, shares of Company Common Stock subject to vesting or other rights to acquire from such Stockholder, or obligations of such Stockholder to sell or to dispose of, any shares of Company Common Stock. Except as provided in Section 2 hereof, such Stockholder holds exclusive power to vote the Shares set forth opposite such Stockholder’s name on Schedule I attached hereto. As of the date of this Agreement, the Shares set forth opposite such Stockholder’s name on such Schedule I attached hereto represent all of the shares of capital stock of the Company beneficially owned by such Stockholder.

(d) Broker Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission based upon arrangements made by or on behalf of such Stockholder in connection with its entering into this Agreement.

Section 5. Representations and Warranties of Parent. Parent represents and warrants to the Stockholders as follows:

(a) Binding Agreement. Parent is a duly organized and validly existing stock corporation under the laws of the Republic of Austria and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Management Board and Supervisory Board of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby (except as described in Section 4.3 of the Merger Agreement). Parent has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) No Conflict. Neither the execution and delivery by Parent of this Agreement, nor the performance by Parent of its obligations hereunder will (i) require any consent, approval, authorization or permit of, registration, declaration or filing (except for such filings as may be required under the federal securities laws, the HSR Act or CFIUS or as would not be expected to prevent, delay or otherwise impair Parent’s ability to perform its obligations hereunder) with, or notification to, any governmental entity, (ii) result in a violation of, or default under, or conflict with any provision of its organizational documents, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, trust, agreement, instrument, commitment, arrangement or understanding applicable to Parent, except, in the case of clause (iii), as would not prevent, delay or otherwise impair Parent’s ability to perform its obligations hereunder, (iv) require any consent, authorization or approval of any Person other than a governmental entity, except, in the case of clause (iv), as would not prevent, delay or otherwise impair such Parent’s ability to perform its obligations hereunder or (v) violate or conflict with any order, writ, injunction, decree, rule, regulation or law applicable to Parent.

Section 6. Transfer and Other Restrictions. Until this Agreement is terminated in accordance with its terms:

(a) Certain Prohibited Transfers. Each Stockholder agrees (severally with respect to itself and not jointly) not to:

(i) sell, transfer, pledge, encumber, assign or otherwise dispose of (collectively, the “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, such Stockholder’s Subject Shares or any interest contained therein (other than, if the Transactions are consummated, as contemplated by the Exchange Agreement);

(ii) grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to such Stockholder’s Subject Shares, other than this Agreement;

(iii) enter into, or deposit such Stockholder’s Subject Shares into, a voting trust or take any other action which would, or could reasonably be expected to, result in a diminution of the voting power represented by any of such Stockholder’s Subject Shares; or

(iv) commit or agree to take any of the foregoing actions.

(b) Efforts. Each Stockholder agrees (severally with respect to itself and not jointly) not to take any action which would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect as of any time prior to the termination hereof or take any action that would have the effect of preventing or disabling it from performing its obligations under this Agreement. Subject to Section 3 hereof, until this Agreement is terminated in accordance with its terms, each Stockholder shall use such Stockholder’s reasonable best efforts to take, or cause to be taken, all actions reasonably necessary or desirable to vote (or cause to be voted) all of such Stockholder’s Subject Shares in accordance with Section 2(a) of this Agreement (including executing and delivering additional documents as Parent may request, at the cost and expense of Parent).

(c) Additional Shares. In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting any Stockholder’s Subject Shares or (ii) any Stockholder becomes the beneficial owner of any additional shares of Company Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 2(a) hereof, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by such Stockholder immediately following the effectiveness of the events described in clause (i) or such Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were such Stockholder’s Subject Shares hereunder. Each Stockholder hereby agrees (severally with respect to itself and not jointly), until this Agreement is terminated in accordance with its terms, to notify Parent of the number of any new shares of Company Common Stock acquired by such Stockholder, if any, after the date hereof.

Section 7. Appraisal Rights. Each Stockholder hereby agrees (severally with respect to itself and not jointly) not to exercise any appraisal rights or any dissenters’ rights that such Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger Agreement, the Merger and the other Transactions.

Section 8. No Solicitation. Until this Agreement is terminated in accordance with its terms, no Stockholder shall, nor shall such Stockholder permit any investment banker, attorney or other advisor or representative of the Stockholder to, directly or indirectly through another Person, solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that any action which is permitted by the Merger Agreement to be taken by a Stockholder (or a designee of such Stockholder) in his or her capacity as a director or officer or which is permitted by Section 3 hereof shall not be prohibited by the foregoing.

Section 9. Specific Enforcement; Jurisdiction. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that the non-breaching party shall be entitled to specific performance of the terms hereof in addition to any other remedy which may be available at law or in equity. It is accordingly agreed that the non-breaching party will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware, the foregoing being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a state or federal court located in the State of Delaware or the Court of Chancery of the State of Delaware.

Section 10. Termination. This Agreement shall terminate and cease to have any force or effect on the earliest of (a) September 30, 2008, (b) the termination of the Merger Agreement in accordance with its terms, (c) the written agreement of the parties hereto to terminate this Agreement, (d) the consummation of the Merger, and (e) in respect of any Stockholder, the amendment, modification or waiver of the Merger Agreement to alter the Merger Consideration in a manner adverse to such Stockholder unless such amendment, modification or waiver has been consented to by such Stockholder in writing prior to or simultaneously with such amendment, modification or waiver; provided, however, that (i) Sections 9 through 20 shall survive any termination of this Agreement and (ii) termination of this Agreement shall not relieve any party from liability for any breach of its obligations hereunder committed prior to such termination.

Section 11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight carrier or by facsimile (upon confirmation of receipt) to the parties at the following addresses or at such other as shall be specified by the parties by like notice: (a) if to Parent, to the appropriate address set forth in Section 9.1 of the Merger Agreement; and (b) if to a Stockholder, to the appropriate address set forth on Schedule I hereto.

Section 12. Certain Events. Each Stockholder agrees (severally with respect to itself and not jointly) that this Agreement and the obligations hereunder shall attach to such Stockholder’s Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Stockholder’s Subject Shares shall pass, whether by operation of law or otherwise, including such Stockholder’s heirs, guardians, administrators or successors.

Section 13. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 14. Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

Section 15. Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto, except as expressly provided by Section 6(a). This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party’s heirs, beneficiaries, executors, successors, representatives and permitted assigns.

Section 16. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 17. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

Section 18. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 19. Several Obligations. Notwithstanding anything to the contrary in this Agreement, the obligations of the Stockholders under this Agreement are several and not joint. In no event shall any Stockholder have any liability or obligation with respect to the acts or omissions of any other Stockholder.

Section 20. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed, individually or by its respective officer thereunto duly authorized, as of the date first written above.

Intercell AG

By:	/s/ Gerd Zettlmeissl
Name:     Gerd Zettlmeissl

Title:	Chief Executive Officer

By:	/s/ Werner Lanthaler
Name:     Werner Lanthaler

Title:	Chief Financial Officer

Stockholders:
New Enterprise Associates 10, Limited Partnership

By:	/s/ Eugene A. Trainor III
A general partner of NEA Partners 10, L.P., the general partner of New Enterprise Associates 10, Limited Partnership

NEA Ventures 2002, Limited Partnership

By:	/s/ Louis A. Citron
Vice President

Essex Woodlands Health Ventures V, L.P.
By: Essex Woodlands Health Ventures V, L.L.C.

By:	/s/ Jeff Himawan
Its Duly Authorized Representative

Technology Partners Fund VI, LP
By: TP Management VI, LLC

By:	/s/ Sheila Mutter
Sheila Mutter
General Partner

Technology Partners Affiliates VII, LP
By: TP Management VII, LLC

By:	/s/ Sheila Mutter
Sheila Mutter
General Partner

Technology Partners Fund VII, LP
By: TP Management VII, LLC

By:	/s/ Sheila Mutter
Sheila Mutter
General Partner

ProQuest Investments II, L.P.
ProQuest Investments II Advisors Fund, L.P.

By:	/s/ Pasquale DeAngelis
Pasquale DeAngelis, Managing Member of the
General Partner

Gruber and McBaine Capital Management

By:	/s/ J. Patterson McBaine
On behalf of the accounts listed below:
Lagunitas Partners LP
Donagby Sales Inc.
Gruber & McBaine International
Lockheed Martin Master Retirement Trust
Karl Matthies Trust udt 7/25/05

By:	/s/ Stanley C. Erck
Name:     Stanley C. Erck

By:	/s/ Gregory M. Glenn
Name:     Gregory M. Glenn

By:	/s/ Russell P. Wilson
Name:     Russell P. Wilson

SCHEDULE I TO
VOTING AGREEMENT

SCHEDULE I

Stockholders Participating in Voting Agreement

	Shares	Warrants	Total

New Enterprise Associates 10, Limited Partnership	6,417,187	550,535	6,967,722
1119 St. Paul Street Baltimore, MD 21202 Attn: M. James Barrett and Louis Citron Tel: (410) 244-0115 Fax: (410) 752-7721
NEA Ventures 2002, Limited Partnership	4,610	0	4,610
1119 St. Paul Street Baltimore, MD 21202 Attn: M. James Barrett and Louis Citron Tel: (410) 244-0155 Fax: (410) 752-7721
Essex Woodlands Health Ventures V, L.L.C.	2,802,686	0	2,802,686
435 Tasso Street Palo Alto, CA 94301 Attn: Jeff Himawan Tel: (650) 543-1555 Fax: (650) 543-1504
Technology Partners Fund VI, L.P.	173,924	0	173,924
100 Shoreline Highway Suite 282, Building B Mill Valley, CA 94941 Attn: Sheila Mutter Tel: (415) 332-9999 Fax: (415) 332-9998
Technology Partners Affiliates VII, L.P.	51,806	0	51,806
100 Shoreline Highway Suite 282, Building B Mill Valley, CA 94941 Attn: Sheila Mutter Tel: (415) 332-9999 Fax: (415) 332-9998
Technology Partners Fund VII, L.P.	884,132	0	884,132
100 Shoreline Highway Suite 282, Building B Mill Valley, CA 94941 Attn: Sheila Mutter Tel: (415) 332-9999 Fax: (415) 332-9998
ProQuest Investments II, L.P.	989,649	0	989,649
90 Nassau Street, 5th Floor Princeton, NJ 08542 Attn: Pasquale DeAngelis Tel: (609) 919-3567 Fax: (609) 375-1047
ProQuest Investments II Advisors Fund, L.P.	23,815	0	23,815
90 Nassau Street, 5th Floor Princeton, NJ 08542 Attn: Pasquale DeAngelis Tel: (609) 919-3567 Fax: (609) 375-1047

	Shares	Warrants	Total

Gruber and McBaine Capital Management signing on behalf of the following accounts:
50 Osgood Place, Penthouse San Francisco, CA 94133 Attn: Christine Arroyo Tel: (415) 981-0655 Fax: (415) 981-6434
Lagunitas Partners LP	783,081	70,000	853,081
Donaghy Sales Inc.	65,700	0	65,700
Gruber & McBaine International	120,000	24,500	144,500
Karl Matthies Trust udt 7/25/05	12,000	0	12,000
Lockheed Martin Master Retirement Trust	545,000	0	545,000
Stanley C. Erck	25,000	0	25,000
c/o Iomai Corporation 20 Firstfield Road Gaithersburg, MD 20878 Tel: (301) 556-4500 Fax: (301) 556-4501
Gregory M. Glenn	71,885	0	71,885
c/o Iomai Corporation 20 Firstfield Road Gaithersburg, MD 20878 Tel: (301) 556-4500 Fax: (301) 556-4501
Russell P. Wilson	11,000	0	11,000
c/o Iomai Corporation 20 Firstfield Road Gaithersburg, MD 20878 Tel: (301) 556-4500 Fax: (301) 556-4501

Total	12,981,475	645,035	13,626,510

Annex C

Share Exchange Agreement
dated as of May 12, 2008
among
Intercell AG
and
The Stockholders Listed on Schedule I Hereto

C-i

C-ii

Share Exchange Agreement, dated as of May 12, 2008 (this “Agreement”), among Intercell AG, a joint stock corporation incorporated under the laws of the Republic of Austria (“Parent”), and each of the stockholders listed on Schedule I to this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

Introduction

Parent, Zebra Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Iomai Corporation, a Delaware corporation (the “Company”), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company, and the Company will be the surviving entity (the “Merger”).

As of the date hereof, each Stockholder is the record and beneficial owner of the number of shares (the “Shares”) of common stock, par value $.01 per share, of the Company (the “Company Common Stock”), set forth opposite such Stockholder’s name on Schedule I to this Agreement (such Shares, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or any other convertible or exchangeable securities or similar instruments), being collectively referred to herein as such Stockholder’s “Subject Shares”).

As a condition to its willingness to enter into the Merger Agreement, Parent has required that (i) each Stockholder agree, and each Stockholder is willing to agree, to exchange such Stockholder’s Subject Shares for either (A) shares of common stock with no par value (Stückaktien) and each share representing a pro rata amount of €1 of the aggregate nominal value of the common stock of Parent (the “Parent Common Stock”) immediately prior to the Effective Time of the Merger or (B) cash immediately following the Effective Time of the Merger, in each case pursuant to the terms and subject to the conditions of this Agreement (the “Share Exchange”), and (ii) each Stockholder that is party to the Voting Agreement, dated as of the date hereof (the “Voting Agreement”), among Parent and such Stockholders, agrees, and each such Stockholder is willing to agree, to vote such Stockholder’s Subject Shares in favor of the Merger Agreement, the Merger and the other Transactions.

In furtherance of the Share Exchange, Parent intends to increase its share capital (the “Capital Increase”), by issuing the Exchange Shares to the Stockholders under exclusion of the statutory subscription rights of the shareholders of Parent.

In consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE 1
DEFINED TERMS

SECTION 1.1. Defined Terms. Capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement.

ARTICLE 2
SHARE EXCHANGE

SECTION 2.1. Share Exchange. Upon the terms and subject to the conditions of this Agreement, each Stockholder shall, pursuant to a Contribution-in-Kind Agreement, substantially in the form attached hereto as Exhibit A (the “Contribution-in-Kind Agreement”), exchange, assign, transfer and deliver all of such Stockholder’s Subject Shares to Parent, or to any direct or indirect Subsidiary of Parent designated by Parent, at the Share Exchange Closing; and, in exchange therefor, except as otherwise provided in Section 5.6, Parent shall issue, exchange, sell and deliver to each Stockholder a number of shares (rounded to the nearest whole share) of Parent Common Stock (the “Exchange Shares”) equal to the product of (a) the number of such Stockholder’s Subject Shares and (b) the Exchange Ratio. As used in this Agreement, “Exchange Ratio” means $6.60 U.S. Dollars divided by the Fair Market Value. As used in this Agreement, “Fair Market Value” means the closing sale price for the Parent Common Stock on the Vienna Stock Exchange on the Share Exchange Closing Date, with such amount being converted to U.S. Dollars using the conversion rate from Euros to U.S. Dollars published in The Wall Street Journal on the Share Exchange Closing Date.

SECTION 2.2. Share Exchange Closing.

(a) The closing of the Share Exchange (the “Share Exchange Closing”) shall take place at 10:00 a.m. (East Coast time) on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 6 (other than any such conditions which by their nature cannot be satisfied until the Share Exchange Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Share Exchange Closing Date), at the offices of Covington & Burling LLP, 1201 Pennsylvania Avenue, N.W., Washington, DC 20004, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Share Exchange Closing occurs, the “Share Exchange Closing Date”).

(b) At the Share Exchange Closing, each Stockholder shall deliver to Parent certificates representing such Stockholder’s Subject Shares, together with stock powers, substantially in the form attached hereto as Exhibit B, endorsed in blank and signed by each such Stockholder, and promptly shall take all other actions reasonably necessary to facilitate the recordation of Parent as the owner of such Subject Shares in the books and records of the Company. Pursuant to Section 5.5, and except as otherwise provided in Section 5.6, as soon as reasonably practicable following the registration of the Capital Increase in the Commercial Register, Parent shall deliver to the Stockholders their respective number of Exchange Shares by way of book entry (electronic transfer).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder, severally and not jointly, represents and warrants to Parent as follows:

SECTION 3.1. Binding Agreement.

(a) If such Stockholder is incorporated as a corporation, then such Stockholder has the requisite corporate power and authority and full legal capacity to enter into, execute and deliver this Agreement, to perform fully its obligations hereunder and to consummate the transactions contemplated hereby. If such Stockholder is organized as a partnership, then such Stockholder has the requisite partnership power and authority and full legal capacity to enter into, execute and deliver this Agreement, to perform fully its obligations hereunder and to consummate the transactions contemplated hereby. If such Stockholder is organized as a limited liability company, then such Stockholder has the requisite limited liability company power and authority and full legal capacity to enter into, execute and deliver this Agreement, to perform fully its obligations hereunder and to consummate the transactions contemplated hereby. If such Stockholder is an individual, then such Stockholder has the power and authority and full legal capacity to, and is competent to, enter into, execute and deliver this Agreement, to perform fully his or her obligations hereunder and to consummate the transactions contemplated hereby.

(b) The execution and delivery of this Agreement by such Stockholder, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized and approved by such Stockholder. No other proceedings on the part of such Stockholder are necessary to authorize the execution and delivery of this Agreement and the performance by such Stockholder of its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

SECTION 3.2. No Conflict. Neither the execution and delivery of this Agreement by such Stockholder, nor the performance by such Stockholder of its obligations hereunder will (a) require any consent, approval, authorization or permit of, registration, declaration or filing (except for such filings identified in Section 3.3(d) of the Merger Agreement or as would not prevent, delay or otherwise impair such Stockholder’s ability to perform its obligations hereunder) with, or notification to, any Governmental Authority, (b) if such Stockholder is an entity, result in a violation of, or default under, or conflict with any provision of its certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or similar organizational documents, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, trust, agreement, instrument, commitment, arrangement or understanding applicable to such Stockholder or such Stockholder’s Subject Shares, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to any of such Stockholder’s Subject Shares, (d) require any consent, authorization or approval of any Person other than a Governmental Authority, except, in the case of clause (d), as would not prevent, delay or otherwise impair such Stockholder’s ability to perform its obligations hereunder, or (e) violate or conflict with any order, writ, injunction, decree, rule, regulation or Law applicable to such Stockholder or such Stockholder’s Subject Shares. If such Stockholder is a married individual and such Stockholder’s Subject Shares constitute community property or otherwise need spousal approval in order for this Agreement to be a legal, valid and binding obligation of such Stockholder, this Agreement has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding obligation of, such Stockholder’s spouse, enforceable against such spouse in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

SECTION 3.3. Ownership of Shares. Such Stockholder is the record and beneficial owner of the Shares set forth opposite such Stockholder’s name on Schedule I attached hereto free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Shares), except for any such encumbrances arising hereunder or under the Voting Agreement. Such Shares represent all of the shares of capital stock of the Company beneficially owned by such Stockholder. There are no outstanding options, shares of Company Common Stock subject to vesting or other rights to acquire from such Stockholder, or obligations of such Stockholder to sell or to dispose of, any shares of Company Common Stock.

SECTION 3.4. Broker Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission based upon arrangements made by or, with the knowledge of such Stockholder, on behalf of such Stockholder in connection with its entering into this Agreement.

SECTION 3.5. Purchase for Own Account. Such Stockholder is acquiring the Exchange Shares for its own account and not with a view to, or for offer or sale in connection with, any distribution or sale thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder (the “Securities Act”), and such Stockholder has no present or contemplated agreement, understanding, arrangement, obligation or commitment providing for the disposition of the Exchange Shares, other than in compliance with the Securities Act.

SECTION 3.6. Ability to Protect his, her or its Own Interests and Bear Economic Risk. Such Stockholder, by reason of his, her or its business and financial experience, has the capacity to protect such Stockholder’s own interests in connection with the transactions contemplated by this Agreement. Such Stockholder is able to bear the economic risk of an investment in the Exchange Shares and is able to sustain a loss of all of such Stockholder’s investment in the Exchange Shares without economic hardship if such a loss should occur.

SECTION 3.7. Receipt of Information. Such Stockholder has received all the information he, she or it considers necessary or appropriate for deciding whether to acquire the Exchange Shares. Such Stockholder further represents that he, she or it has had an opportunity to ask questions and receive answers from Parent regarding the terms and conditions of the Exchange Shares and the business and financial condition of Parent and to obtain additional information necessary to verify the accuracy of any information furnished to such Stockholder or to which such Stockholder had access. The foregoing, however, does not limit or modify the representations and warranties of Parent in this Agreement or the right of such Stockholder to rely upon such representations and warranties. Such Stockholder has not received, nor is such Stockholder relying on, any representations from Parent other than as provided in this Agreement.

SECTION 3.8. Private Placement. Such Stockholder understands that (a) the Exchange Shares have not been registered under the Securities Act or any other applicable U.S. federal or state securities laws by reason of their issuance by Parent in a transaction exempt from the registration requirements thereof (and that Parent’s reliance on such exemption is predicated on such Stockholder’s representations and warranties set forth in this Article 3) and (b) the Exchange Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder. Such Stockholder represents that he, she or it is an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act).

SECTION 3.9. Legend. Such Stockholder hereby acknowledges and agrees that each certificate representing an Exchange Share will bear a legend to the following effect unless Parent determines otherwise in compliance with applicable Law:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER U.S. JURISDICTION. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NEITHER THIS SHARE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF, OTHER THAN ON THE VIENNA STOCK EXCHANGE, IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Stockholders as follows:

SECTION 4.1. Organization. Parent is a duly organized and validly existing stock corporation under the laws of the Republic of Austria and has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.2. Capitalization. The capitalization of Parent is as described in Parent’s most recent periodic report filed with any applicable regulatory authority as of the date of such report. Except with respect to statutory rights under Austrian law that will be excluded by resolution of the management board and the supervisory board of Parent in accordance with the authorization granted by the stockholders meeting dated 15 June 2007 in order to permit the consummation of the transactions contemplated by this Agreement, the issue and sale of the Exchange Shares will not obligate the Company to issue any other equity securities to any third party (other than the Stockholders) and will not result in a right of any holder of Parent’s securities to adjust the exercise, conversion, exchange or reset price under such securities.

SECTION 4.3. Regulatory Reports. Parent has filed all material reports required to be filed by it under applicable Austrian law or with respect to any agency or self regulatory authority or exchange rules to which Parent is subject for the two years preceding the date hereof (or such shorter period as Parent was required by law to file such material) (the foregoing materials, including the exhibits and amendments thereto, being collectively referred to herein as the “Regulatory Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such Regulatory Reports prior to the expiration of any such extension. As of their respective dates, the Regulatory Reports complied in all material respects with the requirements of all applicable laws, rules and regulations and provided a true and fair view of Parent’s assets and liabilities, financial condition and results of operation and described the material risks and material contingent liabilities to which Parent was exposed. Parent has published all ad hoc information required to be published by it under applicable Austrian law and such information was correct in all material respects and not, in light of the circumstances existing at the time, misleading when published. The financial statements of Parent as of December 31, 2007 included in the Regulatory Reports, if any, comply in all material respects with applicable accounting requirements and applicable laws, rules and regulations with respect thereto as in effect as of December 31, 2007.

SECTION 4.4. Governmental Authority. Except for regular audits by tax authorities, to the knowledge of Parent, there has not been and there is not pending or contemplated, any investigation by any governmental agency, exchange or self-regulatory authority involving Parent or, to the knowledge of Parent, any current or former director or officer of Parent. No governmental agency, exchange, court or self-regulatory authority has issued any stop order or other order suspending the effectiveness of any approval necessary for the Stockholders to enter into transactions with respect to the Exchange Shares from and after the date hereof.

SECTION 4.5. Authorization; No Conflict

(a) Parent has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Merger Agreement and the Voting Agreement by Parent and Merger Sub (to the extent a party), the performance by Parent and Merger Sub of their respective obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by the Management Board and Supervisory Board of Parent and the Board of Directors of Merger Sub. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement, the Merger Agreement and the Voting Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the Transactions, except for the approval of the Merger by Parent as the owner of all the outstanding capital stock of Merger Sub. Each of this Agreement, the Merger Agreement and the Voting Agreement has been duly and validly executed and delivered by Parent and Merger Sub (to the extent a party) and, assuming the due authorization, execution and delivery by the Stockholders (to the extent a party), the Company (to the extent a party) and the other parties thereto, constitute legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except in each case as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) Neither the execution and delivery of this Agreement, the Merger Agreement and the Voting Agreement by Parent or Merger Sub (to the extent a party), nor the consummation by Parent or Merger Sub of the Transactions nor compliance by Parent or Merger Sub with any of the provisions herein or therein will (i) result in a violation or breach of or conflict with the certificate of incorporation or by-laws of Merger Sub or any of the organizational documents of Parent or (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, violate any Judgment or Law applicable to Parent or Merger Sub or any of their respective properties or assets other than any such event described in this clause (ii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent or Merger Sub in connection with Parent’s or Merger Sub’s (to the extent a party) execution, delivery and performance of this Agreement, the Merger Agreement and the Voting Agreement, or the consummation by Parent or Merger Sub of the Transactions, except for those identified in Section 4.3(c) of the Merger Agreement and the registration of the Capital Increase in the Vienna Commercial Register (Firmenbuch) (the “Commercial Register”).

SECTION 4.6. Broker Fees. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, no agent, broker, Person or firm acting on behalf of Parent or Merger Sub or under Parent’s or Merger Sub’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

SECTION 4.7. Valid Issuance. The Exchange Shares have been duly authorized by all necessary corporate action on behalf of Parent. When registered in the Commercial Register and issued and sold against receipt of the consideration therefor, the Exchange Shares will be duly authorized and validly issued, fully paid and nonassessable, and free of preemptive rights, other than statutory rights under Austrian law that will be excluded by resolution of the management board and the supervisory board of Parent in accordance with the authorization granted by the stockholders meeting dated 15 June 2007 in order to permit the consummation of the transactions contemplated by this Agreement.

SECTION 4.8. Purchase for Own Account. Parent is acquiring the Subject Shares for its own account and not with a view to, or for offer or sale in connection with, any distribution or sale thereof in violation of the Securities Act, and Parent has no present or contemplated agreement, understanding, arrangement, obligation or commitment providing for the disposition of the Subject Shares.

SECTION 4.9. Ability to Protect its Own Interests and Bear Economic Risk. Parent, by reason of its business and financial experience, has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement. Parent is able to bear the economic risk of an investment in the Subject Shares and is able to sustain a loss of all of its investment in the Subject Shares without economic hardship if such a loss should occur.

SECTION 4.10. Private Placement. Parent understands that (a) certain of the Subject Shares have not been registered under the Securities Act or any other applicable securities laws by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and (b) that such unregistered Subject Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder.

SECTION 4.11. Legend. Parent hereby acknowledges and agrees that each certificate representing an unregistered Subject Share will bear a legend to the following effect unless the Company determines otherwise in compliance with applicable Law:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NEITHER THIS SHARE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

SECTION 4.12. Disclosure. Parent confirms that neither it nor any officers, directors or Affiliates, has provided any of the Stockholders or their agents or counsel with any information that constitutes material, nonpublic information (other than the existence and terms of the Share Exchange and the issuance of Exchange Shares as contemplated by this Agreement and the other Transactions). Parent understands and confirms that each of the Stockholders will rely on the foregoing representations in effecting transactions in securities of Parent. To the knowledge of Parent, except for the Transactions, no material event or circumstance has occurred or information exists with respect to Parent or any of its Subsidiaries or its or their business, properties, operations or financial condition, which, under applicable law, rule or regulation, required public disclosure or announcement by Parent prior to the date hereof but which has not been so publicly announced or disclosed. Parent acknowledges and agrees that no Stockholder makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those set forth in this Agreement and the Voting Agreement.

SECTION 4.13. Foreign Corrupt Practices Act; Etc. Neither Parent, nor to the knowledge of Parent, any Affiliate or agent or other person acting on behalf of Parent or any Affiliate, has (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by Parent (or made by any person acting on its behalf of which Parent is aware) which is in violation of applicable law, or (d) violated in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE 5
ADDITIONAL AGREEMENTS

SECTION 5.1. Transfer and Other Restrictions.

(a) Until this Agreement is terminated in accordance with its terms, except pursuant to the Share Exchange contemplated hereby or as otherwise permitted by Section 5.1(b), each Stockholder agrees (severally with respect to itself and not jointly) not to sell, transfer, pledge, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, such Stockholder’s Subject Shares or any interest contained therein.

(b) At any time prior to the Share Exchange Closing Date, the Stockholders may, by written notice to Parent, Transfer such Stockholder’s Subject Shares to an Affiliate or other Person solely for purpose of facilitating the Share Exchange and the other transactions contemplated by this Agreement; provided, however, that any such Transfer shall not impede or delay the consummation of the Share Exchange or the other transactions contemplated by this Agreement or otherwise impede any rights of Parent under this Agreement. Any transferee pursuant to such a Transfer shall agree to be bound by all of the provisions and obligations of this Agreement applicable to the transferring Stockholder, including, without limitation, the Share Exchange. No such Transfer shall limit or affect such transferring Stockholder’s obligations hereunder.

SECTION 5.2. No Solicitation. Until this Agreement is terminated in accordance with its terms, no Stockholder shall, nor shall such Stockholder permit any investment banker, attorney or other advisor or representative of the Stockholder to, directly or indirectly through another Person, solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that any action which is permitted by the Merger Agreement to be taken by a Stockholder (or a designee of such Stockholder) in his or her capacity as a director or officer shall not be prohibited by the foregoing.

SECTION 5.3. Further Assurances. Subject to the terms and conditions provided herein, each party hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Share Exchange, including (a) obtaining all permits, consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties hereto of the Share Exchange, (b) the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority, (c) the obtaining of all necessary consents from third parties, and (d) the execution and delivery of any additional instruments necessary to consummate the Share Exchange to fully carry out the purposes of this Agreement.

SECTION 5.4. Commercial Register. As soon as practicable following the date of this Agreement, and in any event, within two Business Days of this Agreement, Parent shall apply to the Commercial Register for the appointment of an independent auditor (Sacheinlageprüfer) (the “Independent Auditor”) to issue a report addressing the adequacy of the in-kind contribution of the Subject Shares to be provided to Parent in exchange for the Exchange Shares pursuant to the Contribution-in-Kind Agreement. At the Share Exchange Closing, Parent and each Stockholder shall execute a Contribution-in-Kind Agreement and a Subscription Certificate, substantially in the form attached hereto as Exhibit C. Parent shall use its reasonable best efforts to file an application for the registration of the Capital Increase with the Commercial Register prior to the opening of the Vienna Stock Exchange for trading on the Business Day immediately following the Share Exchange Closing Date, and in any event no later than the second Business Day following the Share Exchange Closing Date. Parent shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the Commercial Register in doing, all things necessary, proper or advisable to (a) discuss and seek pre-clearance with the Commercial Register of the filing of the registration of the

Capital Increase in an attempt to expedite the review and approval process with respect thereto and (b) consummate and make effective in the most expeditious manner practicable, the registration of the Capital Increase in the Commercial Register.

SECTION 5.5. Exchange Shares. The Exchange Shares will be represented by one or more global certificates (Zwischensammelurkunde), which will be issued by Parent on the day of registration of the Capital Increase in the Commercial Register. The Exchange Shares will be deposited with Oesterreichische Kontrollbank Aktiengesellschaft (“OEKB”) and an application for admission of trading in the Prime Market Segment of the Vienna Stock Exchange will be filed on the same day by Parent. Following the registration in the Commercial Register and the admission of the Exchange Shares for trading on the Vienna Stock Exchange, Parent shall as soon as reasonably practicable, and in any event within three Business Days, deliver the respective number of Exchange Shares to each Stockholder by way of book entry (electronic transfer) to the security account designated by such Stockholder no later than the date the Exchange Shares are admitted for trading on the Vienna Stock Exchange.

SECTION 5.6. Alternate Consideration.

(a) If (i) the report of the Independent Auditor fails to conclude that the value of the Subject Shares is at least as high as the value of the Exchange Shares, or (ii) the Commercial Register shall not have accepted the registration of the Capital Increase within 15 days following the Share Exchange Closing Date, then the right of the Stockholders to receive the Exchange Shares shall automatically terminate and Parent shall instead be obligated, in full satisfaction of Parent’s obligations under this Agreement, to deliver to each Stockholder cash equal to the product of (x) the number of such Stockholder’s Subject Shares and (y) $6.60 U.S. Dollars (the “Alternate Consideration”).

(b) Parent shall pay or cause to be paid the Alternate Consideration to each Stockholder by wire transfer to an account previously designated by such Stockholder within five business days following the Effective Time of the Merger.

SECTION 5.7. Payment of Taxes. Parent shall bear or pay, in respect of the Exchange Shares, any stamp or other duties or similar taxes in connection with the issue, transfer and delivery of the Exchange Shares to Stockholders in accordance with this Agreement, and the execution, delivery and performance of this Agreement.

SECTION 5.8. Public Statements. Each Stockholder agrees (severally with respect to itself and not jointly) that no public release or announcement concerning the Transactions shall be issued by such Stockholder without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be (a) required by Law or the rules or regulations of any applicable Governmental Authority to which such Stockholder is subject or submits, wherever situated, or (b) permitted by Section 6.8(d) of the Merger Agreement to be made by such Stockholder (or a designee of such Stockholder) in such person’s capacity as a director or officer of the Company, in which case the Stockholder required to make the release or announcement shall use its reasonable best efforts to allow Parent reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing Stockholder.

SECTION 5.9. Covenants with Stockholders; Merger Consideration. Parent agrees that it will not (a) enter into any material agreement, commitment or understanding with any Stockholder with respect to any matter related to this Agreement, the Voting Agreement, the Contribution-in-Kind Agreement or otherwise with respect to the Merger unless Parent shall have provided each other Stockholder with all of the rights and benefits provided pursuant to such agreement, commitment or understanding, and (b) amend, modify or waive any part of the Merger Agreement to alter the Merger Consideration in any manner adverse to any Stockholder, without the prior written consent (which consent shall not be unreasonably withheld or delayed) of such Stockholder prior to or simultaneously with such amendment, modification or waiver; provided, however, that for the avoidance of doubt, the parties hereto acknowledge and agree that the Stockholders shall have no consent right with respect to any increase to the Merger Consideration.

SECTION 5.10. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) the Stockholder makes no agreement or understanding herein in any capacity other than in the Stockholder’s capacity as a record holder and beneficial owner of its Subject Shares, and (b) nothing herein will be construed to limit or affect any action or inaction by the Stockholder (or a designee of such Stockholder) in such person’s capacity as an officer or director of the Company in connection with this Agreement, the Merger Agreement or otherwise, and such actions shall not be deemed to be a breach of this Agreement.

ARTICLE 6
CONDITIONS

SECTION 6.1. Conditions to Each Party’s Obligation to Effect the Share Exchange. The respective obligations of each party to effect the Share Exchange are subject to the satisfaction, by the party responsible for fulfilling the obligation, or, to the extent permitted by applicable Law, waiver, by the party entitled to the benefit thereof, on or prior to the Share Exchange Closing Date of each of the conditions set forth in Article 7 of the Merger Agreement; provided, however, that for purposes of this Section 6.1, (a) the phrase “Closing Date” in Article 7 of the Merger Agreement shall be replaced by the phrase “Share Exchange Closing Date”, (b) the certificates required to be delivered pursuant to Sections 7.2(c) and 7.3(c) of the Merger Agreement shall not be required to be delivered on the Share Exchange Closing Date, and (c) the condition in Section 7.1(e) of the Merger Agreement relating to the transactions contemplated by this Agreement shall be disregarded.

SECTION 6.2. Conditions to Obligations of Parent. The obligations of Parent to effect the Share Exchange are further subject to the satisfaction, or to the extent permitted by applicable Law, the waiver on or prior to the Share Exchange Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of each Stockholder shall be true and correct (other than de minimus inaccuracies) as of the date hereof and as of the Share Exchange Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of the Stockholders. Each Stockholder shall have performed in all material respects all of the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Share Exchange Closing Date.

(c) Certificates. Parent shall have received certificates from each Stockholder certifying that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

SECTION 6.3. Conditions to Obligation of the Stockholders. The obligation of each Stockholder to effect the Share Exchange is further subject to the satisfaction, or to the extent permitted by applicable Law, the waiver on or prior to the Share Exchange Closing Date of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent contained in Sections 4.1, 4.2 and 4.5 through 4.11 shall be true and correct (other than de minimus inaccuracies) as of the date hereof and as of the Share Exchange Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) all other representations and warranties of Parent contained in Article 4 shall be true and correct in all material respects as of the date hereof and as of the Share Exchange Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except that any such representation or warranty shall be true and correct in all respects where such representation or warranty is qualified with respect to materiality.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all of the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Share Exchange Closing Date.

(c) Certificates. Each Stockholder shall have received certificates executed on behalf of Parent by the chief executive officer or chief financial officer of Parent, certifying that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1. Termination. This Agreement shall terminate and cease to have any force or effect on the earliest of (a) September 30, 2008, (b) the earlier of (i) the delivery of the Exchange Shares to each Stockholder pursuant to Section 5.5 and (ii) the payment of the Alternate Consideration to each Stockholder pursuant to Section 5.6, (c) the termination of the Merger Agreement in accordance with its terms and (d) the written agreement of the parties hereto to terminate this Agreement; provided, however, that (A) this Article 7 and Article 8 shall survive any termination of this Agreement and (B) termination of this Agreement shall not relieve any party from liability for any breach of its obligations hereunder committed prior to such termination.

SECTION 7.2. Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto; provided, however, that with respect to the obligations of any individual Stockholder under this Agreement, this Agreement may be amended with the approval of such Stockholder and Parent subject to the prior written consent of the other Stockholders, which consent shall not be unreasonably withheld or delayed.

SECTION 7.3. Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Share Exchange Closing by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE 8
GENERAL PROVISIONS

SECTION 8.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier, or by facsimile (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a) if to Parent:

Intercell AG
Campus Vienna Biocenter 6
1030 Vienna
Austria
Attention: General Counsel
Fax: + 43 1 20620 165

with a copy to:

Covington & Burling LLP
1201 Pennsylvania Avenue, N.W.
Washington, DC 20004
Attention: Catherine J. Dargan
Fax: (202) 778-5567

with a copy to:

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention: Stephen A. Infante
Fax: (646) 441-9039

(b) if to a Stockholder, to the appropriate address set forth on Schedule I hereto.

Notice so given shall (in the case of notice so given by mail) be deemed to be given when received and (in the case of notice so given by cable, telegram, facsimile, telex or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

SECTION 8.2. Representations, Warranties and Covenants. The representations and warranties of each Stockholder set forth in Article 3 of this Agreement and the representations and warranties of Parent set forth in Article 4 of this Agreement shall survive until the first anniversary of the Share Exchange Closing Date. All covenants of the parties contained in this Agreement that contemplate action following the Share Exchange Closing shall survive the Share Exchange Closing; all other covenants shall terminate at the Share Exchange Closing.

SECTION 8.3. Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Share Exchange or any of the other Transactions are consummated; provided, however, that any cost or expense in Sections 2.2, 5.3 and 5.7 that arise solely as a result of Parent’s status as a non-U.S. entity shall be borne solely by Parent.

SECTION 8.4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 8.5. Specific Enforcement; Jurisdiction. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that the non-breaching party shall be entitled to specific performance of the terms hereof in addition to any other remedy which may be available at law or in equity. It is accordingly agreed that the non-breaching party will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware, the foregoing being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a state or federal court located in the State of Delaware or the Court of Chancery of the State of Delaware.

SECTION 8.6. Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each party and such party’s heirs, beneficiaries, executors, successors, representatives and permitted assigns.

SECTION 8.7. Company Consent Right. Parent and the Stockholders shall not amend or modify this Agreement (a) to increase or decrease, or change the form of, the consideration to be paid to the Stockholders pursuant to this Agreement, or (b) in a manner that would reasonably be expected to materially delay or prevent the consummation of the Share Exchange or the other Transactions, in each case, without the prior written consent of the Company. The Company is a third party beneficiary of this Section 8.7.

SECTION 8.8. Several Obligations. Notwithstanding anything to the contrary in this Agreement, the obligations of the Stockholders under this Agreement are several and not joint. In no event shall any Stockholder have any liability or obligation with respect to the acts or omissions of any other Stockholder.

SECTION 8.9. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 8.10. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

SECTION 8.11. Entire Agreement; Conflicts. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. In case of any conflict, discrepancy, inconsistency or ambiguity of any provision of this Agreement with any provision of the Contribution-in-Kind Agreement, then the provision contained in this Agreement shall prevail and take precedence.

Section 8.12.  Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed, individually or by its respective officer thereunto duly authorized, as of the date first written above.

Intercell AG

By:	/s/ Gerd Zettlmeissl
Name:     Gerd Zettlmeissl

Title:	Chief Executive Officer

By:	/s/ Werner Lanthaler
Name:     Werner Lanthaler

Title:	Chief Financial Officer

Stockholders:

New Enterprise Associates 10, Limited Partnership

By:	/s/ Eugene A. Trainor III
A general partner of NEA Partners 10, L.P., the general partner of New Enterprise Associates 10,
Limited Partnership

NEA Ventures 2002, Limited Partnership

By:	/s/ Louis A. Citron
Vice President

Essex Woodlands Health Ventures V, L.P.

By:	Essex Woodlands Health Ventures V, L.L.C.

By:	/s/ Jeff Himawan
Its Duly Authorized Representative

Gruber and McBaine Capital Management

By:	/s/ J. Patterson McBaine
On behalf of the accounts listed below:
Lagunitas Partners LP
Donagby Sales Inc.
Gruber & McBaine International
Karl Matthies Trust udt 7/25/05
Amanda McBaine
J Patterson McBaine
J Patterson and Susie McBaine Foundation
J. Patterson & Susan S. McBaine
Susan S. McBaine
J. Patterson McBaine TTEE of Turner H. McBaine

Gruber and McBaine Capital Management

By:	/s/ Jon D. Gruber
On behalf of the accounts listed below:
Aaronel D. Gruber
Gruber Partnership
Gruber Family Foundation
I & A Gruber Charitable
Gruber Partnership 2
Irving & Aaronel Gruber
Irving B. Gruber
Jamie deRoy
Jon D. Gruber
Jon D & Linda W Gruber Trust
Lindsay Gruber Dunham
Jon D Gruber TTEE fbo Jonathan W Gruber Trust
Linda W Gruber
Terry Deroy Gruber
Terry D. Gruber Trust

SCHEDULE I

Stockholders Participating in Share Exchange Agreement

	Shares	Warrants	Total

New Enterprise Associates 10, Limited Partnership	6,417,187	550,535	6,967,722
1119 St. Paul Street Baltimore, MD 21202 Attn: M. James Barrett and Louis Citron Tel: (410) 244-0115 Fax: (410) 752-7721
NEA Ventures 2002, Limited Partnership	4,610	0	4,610
1119 St. Paul Street Baltimore, MD 21202 Attn: M. James Barrett and Louis Citron Tel: (410) 244-0115 Fax: (410) 752-7721
Essex Woodlands Health Ventures V, L.L.C.	2,802,686	0	2,802,686
435 Tasso Street Palo Alto, CA 94301 Attn: Jeff Himawan Tel: (650) 543-1555 Fax: (650) 543-1504
Gruber and McBaine Capital Management signing on behalf of the following accounts:
50 Osgood Place, Penthouse San Francisco, CA 94133 Attn: Christine Arroyo Tel: (415) 981-0655 Fax: (415) 981-6434
Lagunitas Partners LP	783,081	70,000	853,081
Donaghy Sales Inc.	65,700	0	65,700
Gruber & McBaine International	120,000	24,500	144,500
Karl Matthies Trust udt 7/25/05	12,000	0	12,000
Aaronel D. Gruber	500	0	500
Gruber Partnership	2,000	0	2,000
Gruber Family Foundation	31,250	0	31,250
I & A Gruber Charitable	500	0	500
Gruber Partnership 2	2,000	0	2,000
Irving & Aaronel Gruber	500	0	500
Irving B. Gruber	1,000	0	1,000
Jamie deRoy	500	0	500
Jon D. Gruber	14,000	0	14,000
Jon D & Linda W Gruber Trust	47,709	10,500	58,209
Lindsay Gruber Dunham	500	1,750	2,250
Jon D Gruber TTEE fbo Jonathan W Gruber Trust	5,750	1,750	7,500
Linda W Gruber	3,150	0	3,150
Terry Deroy Gruber	500	0	500
Terry D. Gruber Trust	500	0	500
Amanda McBaine	1,000	0	1,000
J Patterson McBaine	132,650	14,000	146,650
J Patterson and Susie McBaine Foundation	7,620	0	7,620
J. Patterson &
Susan S. McBaine Susan S. McBaine	11,000 1,000	0 0	11,000 1,000
J. Patterson McBaine TTEE of
Turner H. McBaine	17,375	0	17,375

Total	10,486,268	673,035	11,159,303

EXHIBIT A

Form of Contribution-in-Kind Agreement

(subject to the approval by the competent judge of the commercial register)

CONTRIBUTION IN KIND
	SACHEINLAGEVERTRAG		AGREEMENT

	vom [ • ]		dated as of [ • ]

	abgeschlossen zwischen		by and among

	INTERCELL AG		INTERCELL AG
	(FN 166438 m)		(FN 166438 m)
	Campus Vienna Biocenter 6		Campus Vienna Biocenter 6
	A-1030 Wien		A-1030 Wien
	(im Folgenden “INTERCELL” oder “übernehmende Gesellschaft”)		(hereinafter “INTERCELL” or “Acquiring Party”)

	und		and

	[ • ]		[ • ]
	[registration number]		[registration number]
	[address]		[address]
	(im Folgenden “einbringende Gesellschaft”)		(hereinafter “Contributing Party”)

	Präambel		Preamble

	INTERCELL beabsichtigt, ihr Grundkapital von derzeit € 45.521.707,00 um € [ • ] auf € [ • ] zu erhöhen. Die einbringende Gesellschaft soll unter Ausschluss des Bezugsrechtes der Aktionäre der INTERCELL zur Übernahme des Kapitalerhöhungsbetrages in der Höhe von € [ • ], zugelassen werden. Die einbringende Gesellschaft bringt in Erfüllung dieses Kapitalerhöhungsbetrages [ • ] Stückaktien an der [ • ] (im Folgenden die ,,Gesellschaft”), einer Aktiengesellschaft nach dem Recht von Delaware, mit dem Sitz in [ • ], eingetragen im [ • ] zu [ • ], ein.		INTERCELL intends to increase its share capital from € 45,521,707.00 by € [ • ] to € [ • ]. The Contributing Party shall under exclusion of the statutory subscription rights of the shareholders of INTERCELL subscribe for the new share capital in the amount of € [ • ]. The Contributing Party will fulfil the obligation by contributing [ • ] shares of Iomai Corporation (hereinafter the “Company”), a Delaware corporation, into INTERCELL.

1.	Definitionen	1.	Definitions

1.1	Einbringende Gesellschaft bedeutet [ • ].	1.1	Contributing Party shall mean [ • ].

1.2	Einbringungsgegenständliche Aktien bedeuten die in Punkt 3. dieses Vertrages definierten Aktien der Gesellschaft.	1.2	Contribution in Kind Shares shall mean the shares of the Company as defined in section 3. of this Agreement.

1.3	Gesellschaft bedeutet [ • ], eine Aktiengesellschaft nach dem Recht von Delaware, mit dem Sitz in Delaware und der Geschäftsanschrift 20 Firstfield Road, Gaithersburg, Maryland 20878.	1.3	Company shall mean Iomai Corporation, a Delaware corporation with its registered office in Delaware and its business address at 20 Firstfield Road, Gaithersburg, Maryland 20878.

1.4	INTERCELL bedeutet INTERCELL AG, eine Aktiengesellschaft nach österreichischem Recht, mit dem Sitz in Wien, und der Geschäftsanschrift Campus Vienna Biocenter 6, 1030 Wien, eingetragen im Firmenbuch des Handelsgerichtes Wien zu FN 166438 m.	1.4	INTERCELL shall mean INTERCELL AG, a stock corporation according to the laws of Austria with its corporate seat in Vienna, and its business address at Campus Vienna Biocenter 6, 1030 Vienna, registered in the commercial register of the Vienna Commercial Court under FN 166438 m.

1.5	€ bedeutet Euro, die gesetzliche Währung der Mitgliedstaaten der Europäischen Währungsunion.	1.5	€ shall mean Euro, the lawful currency of the member states of the European Monetary Union.

1.6	Übergabestichtag bedeutet der in Punkt 7.1 diese Vertrages definierte Stichtag.	1.6	Transmission Date shall mean the date as defined in section 7.1 of this Agreement.

1.7	Übernehmende Gesellschaft bedeutet INTERCELL.	1.7	Acquiring Company shall mean INTERCELL.

1.8	Vertrag bedeutet dieser Sacheinlagevertrag samt seinen Beilagen.	1.8	Agreement shall mean this contribution in kind agreement.

2.	Interpretationen	2.	Interpretations

	Überschriften		Headings

	Die Überschriften der einzelnen Bestimmungen dieses Vertrages dienen ausschlieβlich zur Erleichterung des Verweises und ändern, ergänzen, erweitern oder schränken die Bestimmungen dieses Vertrages nicht ein. Sie dienen auch nicht zur Auslegung der Bestimmungen dieses Vertrages.		The headings of all sections of this Agreement are for convenience of reference only and shall not modify, alter, expand, limit or serve for interpretation of any of the provisions of this Agreement.

3.	Vertragsgegenstand	3.	Subject Matter of the Agreement

	Die einbringende Gesellschaft hält [ • ] Stückaktien der Gesellschaft, über die [ • ] (im Folgenden “einbringungsgegenständliche Aktien”).		The Contributing Party holds [ • ] shares in the Company. The shares are [embodied in • ] hereinafter “Contribution in Kind Shares”).

4.	Firma und Sitz der beteiligten Gesellschaften	4.	Company Name and Registered Offices of the Companies Concerned

4.1	Einbringende Gesellschaft ist die [ • ] mit dem Sitz in [ • ] und der Geschäftsanschrift [ • ] eingetragen im [ • ] zu [ • ].	4.1	Contributing Party is [ • ] with its corporate seat in [ • ] and its business address at, registered in [ • ] under [ • ].

4.2	Übernehmende Gesellschaft ist die INTERCELL mit dem Sitz in Wien und der Geschäftsanschrift 1030 Wien, Campus Vienna Biocenter 6, eingetragen im Firmenbuch des Handelsgerichtes Wien zu FN 166438 m.	4.2	Acquiring Company is INTERCELL with its corporate seat in Vienna and its business address at 1030 Wien, Campus Vienna Biocenter 6, registered in the commercial register of the Vienna Commercial Court under FN 166438 m.

5.	Übertragungsvereinbarung	5.	Transfer Agreement

	Die einbringende Gesellschaft bringt ein und überträgt die einbringungsgegenständlichen Aktien, [ • ] an die INTERCELL. INTERCELL nimmt die Einbringung an und übernimmt die einbringungsgegenständlichen Aktien. [Die einbringende Gesellschaft indossiert die Aktien Nr • an INTERCELL und übergibt diesen. INTERCELL übernimmt die indossierten Aktien Nr • ].		The Contributing Party contributes and transfers the Contribution in Kind Shares that are [embodied in •] to INTERCELL. INTERCELL accepts the contribution and takes over the Contribution in Kind Shares. [The Contributing Party endorses the share certificate number • to INTERCELL and hands it over. INTERCELL takes the endorsed share certificates number • ].

6.	Gegenleistung	6.	Consideration

	Als Gegenleistung für die einbringungsgegenständlichen Aktien der Gesellschaft erhält die einbringende Gesellschaft von INTERCELL [ • ] Stück neue Aktien der INTERCELL, die aus dem genehmigten Kapital der INTERCELL gemäß Punkt 4.6 der Satzung der INTERCELL unter Ausschluss des Bezugsrechtes der Aktionäre der INTERCELL geschaffen werden. Der Ausgabebetrag einer neuen Aktie der INTERCELL beträgt € [ • ].		As consideration for the Contribution in Kind Shares of the Company the Contributing Party will acquire [ • ] new shares in INTERCELL. These new shares will be created out of the authorised capital of INTERCELL according to section 4.6 of the Articles of Association of INTERCELL under the exclusion of the statutory subscription rights of the shareholders of INTERCELL. The subscription price of one new share of INTERCELL is € [ • ].

7.	Übergabestichtag	7.	Transmission Date

7.1	Die einbringungsgegenständlichen Aktien gehen am Tag der Unterfertigung des gegenständlichen Vertrages auf die INTERCELL über.	7.1	The Contribution in Kind Shares are transferred to INTERCELL on the day of the signing of this Agreement.

7.2	Ein auf die einbringungsgegenständlichen Aktien entfallender Bilanzgewinn steht der INTERCELL ab dem [ • ] zu.	7.2	The profit with regard to the Contribution in Kind Shares belongs to INTERCELL from [ • ].

8	Gewährleistungen	8	Representations and Warranties

	Die einbringende Gesellschaft leistet im Hinblick auf die einbringungsgegenständlichen Aktien bezogen auf den Tag der Unterfertigung dieses Vertrages Gewähr dafür, dass sie zivilrechtliche und wirtschaftliche Eigentümerin der einbringungsgegenständlichen Aktien ist. Die einbringungsgegenständlichen Aktien gehen frei von Rechten Dritter, insbesondere Pfandrechten oder sonstigen Sicherungsrechten und Belastungen auf Intercell über. Mit Ausnahme der Eintragungsurkunde der Gesellschaft und der übernehmenden Gesellschaft gegenüber offen gelegte Verträge, bestehen keine Verträge oder Vereinbarungen zwischen den Aktionären der Gesellschaft in Bezug auf die einbringungsgegenständlichen Aktien.		The Contributing Party represents and warrants with regard to the Contribution in Kind Shares on the date of the signing of this Agreement that the Contributing Party is the record and beneficial owner of the Contribution in Kind Shares. The Contribution in Kind Shares are transferred to Intercell free of any third party rights including without limitation liens or other security interests and encumbrances. Except the Certificate of Incorporation of the Company and other agreements that have been disclosed to the Acquiring Party, there are no agreements or contracts between the shareholders of the Company with regard to the Contribution in Kind Shares.

9	Bevollmächtigung	9	Power of Attorney

	Die einbringende Gesellschaft ermächtigt und bevollmächtigt hiermit Herrn Dr. Christian Hoenig, Rechtsanwalt, A-1010 Wien, Schubertring 6, und die übernehmende Gesellschaft bevollmächtigt Frau Dr. Elke Napokoj, Rechtsanwalt, Donau-City-Straße 6, A-1220 Wien, gemeinsam Änderungen und Ergänzungen dieses Vertrages vorzunehmen, soweit solche Änderungen und Ergänzungen für die Durchführung der gegenständlichen Einbringung und der Kapitalerhöhung bei der INTERCELL, insbesondere im Zusammenhang mit dem Firmenbuch, erforderlich oder zweckmäßig sind.		Contributing Party hereby authorizes and grants power of attorney to Mr Christian Hoenig, attorney-at-law, A-1010 Wien, Schubertring 6, and Acquiring Party hereby authorizes and grants power of attorney to Ms Elke Napokoj, attorney-at-law, Donau-City-Straße 6, A-1220 Wien, to make together such amendments and modifications to this Agreement as may be necessary for or conducive to consummating the contribution and the capital increase of INTERCELL, in particular in connection with the commercial register.

10.	Geltendes Recht9	10.	Applicable Law 7

	Der gegenständliche Vertrag unterliegt österreichischem Recht unter Ausschluss der Verweisungsnormen des österreichischen internationalen Privatrechts.		This Agreement shall be subject to Austrian law without giving effect the provisions on conflict of laws.

11.	Beendigung	11.	Termination

	Dieser Vertrag wird unverbindlich, wenn die Durchführung der Kapitalerhöhung nicht bis zum [ • ] in das Firmenbuch eingetragen worden ist.		This Agreement will become non-binding, unless the execution of the capital increase is registered in the commercial register by the end of [ • ].

12	Kosten, Abgaben und Gebühren	12	Costs, Duties and Fees

12.1	Die mit dem Abschluss und der Durchführung des gegenständlichen Vertrages allenfalls verbundenen Gebühren und Abgaben trägt die INTERCELL.	12.1	Any fees and duties associated with the conclusion and performance hereof shall be borne by INTERCELL.

12.2	Die Kosten ihrer Berater und Vertreter haben die Vertragsparteien jeweils selbst zu übernehmen.	12.2	Each Party must assume the costs of its own consultants and representatives.

13.	Allgemeine Bestimmungen und Schlussbestimmungen	13.	Miscellaneous

13.1	Alle gemäβ dem gegenständlichen Vertrag gegenüber einer anderen Vertragspartei abzugebenden Mitteilungen, Benachrichtigungen, Berichte, Erklärungen und Bekanntmachungen sind wirksam vorgenommen, wenn sie schriftlich (auch per Telefax) an die folgenden Adressen erfolgen: INTERCELL AG	13.1	All notices, notifications, reports, declarations and announcements to be issued to another party pursuant hereto shall be validly executed when made in writing (including by fax) to the following addresses:
INTERCELL AG
T:...
			E:...
	T:....		F:...
	E:....		[ • ]
	F:....		T:...
	[ • ]		E:...
	T:....		F:...
	E:....
	F:....

13.2	Alle Änderungen und Ergänzungen des vorliegenden Vertrages einschlieβlich dieser Schriftformklausel bedürfen zu ihrer Wirksamkeit der Schriftform.	13.2	All modifications and additions hereto, including this written form clause, shall require written form for validity.

13.3	Vereinbart wird, dass im Falle von mehreren einbringenden Gesellschaften jede Gesellschaft nach diesem Vertrag einzeln und selbstständig und nicht solidarisch haftet.	13.3	It is agreed that in case of several Contributing Parties they shall be liable under this Agreement severally and not jointly.

13.4	Sollten einzelne Bestimmungen dieses Vertrages aufgrund gesetzlicher Bestimmungen nicht rechtswirksam oder ungültig werden, so wird hiedurch die Gültigkeit der übrigen Vertragsbestimmungen nicht berührt. Die Vertragsparteien verpflichten sich, anstelle der nicht rechtswirksamen oder ungültigen Bestimmungen solche zu beschlieβen, die dem wirtschaftlichen Zweck der unwirksamen oder ungültigen Bestimmungen am nächsten kommen. Dasselbe gilt, wenn bei der Durchführung dieses Vertrages eine ergänzungsbedürftige Lücke offenbart wird.	13.4	In the event individual provisions hereof are or become legally ineffective or invalid based on statutory provisions, the validity of the other provisions hereof shall not be affected thereby. The Parties hereby agree, in place of the legally ineffective or invalid provisions, to stipulate the provisions which most closely approximate the economic purpose of the ineffective or invalid provisions. The same shall apply if a gap in need of filling is revealed upon the performance hereof.

13.5	Im Fall von Widersprüchen zwischen der deutschen und der englischen Fassung dieses Vertrages gilt ausschlieβlich der deutsche Text.	13.5	In case of any discrepancies between the German and the English version of this Agreement the German version shall exclusively prevail.

,
(Place)	(Date)

INTERCELL AG

,
(Place)	(Date)
[ • ]

EXHIBIT B

Form of Stock Power

FOR VALUE RECEIVED, the undersigned,          , does hereby sell, assign and transfer unto Intercell AG all of the shares of common stock, par value $.01 per share, of Iomai Corporation, a Delaware corporation (the “Company”), registered in its name on the books of the Company represented by Certificate No.       herewith, and does hereby irrevocably constitute and appoint           as its attorney-in-fact to transfer said shares on the books of the Company with full power of substitution in the premises.

Dated:

Witnessed by:

[Stockholder]

By:
Name:
Title:

EXHIBIT C

Form of Subscription Certificate

Zeichnungsschein	Certificate of Subscription
Gemäβ Beschluss der Hauptversammlung vom 15.06.2007 und gemäβ Punkt 4.6. der Satzung ist der Vorstand der INTERCELL AG, mit dem Sitz in Wien und der Geschäftsanschrift Campus Vienna Biocenter 6, 1030 Wien, eingetragen im Firmenbuch des Handelsgerichtes Wien unter FN 166438m, ermächtigt, das Grundkapital der Gesellschaft bis 15. Juni 2012 um bis zu EUR 5.200.000,00 durch Ausgabe von bis zu 5.200.000 neue auf Inhaber lautende Stückaktien einmal oder in mehreren Tranchen auf bis zu EUR 49.881.712,00 gegen Bareinlage oder Sacheinlage unter gänzlichem oder teilweisem Ausschluss des Bezugsrechtes der Aktionäre zu erhöhen, wobei die Ausgabebedingungen, insbesondere der Ausgabekurs, der Gegenstand der Sacheinlage, der Inhalt der Aktienrechte, der Ausschluss des Bezugsrechtes sowie eine allfällige Ausgabe der Aktien durch mittelbare Bezugsrechte nach § 153 Absatz 6 Aktiengesetz vom Vorstand mit Zustimmung des Aufsichtsrates festgesetzt werden.	According to the resolution of the shareholders’ meeting as of 15 June 2007 and according to Section 4.6 of the articles of association, the management board of INTERCELL AG, with its corporate seat in Vienna and its business address at Campus Vienna Biocenter 6, 1030 Vienna, registered in the commercial register of the commercial court Vienna under FN 166438m, is authorized to increase the Company’s share capital by 15 June 2012 by up to EUR 5,200,000.00 by issuing up to 5,200,000 new shares with no-par-value registered in the name of the bearer, once or in several tranches, to up to EUR 49,881,712.00 against cash contribution or by issuing shares against in-kind contribution under the exclusion of the statutory subscription rights of the shareholders in total or in part, whereas the terms of issue, in particular the issue price, the object of the in-kind contribution, the content of the shareholders’ rights, the exclusion of the subscription right, as well as a possible issuing of the shares by way of the indirect subscription right pursuant to Section 153 Para 6 of the Austrian Stock Corporation Act are determined by the management board upon approval by the supervisory board.
Der Vorstand hat mit Beschluss vom [ • ] und mit Durchführungsbeschluss vom [ • ] in Ausnützung seiner Ermächtigung und mit Zustimmung des Aufsichtsrates den Beschluss gefasst, das Grundkapital von derzeit EUR 45.521.707,00 um EUR [ • ] auf EUR [ • ] durch Ausgabe von [ • ] neuen, auf Inhaber lautenden Stückaktien der Kategorie Stammaktien mit einem anteiligen Wert am Grundkapital von EUR 1,00 zum Ausgabebetrag von EUR [ • ] pro Aktie gegen Sacheinlage, und zwar gegen Einlage von [ • ] ..aktien an der Safarià [ • ] mit dem Sitz in [ • ] und der Geschäftsanschrift in [ • ], eingetragen [ • ] zu [ • ], zu erhöhen. Die neuen Aktien sind mit Gewinnberechtigung ab dem [ • ] ausgestattet. Das Bezugsrecht der Aktionäre wurde ausgeschlossen.	By resolution of [ • ] and by implementing resolution of [ • ], in utilization of its authorization and upon approval by the supervisory board, the management board decided to increase the share capital of EUR 45,521,707.00 by EUR [ • ] to EUR [ • ] by issuing [ • ] new shares with no-par-value registered in the name of the bearer with a pro-rata value in the share-capital of EUR 1.00 for an issue price of EUR [ • ] per share against in-kind contribution, in fact against contribution of [ • ] shares in Iomai Corporation, a Delaware corporation with its registered office in Delaware and its business address at 20 Firstfield Road, Gaithersburg, Maryland 20878. The new shares will carry dividend rights as of [ • ]. The shareholders’ subscription right has been excluded.
Der Aufsichtsrat hat am [ • ] die Beschlüsse des Vorstandes genehmigt und die entsprechende Satzungsänderung beschlossen.	On [ • ], the supervisory board has approved the resolutions of the management board and adopted the relevant amendment of the articles of association.
Die gefertigte	The undersigned
[• Firma] [• Geschäftsanschrift]	[• company name] [• business address]
erklärt hiermit, das gesamte Erhöhungskapital in der Höhe von EUR [ • ] zu übernehmen, indem sie alle [ • ] Stück neue auf Inhaber lautende Stückaktien der Stammkategorie Stammaktien zeichnet und übernimmt. Der Ausgabebetrag beträgt EUR [ • ] pro Aktie und daher insgesamt EUR [ • ]. Die Gefertigte bringt darauf [ • ] ... aktien an der [ • ], mit dem Sitz in [ • ] und der Geschäftsanschrift [ • ], eingetragen im [ • ] ein.	herewith declares that it will accept the entire amount of the increase capital in the amount of EUR [ • ], by subscribing and accepting all [ • ] new shares with no-par-value registered in the name of bearer in the form of ordinary shares. The issue price is EUR [ • ] per share and thus, totals EUR [ • ]. The undersigned contributes [ • ] shares in Iomai Corporation [ • ], a Delaware corporation with its registered office in Delaware and its business address at 20 Firstfield Road, Gaithersburg, Maryland 20878.
Der Einbringungsvertrag über die Sacheinlage, wie oben beschrieben, ist am [ • ] abgeschlossen worden. Der Gegenstand der Sacheinlage ist von INTERCELL AG bereits erworben.	The contribution agreement on the in-kind contribution as described above was entered into on [ • ]. The object of the in-kind contribution has already been acquired by INTERCELL AG.
Diese Zeichnungserklärung wird unverbindlich, wenn die Durchführung der Kapitalerhöhung nicht bis zum [ • ] in das Firmenbuch eingetragen worden ist.	This Subscription Certificate will become non-binding, unless the execution of the capital increase is registered in the commercial register by the end of [ • ].

Wien, am

[ • ]

Annex D

May 12, 2008

Board of Directors
Iomai Corporation
20 Firstfield Road
Gaithersburg, MD 20878

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Iomai Corporation (the “Company”), other than Intercell AG (“Parent”) and its affiliates and the Exchange Shareholders (as defined below), of the Merger Consideration (as defined below) to be received by such stockholders pursuant to the terms of that certain Agreement and Plan of Merger, to be dated as of May 12, 2008 (the “Agreement”), by and among Parent, Zebra Merger Sub, Inc. (“Merger Sub”) and the Company.

As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, Merger Sub will merge with and into the Company (the “Transaction”) and, pursuant to the Transaction, each share of common stock of the Company issued and outstanding immediately prior to the effective time of the Transaction (other than any shares held in the treasury of the Company or owned by Merger Sub, Parent or any wholly-owned subsidiary of Parent and the Appraisal Shares (as defined in the Agreement)) shall be converted into the right to receive $6.60 in cash (the “Merger Consideration”). We further understand that, in connection with the Transaction, certain holders of common stock of the Company will enter into a Share Exchange Agreement (the “Exchange Agreement”) with Parent pursuant to which such holders agree to exchange their shares of common stock of the Company for shares of common stock of Parent, subject to the terms and conditions of the Exchange Agreement (the “Exchange Shareholders”).

Cowen and Company, LLC (“Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We have been engaged by the Company solely to render an opinion to the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for providing this opinion. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. In the two years preceding the date of this Opinion, Cowen has served as placement agent to the Company and has received fees for the rendering of such services. Cowen and its affiliates also may in the future provide commercial and investment banking services to the Company and Parent and may receive fees for the rendering of such services.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•	A draft of the Agreement received May 12, 2008, which is the most recent draft made available to Cowen;

•	Certain publicly available financial and other information for the Company and certain other relevant financial and operating data furnished to Cowen by the Company management;

•	Certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the “Company Forecasts”) prepared by the management of the Company;

•	Reuters estimates (“Reuters Estimates”) and financial projections in Wall Street analyst reports (“Wall Street Projections”) for the Company;

•	Discussions we have had with certain members of the management of the Company concerning the historical and current business operations, financial conditions and prospects of the Company and such other matters we deemed relevant;

•	The reported price and trading history of the shares of the common stock of the Company as compared to the reported price and trading histories of certain publicly traded companies we deemed relevant;

•	Certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant;

D-1

•	Based on the Company Forecasts and Wall Street Projections, the cash flows generated by the Company on a stand-alone basis to determine the present value of the discounted cash flows; and

•	Such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company or which is publicly available or was otherwise reviewed by us. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. We have relied upon, without independent verifications, the assessment of Company management as to the existing products and services of the Company and the validity of, and risks associated with, the future products and services of the Company. In addition, we have not conducted nor have assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the Company Forecasts which we examined were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, and that such forecasts and the Wall Street Projections utilized in our analyses provide a reasonable basis for our opinion.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company or Parent, nor have we been furnished with such materials. Our opinion does not address, and we express no view with regard to, any legal matters. Our services to the Company in connection with the Transaction have been comprised solely of rendering an opinion from a financial point of view with respect to the Merger Consideration. We express no view as to any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise. Without limiting the generality of the foregoing, we do not express any view with respect to the Exchange Agreement or any of the transactions contemplated thereby. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so. Additionally, we were not engaged to be involved in any determinations of the Board of Directors or the Company’s management to pursue strategic alternatives or in the negotiation of any of the terms of the Transaction, and we have not been authorized or requested to, and did not, solicit alternative offers for the Company or its assets, nor have we investigated any other alternative transactions that may be available to the Company.

For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company. In addition, we have not been requested to opine as to, and our opinion does not in any manner address, the fairness of the amount or nature of compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the public stockholders of the Company.

This Opinion was reviewed and approved by Cowen’s Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration in the Transaction is fair, from a financial point of view, to the stockholders of the Company, other than Parent and its affiliates and the Exchange Shareholders.

Very truly yours,
/s/ Cowen and Company
COWEN AND COMPANY

D-2

Annex E

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
RIGHTS OF APPRAISAL

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b., and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceedings, the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for the good cause shown, interest from the effective date of the merger through the date of payment of the judgement shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgement. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Preliminary Copy

0 ■
IOMAI CORPORATION
FORM OF PROXY CARD
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF IOMAI CORPORATION
FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON ___ _, 2008
     The undersigned, as a stockholder of Iomai Corporation (the “Company”), hereby appoints Stanley C. Erck and Russell P. Wilson, and each of them, with full power of substitution, as proxies to vote all shares of stock of the Company which the undersigned is entitled to vote through the execution of a proxy with respect to the special meeting of stockholders of the Company (the “Special Meeting”) to be held at the offices of      , on           , 2008 at           , local time, or any adjournment or postponement thereof, and authorizes and instructs said proxies to vote in the manner directed on the reverse side.
     Both proxy agents present and acting in person or by their substitutes (or, if only one is present and acting, then that one) may exercise all of the powers conferred by this proxy. Discretionary authority is conferred by this proxy with respect to certain matters, as described in the Company’s proxy statement.
(Continued and to be signed on the reverse side.)

■	14475 ■

SPECIAL MEETING OF STOCKHOLDERS OF
IOMAI CORPORATION
         , 2008
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided.  â
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THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE FOLLOWING PROPOSALS:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

			FOR	AGAINST	ABSTAIN
	1.	To approve and adopt the Agreement and Plan of Merger, dated as of May 12, 2008, by and among Intercell AG, Zebra Merger Sub, Inc. and the Company.	☐	☐	☐

	2.	To adjourn or postpone the Special Meeting to a later time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger Agreement.	☐	☐	☐

You may revoke or change your proxy at any time prior to its use at the Special Meeting by giving the Company written direction to revoke it, by giving the Company a new proxy or by attending the Special Meeting and voting in person. Your attendance at the Special Meeting will not by itself revoke a proxy given by you. Written notice of revocation or subsequent proxy should be sent to Iomai Corporation, 20 Firstfield Road, Gaithersburg, Mar yland 20878, Attention: Russell P. Wilson, so as to be delivered at or before the taking of the vote at the Special Meeting.

FOR YOUR VOTE TO COUNT YOUR PROXY CARD MUST BE RECEIVED PRIOR TO THE SPECIAL MEETING ON  , 2008. REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER YOU PLAN TO ATTEND THE MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. IF YOU FAIL TO RETURN THE PROXY CARD OR VOTE IN PERSON AT THE SPECIAL MEETING, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

Returned proxy cards will be voted (1) as specified on the matters above; (2) in accordance with the Board of Directors’ recommendations where no specification is made; and (3) in accordance with the judgment of the proxies on any other matters that may properly come before the meeting. The shares represented by this Proxy will be voted in the manner directed and, if no instructions to the contrary are indicated, will be voted “FOR” adoption and approval of the proposals set forth above. By signing this proxy, you hereby acknowledge receipt of the Notice of the Special Meeting and the proxy statement dated      , 2008 and furnished herewith.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE TODAY. YOU MAY REVOKE THIS PROXY IN THE MANNER DESCRIBED ABOVE AT ANY TIME PRIOR TO THE TAKING OF A VOTE ON THE MATTERS DESCRIBED HEREIN.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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SPECIAL MEETING OF STOCKHOLDERS OF
IOMAI CORPORATION
         , 2008

PROXY VOTING INSTRUCTIONS

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
- or -
TELEPHONE- Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
- or -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- or -
IN PERSON - You may vote your shares in person by attending the Special Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   â
■    00030300000000000000   8

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE FOLLOWING PROPOSALS:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

			FOR	AGAINST	ABSTAIN
	1.	To approve and adopt the Agreement and Plan of Merger, dated as of May 12, 2008, by and among Intercell AG, Zebra Merger Sub, Inc. and the Company.	☐	☐	☐

	2.	To adjourn or postpone the Special Meeting to a later time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger Agreement.	☐	☐	☐

You may revoke or change your proxy at any time prior to its use at the Special Meeting by giving the Company written direction to revoke it, by giving the Company a new proxy or by attending the Special Meeting and voting in person. Your attendance at the Special Meeting will not by itself revoke a proxy given by you. Written notice of revocation or subsequent proxy should be sent to Iomai Corporation, 20 Firstfield Road, Gaithersburg, Maryland 20878, Attention: Russell P. Wilson, so as to be delivered at or before the taking of the vote at the Special Meeting.

FOR YOUR VOTE TO COUNT YOUR PROXY CARD MUST BE RECEIVED PRIOR TO THE SPECIAL MEETING ON  , 2008. REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER YOU PLAN TO ATTEND THE MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. IF YOU FAIL TO RETURN THE PROXY CARD OR VOTE IN PERSON AT THE SPECIAL MEETING, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

Returned proxy cards will be voted (1) as specified on the matters above; (2) in accordance with the Board of Directors’ recommendations where no specification is made; and (3) in accordance with the judgment of the proxies on any other matters that may properly come before the meeting. The shares represented by this Proxy will be voted in the manner directed and, if no instructions to the contrary are indicated, will be voted “FOR” adoption and approval of the proposals set forth above. By signing this proxy, you hereby acknowledge receipt of the Notice of the Special Meeting and the proxy statement dated      , 2008 and furnished herewith.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE TODAY. YOU MAY REVOKE THIS PROXY IN THE MANNER DESCRIBED ABOVE AT ANY TIME PRIOR TO THE TAKING OF A VOTE ON THE MATTERS DESCRIBED HEREIN.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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